     As filed with the Securities and Exchange Commission on August 18, 1999

                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               -------------------
                                 PXRE GROUP LTD.
             (Exact name of Registrant as specified in its charter)
                              ---------------------

          BERMUDA                               6719                   NOT APPLICABLE
(State or other jurisdiction of    (Primary Standard Industrial        (IRS Employer
incorporation or organization)      Classification Code Number)      Identification No.)


                                 CLARENDON HOUSE
                         2 CHURCH STREET, P.O. BOX HM666
                             HAMILTON HM CX, BERMUDA
                                 (441) 295-1422
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                  -------------
                                  JAMES F. DORE
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                 CLARENDON HOUSE
                         2 CHURCH STREET, P.O. BOX HM666
                             HAMILTON HM CX, BERMUDA
                                 (441) 295-1422
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    Copy to:
                            F. SEDGWICK BROWNE, ESQ.
                           MORGAN, LEWIS & BOCKIUS LLP
                                 101 PARK AVENUE
                            NEW YORK, NEW YORK 10178
                                 (212) 309-6000


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger (the "Merger") of PXRE Merger Corp. with and into PXRE Corporation.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                                                 PROPOSED MAXIMUM       AMOUNT OF
            TITLE OF EACH CLASS OF                 AMOUNT TO BE         PROPOSED MAXIMUM        AGGREGATE OFFERING    REGISTRATION
          SECURITIES TO BE REGISTERED              REGISTERED(1)     OFFERING PRICE PER UNIT(2)     PRICE(2)            FEE(3)(4)
------------------------------------------------------------------------------------------------------------------------------------
Common Shares, par value $1.00 per share.......    13,675,000             $14.59                  $199,518,250          $55,466
====================================================================================================================================

(1) Represents the maximum number of Common Shares, par value $1.00 per share, of the Registrant ("PXRE Group common shares") to be issued in connection with the Merger in exchange for shares of PXRE Corporation's common stock, par value $0.01 per share, determined on the basis of one PXRE Group common share for each share of PXRE Corporation common stock.

(2) Estimated pursuant to Rule 457(f) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the market value of the shares of PXRE Corporation to be converted in the Merger ($14.59 per share, which was the average of the high and low sales price thereof on August 12, 1999, as reported on the New York Stock Exchange).

(3) The registration fee of $55,466 was calculated pursuant to Rule 457(f) under the Securities Act, as follows: .000278 multiplied by the proposed maximum aggregate offering price.

(4) In accordance with Rule 457(b), the filing fee of $42,987 paid pursuant to Rules 14a-(6)(i)(1) and 0-11 under the Securities Exchange Act of 1934, as amended, at the time of filing of the preliminary proxy materials has been credited to offset the $55,466 registration fee that would otherwise be payable, resulting in a net fee payable of $12,479 as of the date hereof.



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

[PXRE LOGO]                      PXRE CORPORATION
                               399 Thornall Street
                                   14th Floor
                            Edison, New Jersey 08837


             REORGANIZATION PROPOSED -- YOUR VOTE IS VERY IMPORTANT

To the stockholders of PXRE Corporation:

The Board of Directors of PXRE Corporation ("PXRE Delaware") has unanimously approved the reorganization described in this proxy statement/prospectus. As a result of the reorganization, PXRE Group Ltd., a newly formed Bermuda company ("PXRE Group"), will become the parent holding company of PXRE Delaware and will carry on the holding company functions currently conducted by PXRE Delaware. The reorganization will be accomplished through the merger of PXRE Merger Corp., a Delaware corporation and a newly formed, indirect wholly-owned subsidiary of PXRE Group, with and into PXRE Delaware. Following completion of the reorganization, PXRE Group intends to capitalize a newly formed Bermuda reinsurance company, PXRE Reinsurance Ltd. ("PXRE Bermuda"), with an initial capital of at least $35 million. PXRE Bermuda will then commence underwriting and service operations in Bermuda.

PXRE Delaware stockholders will have an opportunity to consider the reorganization at a special stockholders' meeting to be held on October 5, 1999 at 10:00 a.m., local time, at the offices of PXRE Corporation, 399 Thornall Street, 14th Floor, Edison, New Jersey 08837. The reorganization cannot be completed unless PXRE Delaware stockholders approve the merger.

Your Board of Directors believes that the reorganization and related transactions will enable us to create better returns for our stockholders. The establishment of a Bermuda holding company with underwriting and service operations in that important insurance market will allow us to benefit from more favorable business, regulatory, tax and financing environments and provide us with an enhanced ability to compete.

If the reorganization is completed, holders of shares of PXRE Delaware common stock will automatically become holders of the same number of PXRE Group common shares. The PXRE Group common shares will be listed on the New York Stock Exchange under the symbol "PXT". THE EXCHANGE OF PXRE DELAWARE COMMON STOCK FOR PXRE GROUP COMMON SHARES WILL BE A TAXABLE TRANSACTION IN WHICH GAIN, IF ANY (BUT NOT LOSS), WILL BE RECOGNIZED BY EXCHANGING STOCKHOLDERS.

This proxy statement/prospectus provides you with detailed information about the proposed reorganization and constitutes the prospectus of PXRE Group with respect to the common shares into which shares of PXRE Delaware common stock will be converted in connection with the reorganization. We encourage you to read this entire document carefully. PLEASE CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 17.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Your vote is very important.

On behalf of the Board of Directors of PXRE Delaware, I urge to you to vote "FOR" approval of the merger and the related merger agreement.

Gerald L. Radke

Chairman of the Board, Chief Executive Officer and President


--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

            This proxy statement/prospectus is dated August 19, 1999
             and was first mailed to PXRE Corporation stockholders
                          on or about August 19, 1999.

                                   [PXRE LOGO]

                              ---------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD OCTOBER 5, 1999

                              ---------------------

TO THE STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of PXRE CORPORATION, a Delaware corporation ("PXRE Delaware"), will be held on October 5, 1999 at 10:00 a.m., local time, at the offices of PXRE Corporation, 399 Thornall Street, 14th Floor, Edison, New Jersey 08837, for the following purposes.

          To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 7, 1999, between PXRE Delaware, PXRE Group Ltd. and PXRE Merger Corp., pursuant to which PXRE Group, a newly formed Bermuda company, will become the parent holding company of PXRE Delaware. This item of business is more fully described in the proxy statement/prospectus accompanying this notice.

          To vote on such other matters as may properly come before the stockholders.

     Only stockholders of record of PXRE Delaware common stock at the close of business on August 13, 1999 are entitled to notice of, and to vote at, the meeting.

     All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. Please do not send certificates for your shares of PXRE Delaware common stock with your proxy card. After the merger is completed, those certificates will represent PXRE Group common shares.

     Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                             By Order of the Board of Directors,

                                             F. Sedgwick Browne
                                             Secretary

                                             Edison, New Jersey
                                             August 19, 1999

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION.................................7

SUMMARY  ......................................................................8

SELECTED FINANCIAL INFORMATION................................................14

PRO FORMA COMBINED FINANCIAL DATA.............................................17

RISK FACTORS..................................................................17

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS..................23

THE STOCKHOLDERS' MEETING.....................................................24

PXRE DELAWARE AND PXRE GROUP..................................................26

THE REORGANIZATION............................................................27

CERTAIN TAX CONSIDERATIONS....................................................33

DESCRIPTION OF AUTHORIZED SHARES OF PXRE GROUP................................46

COMPARISON OF STOCKHOLDERS' RIGHTS............................................53

MANAGEMENT OF PXRE GROUP......................................................64

REGULATION OF PXRE BERMUDA....................................................65

CERTAIN FOREIGN LAW CONSIDERATIONS............................................68

LEGAL MATTERS.................................................................69

EXPERTS  .....................................................................70

2000 ANNUAL MEETING OF STOCKHOLDERS...........................................70

ENFORCEABILITY OF CIVIL LIABILITIES
         AGAINST FOREIGN PERSONS..............................................71



WHERE YOU CAN FIND MORE INFORMATION...........................................71

INDEX TO BALANCE SHEET.......................................................F-1

REPORT OF INDEPENDENT ACCOUNTANTS............................................F-2

PXRE GROUP LTD. BALANCE SHEET AS OF JUNE 1, 1999 (date of inception).........F-3

PXRE GROUP LTD. NOTES TO FINANCIAL STATEMENT.................................F-4

AGREEMENT AND PLAN OF MERGER.............................................Annex A


                 QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION


Q:  WHAT AM I BEING ASKED TO VOTE ON?

A: You are being asked to vote in favor of a proposed merger as a result of which PXRE Group will become the parent holding company of PXRE Delaware.

Q:  WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the PXRE Delaware stockholders' meeting.

Q:  CAN I CHANGE MY VOTE?

A: If you grant a proxy, you may take back your proxy up to and including the date of the stockholders' meeting by following the directions on page 25 and either change your vote or attend the stockholders' meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. To instruct your broker to vote your shares, follow the directions provided by your broker.

Q: SHOULD I SEND IN MY SHARE CERTIFICATES NOW?


A: No. After the merger is completed, your share certificates will represent PXRE Group common shares. See page 30 for further information.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as soon as possible. We hope to complete the merger shortly after the PXRE Delaware stockholders' meeting, assuming the required stockholder approval is obtained at the meeting.

Q:  WHO CAN ANSWER MY OTHER QUESTIONS?

A: If you should have more questions about the merger, or would like additional copies of this proxy statement/prospectus, you should contact:

Investor Relations or Treasurer
PXRE Corporation
399 Thornall Street
14th Floor
Edison, New Jersey  08837
Telephone:  732-906-6785

Fax Requests:  Treasurer or Investor Relations
               732-906-9157

E-Mail:  Investor_Relations@PXRE.com

                                     SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the reorganization fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annex, and the documents we have referred you to. See "Where You Can Find More Information."

                                  THE COMPANIES

PXRE CORPORATION
399 Thornall Street
14th Floor
Edison, New Jersey 08837
Telephone:  732-906-8100

     PXRE Delaware and its subsidiaries provide reinsurance and insurance products and services to a national and international market place, principally on commercial and personal property and casualty risks, as well as marine and aerospace risks. Such products and services are provided through national and international underwriting and service operations in the United States, the United Kingdom and Belgium.

PXRE GROUP LTD.
Clarendon House
2 Church Street
P.O. Box HM 666
Hamilton HM CX, Bermuda
Telephone:  441-295-1422

     PXRE Group is a newly formed Bermuda company and is currently wholly-owned by the PXRE Purpose Trust, which was formed to accomplish the proposed reorganization. PXRE Group has no significant assets or capitalization and has not engaged in any business or prior activities other than in connection with the reorganization. As a result of the reorganization, it will become the indirect parent holding company of PXRE Delaware. Please see description of the reorganization beginning on page 27.

PXRE MERGER CORP.
399 Thornall Street
14th Floor
Edison, New Jersey 08837
Telephone:  732-906-8100

     PXRE Merger Corp. is a newly formed wholly-owned Delaware subsidiary of PXRE (Barbados) Ltd., a newly formed wholly-owned subsidiary of PXRE Group. PXRE Merger Corp. was formed to accomplish the proposed reorganization. It has no significant assets or capitalization and has not engaged in any business or prior activities other than in connection with the reorganization. PXRE Merger Corp. will be merged into PXRE Delaware, with PXRE Delaware being the surviving entity. Please see description of the reorganization beginning on page 27.

                               THE REORGANIZATION

         Pursuant to the reorganization, PXRE Group will become the indirect parent holding company of PXRE Delaware through the merger of PXRE Merger Corp. with and into PXRE Delaware. The reorganization will be effected through the merger agreement.

     After the reorganization, PXRE Group will carry on the holding company functions currently conducted by PXRE Delaware. It is also anticipated that, following the reorganization, a newly formed, wholly-owned Bermuda subsidiary of PXRE Group, PXRE Bermuda, will commence reinsurance underwriting and service activities in Bermuda with an initial capital of at least $35 million.
Please see description of proposed financing beginning on page 50.

                         REASONS FOR THE REORGANIZATION

     The establishment of a Bermuda holding company for PXRE Delaware with underwriting and service operations in Bermuda and Barbados should allow PXRE to benefit from more favorable business, regulatory, tax and financing environments and provide PXRE with an enhanced ability to compete.

                            PXRE DELAWARE'S BOARD OF
                            DIRECTORS' RECOMMENDATION

     The board of directors of PXRE Delaware has unanimously approved the reorganization and recommends that you vote FOR the merger proposal.

                       RISKS RELATING TO AN INVESTMENT IN
                                   PXRE GROUP

     If the merger is completed, you will become a PXRE Group shareholder. An investment in PXRE Group common shares entails a degree of risk. Before approving the proposed merger you should consider carefully the "RISK FACTORS" set forth beginning on page 17.

                            THE STOCKHOLDERS' MEETING

RECORD DATE; VOTING POWER (SEE PAGE 24)

     You are entitled to vote at the PXRE Delaware stockholders' meeting if you owned shares of PXRE Delaware common stock as of the close of business on August 13, 1999, the record date.

     On the record date, there were 11,742,581 shares of PXRE Delaware common stock outstanding. For each share of PXRE Delaware common stock that you own on the record date, you will have one vote at the PXRE Delaware stockholders' meeting to approve and adopt the merger proposal.

VOTES REQUIRED

         The affirmative vote of a majority of the outstanding shares of PXRE Delaware common stock is required to approve and adopt the merger proposal.

         Directors and executive officers of PXRE Delaware and their affiliates have voting control of approximately 7.4% of such PXRE Delaware common stock. They intend to vote such shares in favor of the merger proposal.

                                   THE MERGER

         The merger agreement is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement, as it is the legal document that governs the merger.

WHAT YOU WILL RECEIVE IN THE MERGER

     As a result of the merger, each share of PXRE Delaware common stock that you own will be automatically converted into and become one PXRE Group common share.

OWNERSHIP OF PXRE GROUP AFTER THE MERGER

     PXRE Delaware stockholders will become holders of PXRE Group common shares in connection with the merger, representing 100% of the PXRE Group common shares which will be outstanding after the merger.

EFFECT OF THE MERGER

     Upon consummation of the merger, PXRE Group will become the indirect parent holding company of PXRE Delaware.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     A number of PXRE Delaware's directors and executive officers and certain of PXRE Delaware's stockholders may have interests in the merger that are different from, or in addition to, your interests. See page 31 for further details.

CONDITIONS TO THE MERGER (SEE PAGE 30)

     The merger will be completed only if various conditions are satisfied or waived, including conditions relating to:

        PXRE Delaware stockholders' approval; and

        regulatory approvals and consents

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 29)

     Either PXRE Delaware or PXRE Group may terminate the merger agreement at any time before the merger is completed.

REGULATORY APPROVALS

     The Connecticut insurance commissioner has exempted the merger from Connecticut's insurance approval requirements.

PXRE GROUP COMMON SHARES (SEE PAGE 46)

     Under PXRE Group's Bye-Laws, PXRE Group may refuse to recognize a transfer of PXRE Group common shares which would result in a shareholder owning, directly or indirectly, more than 9.9% of the voting power of PXRE Group's outstanding shares or more than 9.9% of the outstanding shares of any class of PXRE Group's stock. Ownership is broadly defined. See page 47 for further details.

     A transferee will be permitted to promptly dispose of any PXRE Group shares which violate this restriction. However, until a transfer of such shares has been registered on PXRE Group's share transfer records, the transferor will be deemed to own such shares for dividend, voting and reporting purposes.

     In addition, if PXRE Group becomes aware of a shareholder owning more than 9.9% of the voting power of PXRE Group's outstanding shares after a transfer has been registered, PXRE Group's Bye-Laws provide that ordinarily the voting rights with respect to PXRE Group shares owned by such shareholder will be limited to a voting power of 9.9%, pursuant to a formula specified in the Bye-Laws.

     Subject to these limitations, each PXRE Group common share is entitled to one vote on all matters submitted to a vote of holders of common shares. Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights, and are entitled in any liquidation of PXRE Group to share equally and ratably in any PXRE Group assets remaining after payment of PXRE Group debts and liabilities and the liquidation preference of any outstanding preferred shares.

COMPARISON OF RIGHTS OF STOCKHOLDERS

     There are differences between the rights of stockholders under Delaware law and Bermuda law. In addition, there are differences between PXRE Delaware's certificate of incorporation and by-laws and PXRE Group's Memorandum of Association and Bye-Laws. See page 53 for further details.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 33)

     U.S. stockholders of PXRE Delaware will recognize gain, if any (but not loss), for U.S. Federal income tax purposes, on the conversion of their PXRE Delaware common stock into PXRE Group common shares. The gain that will be recognized will be in an amount equal to the excess of the fair market value of the PXRE Group common shares received in the reorganization over their tax basis in their shares of PXRE Delaware common stock deemed exchanged for PXRE Group common shares. See page 35 for reporting obligations in connection with the reorganization which will apply to you if you are a "U.S. Holder".

     The tax consequences of the reorganization and of the ownership of PXRE Group common shares are complex and potentially adverse (as compared with the ownership of common stock in a domestic corporation). For example, U.S. corporate stockholders of PXRE Delaware will not be allowed the dividends received deduction for dividends received from PXRE Group. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE REORGANIZATION TO YOU.

APPRAISAL RIGHTS (SEE PAGE 30)

     Under Delaware law, PXRE Delaware stockholders will not have dissenters' appraisal rights in connection with the reorganization.

ACCOUNTING TREATMENT

     It is anticipated that the acquisition by PXRE Group of PXRE Delaware in connection with the reorganization will be accounted for at historical cost in a manner similar to a pooling of interests.

PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Shares of PXRE Delaware common stock are traded on the New York Stock Exchange under the symbol ("PXT"). On July 6, 1999, the last full trading day prior to the public announcement of the proposed reorganization, shares of PXRE Delaware
                                       11
common stock closed at $18 5/16. On August 16, 1999, the most recent practicable date prior to the printing of this proxy statement/prospectus, shares of PXRE Delaware common stock closed at $14 7/8.

     There is currently no established public trading market for PXRE Group's common shares. Immediately following the reorganization, PXRE Group's common shares will be listed on the NYSE under the symbol "PXT", the same symbol under which shares of PXRE Delaware common stock are currently listed.

DIVIDEND POLICY

     PXRE Delaware paid quarterly cash dividends of $0.26 per share on its common stock from the fourth quarter of 1998 through the second quarter of 1999. On July 7, 1999 PXRE Delaware announced that it would pay a reduced quarterly dividend of $0.06 per share beginning in the third quarter of 1999 in order to build its capital in support of its ambitious ongoing diversification strategies.

     PXRE Group intends to pay quarterly cash dividends of $0.06 per common share following completion of the reorganization. The declaration and payment of dividends by PXRE Group will be at the discretion of the board of directors of PXRE Group and will depend on many factors. See page 48 for further details.

                           PROPOSED FINANCING

     Following the completion of the reorganization, PXRE Group intends to capitalize PXRE Bermuda with an initial capital of at least $35 million. Such additional capital may be raised in either the public or private markets. Although the terms of such financing are not presently ascertainable, it is expected that the financing will involve an offering of either PXRE Group preferred shares or common shares or rights or warrants to acquire preferred or common shares, or a combination of such securities.

     The PXRE Group common shares offered hereby will be subject to the limitations and prior rights associated with any PXRE Group preferred shares, including dividend rights, redemption rights, conversion rights and liquidation rights. An offering involving PXRE Group common shares (including PXRE Group preferred shares convertible into PXRE Group common shares) or rights or warrants to acquire such shares at less than net tangible book value (which was $26.43 per share at June 30, 1999 based on net book value plus negative goodwill) would cause you to incur dilution.

     In determining the terms of such financing, the board of directors of PXRE Group intends to consider, among other things, the historic and then current market prices of PXRE Group common shares, the book value of PXRE Group common shares as compared to its market price, PXRE Group's earnings and prospects, PXRE Group's actual and pro forma ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends, ratings of rating agencies, insurance and reinsurance business and regulatory considerations, market conditions, shareholder interests, and PXRE Group's need for capital.

     As an alternative to, or in conjunction with, such financing, PXRE Group may obtain such funds, or a portion thereof, from internal sources. Any such transaction may require insurance regulatory approval. We cannot predict whether any required approval will be obtained or whether the required approval will include conditions that would be detrimental to PXRE Group.

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial information of PXRE Delaware as of and for each of the years in the five year period ended December 31, 1998 and as of and for each of the six month periods ended June 30, 1999 and 1998. The selected consolidated financial information of PXRE Delaware for each of the years in the five year period ended December 31, 1998 are derived from PXRE Delaware's audited consolidated financial statements. The financial data for the six months ended June 30, 1999 and 1998 are derived from PXRE Delaware's unaudited consolidated financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for the periods. The results for the six months ended June 30, 1999 may not be indicative of the results for the full year. The following data should be read in conjunction with the consolidated financial statements of PXRE Delaware and other financial information appearing elsewhere and incorporated by reference in this proxy statement/prospectus.



                                              Six Months Ended
                                                  June 30,                             Year Ended December 31,
                                              -----------------       -----------------------------------------------------------
                                                 (unaudited)
                                              1999          1998        1998        1997         1996         1995          1994
                                             (1)(2)        (1)(2)      (1)(2)      (1)(2)        (2)
                                             ------        ------      ------      ------        ----         ----          ----
                                                                 (in thousands, except per share data and ratios)
STATEMENT OF OPERATIONS DATA:
Gross premiums written                     $ 101,452    $  65,262    $ 136,215    $ 126,232    $ 114,348    $ 155,380    $ 179,684
Premiums ceded                               (33,851)     (21,537)     (47,521)     (26,177)     (46,630)     (57,744)     (71,166)
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net premiums written                          67,601       43,725       88,694      100,055       67,718       97,636      108,518
Change in unearned premiums                  (15,076)      (2,633)       3,692       (8,640)       5,078         (494)       2,083
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net premiums earned                           52,525       41,092       92,386       91,415       72,796       97,142      110,601
Net investment income                         18,123       11,998       19,612       31,191       16,782       14,730       13,786
Net realized investment (losses) gains        (1,383)       1,652       (3,862)       2,467           94           85       (1,164)
Management fee(2)                              1,300        1,505        2,172        3,006        6,032        6,417        6,992
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
         Total revenues                       70,566       56,247      110,308      128,079       95,704      118,374      130,215
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
Losses and loss expenses incurred             36,868        6,522       57,793       12,491       18,564       34,716       52,647
Commissions and brokerage                     12,546        8,280       20,563       19,138       12,874       13,251       15,026
Other operating expenses                      13,318        7,951       19,313       15,716       12,262       11,237        8,365
Interest expense                               1,674        1,146        1,395        3,325        6,957        7,143        7,789
Minority interest in consolidated
   subsidiary                                  4,326        4,464        8,928        8,184         --           --           --
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
         Total losses and expenses            68,732       28,363      107,992       58,854       50,657       66,347       83,827
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income before income taxes, extraordinary
   item and equity in net earnings of TREX     1,834       27,884        2,316       69,225       45,047       52,027       46,388
Equity in net earnings of TREX(2)               --           --           --           --          3,898        5,948        4,141
Income tax (benefit) provision                  (450)       8,708       (1,206)      22,198       15,644       18,189       15,700
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income before extraordinary loss           2,284       19,176        3,522       47,027       33,301       39,786       34,829
Extraordinary loss on debt redemption, net
   of tax                                       --           --            843        2,774         --           --           --
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income                                 $   2,284    $  19,176    $   2,679    $  44,253    $  33,301    $  39,786    $  34,829
                                           =========    =========    =========    =========    =========    =========    =========
Preferred stock dividend(3)                     --           --           --           --           --            599        2,005
                                           =========    =========    =========    =========    =========    =========    =========
Net income available to common
   stockholders                            $   2,284    $  19,176    $   2,679    $  44,253    $  33,301    $  39,187    $  32,824
                                           =========    =========    =========    =========    =========    =========    =========
Ratio of earnings to fixed charges(4)           1.29         5.77         1.09         6.59         7.15         7.90         6.73

Ratio of earnings to combined fixed
  charges and preferred dividends(4)            1.29         5.77         1.09         6.59         7.15         7.04         4.90



                                               Six Months Ended
                                                   June 30,                                 Year Ended December 31,
                                           ----------------------       ------------------------------------------------------------
                                                   (unaudited)
                                             1999          1998             1998       1997          1996          1995        1994
                                            (1)(2)        (1)(2)           (1)(2)     (1)(2)          (2)
                                            ------        ------           ------     ------         ----          ----        ----
                                                                 (in thousands, except per share data and ratios)
Basic earnings per common share:
   Net income before
    extraordinary item                    $  0.20        $   1.40       $  0.26      $  3.41       $  3.73      $  4.81     $  4.99
   Extraordinary loss                          --              --          0.06         0.20            --           --          --
                                          -------        --------       -------      -------       -------      -------     -------
   Net income                             $  0.20        $   1.40       $  0.20      $  3.21       $  3.73      $  4.81     $  4.99
                                          =======        ========       =======      =======       =======      =======     =======
   Average common shares outstanding
    (2)(3)                                 11,694          13,677        13,339       13,776         8,922        8,150       6,580
                                          =======        ========       =======      =======       =======      =======     =======
Diluted earnings per common share:
   Net income before
    extraordinary item                    $  0.19        $   1.39       $  0.26      $  3.39       $  3.69      $  4.52     $  3.99
   Extraordinary loss                          --              --          0.06         0.20           --            --          --
                                          -------        --------       -------      -------       -------      -------     -------
   Net income                             $  0.19        $   1.39       $  0.20      $  3.19       $  3.69      $  4.52     $  3.99
                                          =======        ========       =======      =======       =======      =======     =======
   Average common shares outstanding(2)    11,809          13,755        13,452       13,893         9,020        8,812       8,719
                                          =======        ========       =======      =======       =======      =======     =======
Cash dividends per common share(5)        $  0.26        $   0.25       $  1.01      $  0.88       $  0.75      $  0.63     $ 0.375

Other Operating Data:
GAAP loss ratio                             70.2%            15.9%         62.6%        13.7%         25.5%        35.7%       47.6%
GAAP underwriting expense ratio             46.8%            35.8%         40.9%        34.8%         26.2%        18.6%       14.8%
                                          -------        --------       -------      -------       -------      -------     -------
GAAP combined ratio                        117.0%            51.7%        103.5%        48.5%         51.7%        54.3%       62.4%
                                          =======        ========       =======      =======       =======      =======     =======


                                            As of June 30,                                   As of December 31,
                                       ----------------------       --------------------------------------------------------------
                                             (unaudited)
                                         1999          1998             1998         1997          1996          1995        1994
                                        ------        ------           ------       ------         ----          ----        ----
                                                               (in thousands, except per share data and ratios)

BALANCE SHEET DATA
Cash and investments                 $  482,394      $ 518,740        $490,594     $527,738      $467,078     $269,089      $231,789
Total assets                            639,062        619,175         632,691      608,172       543,324      396,084       353,794
Losses and loss expenses                101,640         46,409         102,592       57,189        70,977       72,719        81,836
Minority interest in consolidated
 subsidiary                              99,519         99,515          99,517       99,513            --           --            --
Debt/notes payable                       50,000         20,414          50,000       21,414        64,725       67,775        69,700
Total stockholders' equity              309,002        392,665         334,376      386,688       357,678      211,162       166,771
Book value per common share          $    26.33      $   28.57        $  27.13     $  28.10      $  25.63     $  24.15      $  21.27
Statutory capital and surplus of
   PXRE Reinsurance                  $  436,343      $ 472,319        $447,229     $451,321      $400,133     $250,231      $211,988

------------------
(1) The U.K. operations of PXRE Limited and PXRE Managing Agency are included in the consolidated results on a one quarter lag basis beginning in 1997.

(2) On December 11, 1996, PXRE Delaware merged with Transnational Re Corporation ("TREX"). The merger has been accounted for as a purchase. Accordingly, TREX has been included in PXRE Delaware's consolidated results of operations from the date of acquisition, which resulted in incremental earnings of $1,253,000 in 1996. For 1994 and 1995 and for the period from January 1, 1996 until December 11, 1996, PXRE Delaware recorded equity in net earnings of TREX. Diluted average shares outstanding reflects the 5,680,256 weighted shares issued to holders of TREX common shares in connection with the merger. Included in management fee was $2,512,000, $3,526,000 and $3,364,000 in 1996, 1995 and 1994, respectively, earned from TREX prior to the merger. If the merger had taken place at the beginning of 1996 and 1995, consolidated revenues would have been $153,410,000 and $193,972,000 for 1996 and 1995, respectively. Consolidated pro forma net income and diluted net income per share would have been $49,161,000 and $3.42 in 1996 and $60,755,000 and $4.19 in 1995. Such pro forma amounts are not necessarily indicative of what the actual consolidated results might have been if the merger had been effected prior to December 11, 1996.

(3) During 1995, all of PXRE Delaware's outstanding shares of Series A Cumulative Convertible Preferred Stock were converted into shares of PXRE Delaware's common stock. Until 1995, these convertible preferred shares were the principal reason for the difference between basic and diluted earnings per share.

(4) The historical ratios of earnings to fixed charges were determined by dividing consolidated earnings by total fixed charges. For purposes of these computations (i) earnings consist of consolidated income before considering income taxes, fixed charges and minority interest and (ii) fixed charges consist of interest on indebtedness and that portion of rentals which is deemed by PXRE Delaware's management to be an appropriate interest factor. The historical ratios of earnings to combined fixed charges and preferred dividends were determined by dividing consolidated earnings by total fixed charges and preferred dividends.

(5) As part of the reorganization, it was announced that the 3rd quarter dividend would be reduced to $.06 per share.

     Financial information with respect to PXRE Group is not presented because PXRE Group has no significant assets or capitalization and has not engaged in any business or prior activities other than in connection with the reorganization. See "Index to Balance Sheet."

                        PRO FORMA COMBINED FINANCIAL DATA

     Pro forma consolidated condensed statements of income for PXRE Group are not presented because the pro forma consolidated condensed statements of income of PXRE Group for the six months ended June 30, 1999 and the three years ended December 31, 1998 would be identical to the historical Consolidated Statements of Income of PXRE Delaware as reported in PXRE Delaware's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, and historical Consolidated Statements of Income of PXRE Delaware as reported in PXRE Delaware's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, respectively, which are incorporated herein by reference.

                                RISK FACTORS

     If the merger is completed, shares of PXRE Delaware common stock will be converted into PXRE Group common shares. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the following risk factors in considering whether to vote in favor of the merger proposal and an investment in PXRE Group.

BUSINESS CONSIDERATIONS

     PXRE Delaware's business is, and PXRE Group's business will be, subject to all of the operating risks normally associated with the property and casualty reinsurance and insurance business. The industry is experiencing an extended period of soft market conditions characterized by inadequate pricing. The industry is also consolidating through mergers and other acquisitions. PXRE Delaware competes, and PXRE Group will compete, with numerous companies, many of which have substantially greater financial, marketing and management resources.

     Since its formation more than a decade ago, PXRE Delaware has specialized in property reinsurance, including a strong focus on catastrophe-related products. Coverage terms for these products have been deteriorating in recent years, and PXRE Delaware has reduced commitments on marginally priced business.

     Meanwhile, PXRE Delaware has adopted an ambitious, diversification strategy involving:

          the establishment of a direct presence in the Lloyd's of London market;

          the addition of a reinsurance platform offering primarily casualty products directly to customers;

          the addition of an international broker market reinsurance platform for property and casualty risks;

          the start-up of an excess and surplus lines insurance company;

          an acceleration of business offerings to one of its managed business participants; and

          the formation of a finite reinsurance unit.

The reorganization, including the start-up of underwriting and service operations in Bermuda and Barbados, is an additional diversification initiative. This strategy involves execution risk, particularly in light of the highly competitive nature of the industry.

START-UP OPERATIONS

     The reorganization involves the start-up of new operations primarily in Bermuda, as well as in Barbados. PXRE Group and PXRE Barbados are newly formed and PXRE Bermuda is in the process of being formed. Businesses which are starting-up or in their initial stages of development present business and financial risks. They must develop business relations, establish operating procedures, hire staff, obtain facilities and complete other tasks appropriate for the conduct of their intended business activities. There can be no assurance that the companies will be successful in this regard. Their success will depend in part upon the continued service of senior executives and their ability to attract and retain additional executives, underwriting personnel and other employees. There can be no assurances that the companies will be successful in attracting and retaining such persons.

     In addition, the start-up of new operations in Bermuda and Barbados will result in additional expenses, currently estimated to be approximately $1.5 million annually, and will require a significant time commitment by certain senior executives.

PROPOSED FINANCING

     Following completion of the reorganization, PXRE Group intends to capitalize PXRE Bermuda with an initial capital of at least $35 million, utilizing funds to be raised in either the public or private markets. Funds from internal sources may also be utilized. See "Description of Authorized Shares of PXRE Group--Proposed Financing".

     No assurance can be given that PXRE Group will be able to capitalize PXRE Bermuda on satisfactory terms, if at all.

ACTIVITIES OF PXRE BERMUDA AFTER THE REORGANIZATION

           Even if such financing is consummated, PXRE Bermuda's small initial capitalization will limit the amount of reinsurance and insurance business it can conduct. Initially, that business is expected to be principally reinsuring business of PXRE Delaware's reinsurance and insurance subsidiaries. Such business, as well as any other business between PXRE Group's regulated and non-regulated entities, must be on arm's length financial terms, further limiting the ability of PXRE Bermuda to generate profits.

           PXRE Delaware's reinsurance and insurance subsidiaries are rated "A" (Excellent) by A.M. Best Company. PXRE Delaware's Lloyd's Syndicate enjoys the benefit of ratings of Lloyd's, which has been rated "A" (Excellent) by A.M. Best and has been assigned an A+ claims paying ability rating by Standard & Poor's Corporation. PXRE Bermuda initially will have only a limited capitalization and may not be rated by A.M. Best or by any other insurance rating agency.

           Insurance ratings are used by insurers and reinsurance intermediaries as an important means of assessing the financial strength and quality of reinsurers. In addition, a company's own rating may be adversely affected by the lack of a rating of its reinsurer. Therefore, the lack of a rating may dissuade a company from reinsuring with PXRE Bermuda and may influence a company to reinsure with a competitor of PXRE Bermuda that has an insurance rating.

           PXRE Bermuda does not intend to be licensed or admitted as an insurer in any jurisdiction other than Bermuda. Many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted. Accordingly, PXRE Bermuda's reinsurance contracts may frequently require it to post a letter of credit or other security. PXRE Bermuda intends to seek, and believes it will obtain, a letter of credit facility. Nevertheless, it does not yet have one and no assurances can be made that it will be able to obtain a credit facility on terms favorable to PXRE Bermuda. The absence of a rating or non-admitted status in any jurisdiction could have a material adverse effect on PXRE Bermuda's ability to compete.

FOREIGN CURRENCY FLUCTUATIONS

           PXRE Group's functional currency is the U.S. dollar. However, PXRE Delaware currently conducts, and PXRE Group expects to conduct, a portion of its business in currencies other than U.S. dollars. Also, PXRE Delaware currently maintains, and PXRE Group expects to maintain, a portion of its investment portfolio in investments denominated in currencies other than U.S. dollars. Accordingly, PXRE Group expects that it may experience exchange gains and losses, which will in turn affect its statement of operations.

           A substantial portion of the investments of PXRE Delaware are, and a substantial portion of the investments of PXRE Group are expected to be, in U.S. dollar-denominated instruments.

Nevertheless, PXRE Group will be exposed to significant underwriting losses in currencies other than United States dollars. PXRE Group does not intend to directly hedge its currency exposure with respect to catastrophe losses prior to the occurrence of an event which may give rise to a claim. Exchange rate fluctuations may increase PXRE Group's losses as claim amounts are settled.

REGULATION OF PXRE BERMUDA

           PXRE Bermuda does not intend to be admitted to do business in any jurisdiction except Bermuda. The insurance laws of each state of the United States and of many non-U.S. jurisdictions regulate the sale of insurance and reinsurance within their jurisdiction by foreign insurers, such as PXRE Bermuda. PXRE Bermuda does not intend to maintain an office or to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda where the conduct of such activities would require that PXRE Bermuda be so admitted. Accordingly, PXRE Bermuda does not believe that it will be in violation of insurance laws of any state in the United States or of any other country. There can be no assurances, however, that inquiries or challenges relating to the activities of PXRE Bermuda or PXRE Group will not be raised in the future. Also, there can be no assurances that PXRE Bermuda's location, regulatory status or restrictions on its activities resulting therefrom will not adversely affect its ability to conduct its business.

           Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. It is not possible to predict the future impact of changing law or regulation on the operations of PXRE Bermuda. However, such changes could have a material adverse effect on PXRE Group or the insurance industry in general.

           In general, the Bermuda laws applicable to PXRE Bermuda are less restrictive than those that would be applicable to PXRE Bermuda were it subject to the insurance laws of any state in the United States. No assurances can be given that if PXRE Bermuda were to become subject to any such laws of the United States or any state thereof or of any other country at any time in the future, it would be in compliance with such laws.

HOLDING COMPANY STRUCTURE AND DIVIDENDS

           PXRE Group, like PXRE Delaware, will be a holding company with no operations or significant assets other than through its ownership of the capital stock of its subsidiaries. Future dividends and other permitted payments from such subsidiaries are expected to be PXRE Group's principal source of funds to pay expenses and dividends. Future dividends and other permitted payments from PXRE Delaware to PXRE Barbados are expected to be subject to U.S. withholding taxes at the rate of 5% (reduced from 30% under the tax convention between the United States and Barbados) and a 2 1/2% Barbados corporate income tax. PXRE Group's subsidiaries' ability to pay dividends, as well as PXRE Group's ability to pay dividends, is, and is, expected to be, subject to regulatory, contractual and other constraints. See "Description of Authorized Shares of PXRE Group--Dividend Policy;--Credit Agreement; and --Proposed Financing" and "Regulation of PXRE Bermuda."

TAX MATTERS

           PXRE Group and its non-U.S. subsidiaries intend to operate their business in a manner that will not cause them to be treated as engaged in a trade or business in the United States and, thus, will not require them to pay U.S. federal corporate income taxes (other than withholding taxes on certain U.S. source investment income and excise taxes on reinsurance premiums). However, because there is uncertainty as to the activities which constitute being engaged in a trade or business within the United States, there can be no assurances that the U.S. Internal Revenue Service will not contend successfully that PXRE Group or a non-U.S. subsidiary is engaged in a trade or business in the United States. If PXRE Group or any of its non-U.S. subsidiaries were subject to U.S. income tax, PXRE Group's shareholders' equity and earnings could be materially adversely affected. See "Certain Tax Considerations--Taxation of the Company and its Subsidiaries--United States."

           If PXRE Bermuda has "related person insurance income" ("RPII") for any fiscal year, determined after taking into account certain de minimis exceptions, U.S. persons who own shares of PXRE Group (directly or through foreign entities) on the last day of such fiscal year may be required to include in their gross income for U.S. tax purposes a proportionate share of such RPII. RPII would include income of PXRE Bermuda attributable to insurance or reinsurance policies where the direct or indirect insureds are U.S. persons who own shares of PXRE Group (directly or through foreign entities) or are related to such U.S. persons. RPII would be included in a U.S. person's gross income whether or not such person is a policyholder. While PXRE Group does not expect that PXRE Bermuda will have RPII, after taking into account the de minimis exceptions, there can be no assurances that this will be the case. See "Certain Tax Considerations--Taxation of Shareholders--United States."

           In addition to the tax consequences listed above, there are other complex and potentially adverse tax consequences attendant to the ownership of the shares of a foreign corporation, such as PXRE Group, that is a holding company of a foreign insurance company. For a discussion of these consequences, please see "Certain Tax Considerations-- Taxation of Shareholders-- United States."

ABSENCE OF PRIOR PUBLIC MARKET

           Currently, there is no established trading market for PXRE Group common shares and, although application is being made to list PXRE Group common shares for trading on the NYSE, there can be no assurance that an active trading market will develop or will be sustained.

LIMITATIONS ON VOTING AND OWNERSHIP;

ANTI-TAKEOVER CONSIDERATIONS

           Under PXRE Group's Bye-Laws, subject to certain exceptions and to waiver by PXRE Group's board of directors on a case by case basis, no transfer of PXRE Group shares is permitted if such transfer would result in a shareholder owning, directly or indirectly, more than 9.9% of the voting power of the outstanding shares, including common shares, of PXRE Group or more than 9.9% of the outstanding shares of any class of PXRE Group's stock. Ownership is broadly defined in PXRE Group's Bye-Laws.

           PXRE Group may refuse to register any such transfer on PXRE Group's share transfer records. A transferee will be permitted to promptly dispose of any PXRE Group shares purchased which violate the restriction and as to the transfer of which registration is refused. The transferor of such PXRE Group shares will be deemed to own such shares for dividend, voting and reporting purposes until a transfer of such shares has been so registered.

           In addition, in the event that PXRE Group becomes aware of a shareholder owning more than 9.9% of the voting power of PXRE Group's outstanding shares after a transfer of shares has been registered, PXRE Group's Bye-Laws provide that, subject to the same exceptions and waiver procedures, the voting rights with respect to PXRE Group shares owned by any such shareholder will be limited to a voting power of 9.9%. The voting rights with respect to all shares held by such person in excess of the 9.9% limitation will be allocated to the other holders of PXRE Group common shares. Such allocation will be pro rata based on the number of PXRE Group common shares held by all such other holders of PXRE Group common shares, subject only to the further limitation that no shareholder allocated any such voting rights may exceed the 9.9% limitation as a result of such allocation. See "Description of Authorized Shares of PXRE Group--Common Shares and--The Bye-Laws."

           These provisions, and the provisions of PXRE Group's Bye-laws providing for a staggered board of directors, may have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties or the removal of incumbent management of PXRE Group.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

           PXRE Group is a Bermuda company and certain of its officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of the assets of such officers and directors and certain of the assets of PXRE Group are or may be located in jurisdictions outside the United States. PXRE Group has irrevocably agreed that it may be served with process in New York, New York with respect to actions based on offers and sales of PXRE Group common shares made hereby.

           Nevertheless, it could be difficult for you to effect service of process within the United States on directors and officers of PXRE Group who reside outside the United States or to recover against PXRE Group or such directors and officers on judgments of U.S. courts predicated upon civil liabilities under U.S. federal securities laws.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS


           This proxy statement/prospectus contains "forward-looking statements" within the meaning of the federal securities laws. The words "anticipates," "estimates," "projects," "forecasts," "goals," "believes," "expects," "intends," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties. The following are some important factors that could cause actual results to differ materially from those in forward-looking statements:

           the frequency and severity of catastrophic events;

           changes in the level of competition in the reinsurance or primary insurance markets that impact the volume or profitability of business (these changes include the intensity of price competition, the entry of new competitors, existing competitors exiting the market and competitors' development of new products);

           changes in the demand for reinsurance, including changes in the amount of ceding companies' retentions and changes in the demand for excess and surplus lines insurance coverages;

           the ability of PXRE Group to execute its diversification initiatives in markets in which PXRE Group has not had a significant presence;

           adverse development on loss reserves related to business written in prior years;

           lower than estimated retrocessional recoveries on unpaid losses, including the effects of losses due to a decline in the creditworthiness of PXRE Group's retrocessionaires;

           increases in interest rates, which cause a reduction in the market value of PXRE Group's interest rate sensitive investments, including its fixed income investment portfolio;

           decreases in interest rates causing a reduction of income earned on new cash flow from operations and the reinvestment of the proceeds from sales, calls or maturities of existing investments;

           market fluctuations in equity securities and securities underlying limited partnership investments;

           foreign currency fluctuations resulting in exchange gains or losses.

           changes in the composition of PXRE Group's investment portfolio;

           changes in tax laws, tax treaties, tax rules and interpretations; and changes in management's evaluation of the impact of the Year 2000 problem on its operations.

           In addition to the factors outlined above that are directly related to PXRE Group's business, PXRE Group is also subject to general business risks, including adverse legislation and regulation, adverse publicity or news coverage, changes in general economic factors and the loss of key employees.

           PXRE Group's actual results, performance or achievement could differ materially from those expressed in, or implied by, forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of PXRE Group.

                            THE STOCKHOLDERS' MEETING

           This proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of PXRE Delaware common stock by the board of directors of PXRE Delaware for use at a stockholders' meeting at which the merger proposal will be voted upon. This proxy statement/prospectus and accompanying form of proxy are first being mailed to the PXRE Delaware stockholders on or about August 19, 1999.

TIME AND PLACE; PURPOSE

           The PXRE Delaware stockholders' meeting will be held at the offices of PXRE Corporation, 399 Thornall Street, 14th Floor, Edison, New Jersey 08837 on October 5, 1999, starting at 10:00 a.m., local time. At the meeting, PXRE Delaware stockholders will be asked to consider and vote upon the proposed merger.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

           The board of directors of PXRE Delaware has fixed the close of business on August 13, 1999 as the record date for PXRE Delaware stockholders entitled to notice of and to vote at the PXRE Delaware stockholders' meeting. The only outstanding voting securities of PXRE Delaware are its common stock. Only holders of record of PXRE Delaware common stock on the record date are entitled to notice of, and to vote at, the PXRE Delaware stockholders' meeting. Each holder of record, as of the record date, of PXRE Delaware common stock is entitled to cast one vote per share on the merger proposal. On the record date, there were 11,742,581 shares of PXRE Delaware common stock outstanding and entitled to vote at the PXRE Delaware stockholders' meeting, held by approximately 180 stockholders of record and, based on PXRE Delaware's best information, approximately 1,525 beneficial owners. The affirmative vote of the holders of a majority of the shares of PXRE Delaware common stock outstanding on the record date are required to approve the proposed merger.

           On the record date, the directors and executive officers of PXRE Delaware and their affiliates had voting control of 869,606 shares of PXRE Delaware common stock (including 636,700 shares owned by Phoenix Home Life Mutual Insurance Company) representing approximately 7.4% of the shares of PXRE Delaware common stock outstanding on the record date. Such directors and executive officers have indicated their intention to vote or direct the vote of such shares in favor of the merger proposal.

VOTING OF PROXIES

           All shares of PXRE Delaware common stock represented by properly executed proxies received prior to or at the PXRE Delaware stockholders' meeting and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the merger proposal.

           It is not expected that any matter other than those referred to herein will be brought before the PXRE Delaware stockholders' meeting. If, however, other matters are properly presented for a vote, it is the intention of the persons named in the proxies to vote the shares to which said proxies relate in accordance with their judgment with respect to such matters.

           The persons named as proxies by a PXRE Delaware stockholder may propose and vote for one or more adjournments of the PXRE Delaware stockholders' meeting to permit further solicitations of proxies in favor of any proposals. However, no proxy which is voted against the approval of the merger agreement will be voted in favor of any such adjournment.

           Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing, including by telegram or telecopy, with the Treasurer of PXRE Delaware before the taking of the vote at the meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares. Proxies may also be revoked by attending the meeting and voting in person. In order to vote in person at the PXRE Delaware stockholders' meeting, PXRE Delaware stockholders must attend the PXRE Delaware stockholders' meeting and cast their votes in accordance with the voting procedures established for such meeting. Attendance at a meeting will not, in and of itself, constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the meeting as follows:

           Mr. Sanford M. Kimmel
           Senior Vice President and Treasurer
           PXRE Corporation

           399 Thornall Street, 14th Floor
           Edison, NJ  08837

           PXRE Delaware stockholders who require assistance in changing or revoking a proxy should contact PXRE Delaware's Treasurer at the address or phone number provided in this proxy statement/prospectus under the caption "Questions and Answers About the Reorganization--Who Can Answer My Other Questions."

           PXRE Delaware stockholders may abstain from voting for the merger proposal. Since the favorable vote of a majority of the outstanding shares of PXRE Delaware common stock is required to approve the proposal, a proxy marked "WITHHELD" with respect thereto will effectively be counted as a vote "AGAINST" the merger proposal. Similarly, the failure of a PXRE Delaware stockholder to return a proxy will effectively result in the stockholder's votes being counted "AGAINST" the proposal.

           Under NYSE rules, brokers who hold shares in street names for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the merger proposal. Absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of such proposals. The result is commonly referred to as a "broker non-vote." Since the affirmative votes described above are required for approval of the merger proposal, a "broker non-vote" will effectively result in the shares being counted "AGAINST" the proposal.

           PXRE Delaware may retain a proxy solicitation firm to aid in the solicitation of proxies and to verify certain records related to the solicitations. If a proxy solicitation firm is so retained, PXRE Delaware will pay such firm customary fees and expense reimbursement for such services. To the extent necessary in order to ensure sufficient representation at the PXRE Delaware stockholders' meeting, PXRE Delaware may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. PXRE Delaware stockholders are urged to send in their proxies without delay.

           PXRE DELAWARE STOCKHOLDERS SHOULD NOT SEND IN ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS. AFTER THE MERGER IS COMPLETED, THOSE CERTIFICATES WILL REPRESENT PXRE GROUP COMMON SHARES.

                          PXRE DELAWARE AND PXRE GROUP

           PXRE Delaware and its subsidiaries provide reinsurance and insurance products and services to a national and international market place, principally on commercial and personal property and casualty risks, as well as marine and aerospace risks. Such products are provided through national and international underwriting and service operations in the United States, the United Kingdom and Belgium.

           PXRE Group is a newly formed Bermuda company and is currently wholly-owned by the PXRE Purpose Trust, which was formed to accomplish the proposed reorganization. PXRE Group was formed to become the parent holding company of PXRE Delaware, through a newly formed Barbados company, PXRE Barbados, which is wholly-owned by PXRE Group. After the consummation of the reorganization, PXRE Delaware will become a subsidiary of PXRE Barbados, and an indirect subsidiary of PXRE Group, and the stockholders of PXRE Delaware will become shareholders of PXRE Group. In connection with the reorganization, PXRE Group will repurchase for $1.00 per share, or $12,000 in the aggregate, the 12,000 PXRE Group common shares currently owned by the PXRE Purpose Trust. PXRE Group is forming a wholly-owned subsidiary, PXRE Bermuda, to conduct underwriting and service operations in Bermuda, and PXRE Barbados has formed a wholly-owned subsidiary, PXRE Merger Corp., specifically to effect the reorganization. None of PXRE Group, PXRE Bermuda, PXRE Barbados or PXRE Merger Corp. has any significant assets or capitalization nor has any of them engaged in any business or prior activities other than in connection with the reorganization.

                               THE REORGANIZATION

GENERAL

           The Board of Directors of PXRE Delaware has unanimously approved, and recommends that the stockholders of PXRE Delaware adopt, a proposed corporate reorganization pursuant to which PXRE Group, a Bermuda company, will become the indirect parent holding company of PXRE Delaware. It is proposed that the reorganization be effected pursuant to the merger agreement. After the consummation of the reorganization, PXRE Group will continue to carry on the holding company functions currently conducted by PXRE Delaware and, in addition, PXRE Group intends to commence underwriting and service operations in Bermuda through PXRE Bermuda and to explore alternative risk/capital market initiatives both in Bermuda and in Barbados, where PXRE Group has established a presence through PXRE Barbados.

BACKGROUND AND REASONS FOR THE REORGANIZATION

           International activities of PXRE Delaware and its subsidiaries are a significant part of PXRE Delaware's activities. PXRE Delaware and its subsidiaries have offices in Belgium and the United Kingdom, as well as in the United States. In 1998, approximately 81% of the gross premiums written by PXRE Delaware and its subsidiaries represented non-U.S. based risks or risks written by non-U.S. based reinsureds, principally in the United Kingdom, Continental Europe, Australia and Asia. Meanwhile, PXRE Delaware has not had any operations in Bermuda, which has become the third largest insurance market after the United States and the United Kingdom for property catastrophe and high excess liability coverages.

           The Board of Directors of PXRE Delaware believes that the establishment of a Bermuda holding company for PXRE Delaware and its subsidiaries with underwriting and service operations in Bermuda and Barbados should allow PXRE to benefit from more favorable business, regulatory, tax and financing environments and to benefit from an enhanced ability to compete. Accordingly, the Board of Directors of PXRE Delaware believes the reorganization and participation in the Bermuda market should have a favorable impact on the conduct of PXRE's future business operations. In particular, the Board of Directors of PXRE Delaware is recommending the reorganization for the following reasons:

(a) The Board believes that Bermuda is an important insurance market which attracts a significant deal flow because of its favorable business, regulatory and tax environments, and having a presence in Bermuda is important as a competitive matter. The Board also believes that a presence in Barbados, which also provides favorable business, regulatory and tax environments, may prove to be advantageous with respect to possible future alternative risk/capital market initiatives and for the holding of the stock of other PXRE Group subsidiaries.

(b) The Board believes that the establishment of Bermuda and Barbados operations will, over a period of time, reduce corporate income taxes because, unlike the U.S. tax system which imposes corporate income tax on the worldwide income of United States corporations, Bermuda and Barbados generally impose no corporate income taxes on foreign income. Income taxes will therefore be reduced to the extent operations are conducted after the reorganization outside of the U.S. and outside of other countries with significant corporate taxes.

(c) The Board believes that the change of domicile may, in certain circumstances, have a favorable effect on its ability to raise additional capital in the future from non-U.S. investors. The U.S. Internal Revenue Code currently provides for the payment of certain estate taxes in respect of the value of shares in a U.S. corporation owned by a non-U.S. investor. In addition, the distributions with respect to stock in a U.S. corporation to non-resident aliens are generally subject to certain withholding taxes under the Code. Generally, neither the Code nor Bermuda law currently provides for estate taxes or withholding taxes on distributions to non-resident aliens in respect of stock of a non-U.S. corporation such as PXRE Group.

(d) The Board believes that the establishment of a Bermuda presence will favorably affect PXRE's ability to write additional lines of reinsurance.

(e) The Board believes that a holding company structure in the form proposed by the reorganization will provide a more suitable corporate structure for expansion of its current business and future acquisitions and diversification opportunities. PXRE Delaware currently has no specific plans for acquisitions or to significantly diversify its business from the business it is currently conducting and intends to conduct subsequent to the reorganization.

In determining to recommend the reorganization, the Board consulted with PXRE Delaware's management and its financial and legal advisors.

           THE BOARD OF DIRECTORS OF PXRE DELAWARE HAS UNANIMOUSLY APPROVED THE PROPOSED REORGANIZATION AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

THE MERGER AGREEMENT

           It is proposed that the reorganization be effected pursuant to the merger agreement. Pursuant to the merger agreement:

(i) PXRE Merger Corp. will be merged with and into PXRE Delaware, with PXRE Delaware being the surviving corporation.

(ii) Except as set forth below in paragraph (iv), each outstanding share of PXRE Delaware common stock will be automatically converted into one PXRE Group common share.

(iii) Each outstanding share of PXRE Merger Corp. common stock will be automatically converted into one share of PXRE Delaware common stock.

(iv) The PXRE Group common shares outstanding prior to the effectiveness of the merger will be repurchased by PXRE Group for $1.00 per share, or $12,000 in the aggregate, and will be canceled. The outstanding PXRE Delaware common stock held by PXRE Delaware or any of its subsidiaries prior to the effectiveness of the merger will be canceled.

           As a result of the foregoing, upon effectiveness of the merger, PXRE Delaware, as the surviving corporation in the merger, will become an indirect subsidiary of PXRE Group, and all the common shares of PXRE Group outstanding immediately after the merger will be owned by former common stockholders of PXRE Delaware.

           The restated certificate of incorporation of PXRE Delaware will be the certificate of incorporation of the surviving corporation of the merger until subsequently changed as provided therein or by applicable law.

AMENDMENT OR TERMINATION

           PXRE Delaware, PXRE Group and PXRE Merger Corp., by action of their respective boards of directors, may amend, modify or supplement the merger agreement at any time before or after its approval by the stockholders of PXRE Delaware. After such approval, no amendment, modification or supplement may be made or effected that by law requires further approval by such stockholders without the further approval of such stockholders.

           The merger agreement provides that it may be terminated, and the reorganization abandoned, at any time, whether before or after stockholder approval of the merger agreement is obtained, by action of the board of directors of PXRE Delaware or PXRE Group.

CONDITIONS TO CONSUMMATION OF THE REORGANIZATION

           The reorganization will not be consummated unless the merger agreement is adopted by the requisite vote of stockholders of PXRE Delaware and all requisite governmental and regulatory approvals and other consents are obtained. Section 38a-130 of the Connecticut General Statutes prohibits the consummation of the merger until the approval of the Insurance Commissioner of the State of Connecticut, the domicile state of PXRE Delaware's reinsurance and insurance company subsidiaries, has been obtained or an exemption therefrom has been obtained. The Insurance Commissioner of the State of Connecticut has exempted the merger from such approval requirements. The consent of the lenders under PXRE Delaware's revolving credit facility with First Union National Bank, as Agent, is required to consummate the merger. We cannot predict whether such consent will be obtained in a timely manner or, if obtained, whether the consent will include conditions that would be detrimental to PXRE Group.

EFFECTIVE TIME

           If the merger agreement is adopted by the stockholders of PXRE Delaware and not terminated by the board of directors of PXRE Delaware or PXRE Group, the reorganization will become effective at the close of business on the date that an appropriate certificate of merger is filed with the Delaware Secretary of State as required by Delaware law or at such later time as is specified in such certificate of merger. PXRE Delaware anticipates that the reorganization will become effective promptly following the PXRE Delaware stockholders' meeting.

           Immediately following the effective time of the reorganization, PXRE Group will have the same directors as PXRE Delaware had immediately prior to such time and PXRE Group's executive officers will principally be persons who were executive officers of PXRE Delaware immediately prior to such time. See "Management of PXRE Group."

RIGHTS OF DISSENTING STOCKHOLDERS

           Holders of PXRE Delaware common stock do not have "dissenters appraisal rights" under Delaware law in connection with the reorganization.

EXCHANGE OF SHARE CERTIFICATES

           As of the effective time of the reorganization, the stockholders of PXRE Delaware prior to the effective time will automatically become the owners of PXRE Group common shares and, as of the effective time, will cease to be owners of PXRE Delaware common stock. Stock certificates representing PXRE Delaware common stock will, at the effective time, automatically represent PXRE Group common shares. Holders of PXRE Delaware common stock will not be required to exchange their stock certificates as a result of the reorganization. Should a shareholder desire to sell some or all of his or her PXRE Group common shares after the effective time, delivery of the stock certificate or certificates which previously represented shares of PXRE Delaware common stock will be sufficient.

           Following the reorganization, certificates bearing the name of PXRE Group will be issued in the normal course upon surrender of outstanding PXRE Delaware common stock certificates for transfer or exchange. If any stockholder surrenders a certificate representing shares of PXRE Delaware common stock for exchange or transfer and the new certificate to be issued is to be issued in a name other than that appearing on the surrendered certificate theretofore representing the PXRE Delaware common stock, it will be a condition to such exchange or transfer that the surrendered certificate be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange or transfer either (i) pay PXRE Group or its agents any taxes or other governmental charges required by reason of the issuance of a certificate registered in a name other than that appearing on the surrendered certificate or
(ii) establish to the satisfaction of PXRE Group or its agents that such taxes or other governmental charges have been paid.

STOCK COMPENSATION PLANS

           If the reorganization is consummated, PXRE Delaware's stock option plans (including the 1988 Stock Option Plan, the Restated Employee Annual Incentive Bonus Plan, the 1992 Officer Incentive Plan, the Employee Stock Purchase Plan, the Director Equity and Deferred Compensation Plan, the Non-Employee Director Deferred Stock Plan and the Director Stock Option Plan) will be amended to provide that PXRE Group common shares will thereafter be issued by PXRE Group upon exercise of any options issued thereunder. The retirement, restricted stock, stock purchase and other employee and director benefit plans of PXRE Delaware will be similarly revised or amended, as necessary.

           Stockholder approval of the merger agreement will also constitute stockholder approval of amendments to the stock option, restricted stock and other employee benefit plans providing for future use of PXRE Group common shares in lieu of PXRE Delaware common stock thereunder.

           PXRE Delaware has requested its employees and directors to agree that the reorganization will not constitute or result in a "change in control" or similar event for purposes of various PXRE Delaware benefit plans containing provisions triggered by such events. PXRE Delaware does not expect to incur any material costs as a consequence of the reorganization's triggering of such provisions.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

           In considering the recommendation of the PXRE Delaware board of directors with respect to the merger, you should be aware that certain of the executive officers and members of the board of directors of PXRE Delaware may have interests in the merger that are in addition to, or different from, your interests.

           Certain of the executive officers of PXRE Delaware will become executive officers of PXRE Group and PXRE Bermuda. The members of the board of directors of PXRE Delaware will become board members of PXRE Group, and will resign their positions as board members of PXRE Delaware, and be replaced by executive officers of PXRE Delaware. See "Management of PXRE Group."

           On the record date, the directors and executive officers of PXRE Delaware, and their affiliates had voting control of 869,606 shares of PXRE Delaware common stock (including 636,700 shares owned by Phoenix Home Life) representing approximately 7.4% of the shares of PXRE Delaware common stock outstanding on the record date. Such directors and executive officers have indicated that they intend to vote or direct the vote of such shares in favor of the merger proposal.

           See "Stock Compensation Plans" above for a discussion of certain amendments made or to be made to various PXRE Delaware benefit plans in anticipation of the merger. Additional information relating to employment history, compensation and various benefit arrangements of PXRE Delaware and its executive officers and directors is set forth in and incorporated herein by reference to the PXRE Delaware Form 10-K. See "Where You Can Find More Information."

           On the record date Phoenix Home Life owned 636,700 shares of PXRE Delaware common stock representing approximately 5.4% of the then outstanding PXRE Delaware common stock. Robert W. Fiondella, David Searfoss and Philip McLoughlin, who are executive officers of Phoenix Home Life and certain of its affiliates, serve as directors of PXRE Delaware and will serve as directors of PXRE Group. Phoenix Home Life has indicated that it may be interested in participating in the proposed financing. See "Description of Authorized Shares of PXRE Group -- Proposed Financing." Any participation by Phoenix Home Life in such financing will be subject to approval by a majority of the disinterested directors of PXRE Group's board of directors.

STOCK EXCHANGE LISTING

           There is currently no established public trading market for PXRE Group common shares. Immediately following the reorganization, PXRE Group common shares will be listed on the NYSE under the symbol "PXT," the same symbol under which PXRE Delaware common stock is currently listed.

ACCOUNTING TREATMENT OF THE REORGANIZATION

           It is anticipated that the acquisition by PXRE Group of PXRE Delaware in connection with the reorganization will be accounted for at historical cost in a manner similar to a pooling of interests.

FEDERAL SECURITIES LAWS CONSEQUENCES

           This proxy statement/prospectus does not cover any resales of PXRE Group common shares to be received by PXRE Delaware stockholders upon consummation of the merger. No person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

           All PXRE Group common shares received by you in the merger will be freely transferable, unless you are deemed to be an "affiliate" of PXRE Delaware under the federal securities laws at the time of the special meeting of PXRE Delaware stockholders. If you are deemed to be an "affiliate," the PXRE Group common shares received by you in the merger may be resold by you only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under said Securities Act.

           Persons who may be deemed to be affiliates of PXRE Delaware for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, PXRE Delaware and may include officers, directors and principal stockholders of PXRE Delaware.

                           CERTAIN TAX CONSIDERATIONS

           The following summary of the taxation of PXRE Group, PXRE Bermuda and PXRE Barbados and the shareholders of PXRE Group is based upon current law and the opinions of Conyers Dill & Pearman with respect to matters of Bermuda taxation, of Chancery Chambers, Attorneys-at-Law with respect to matters of Barbados taxation and of Morgan, Lewis & Bockius LLP with respect to matters of United States taxation. The following summary is for general information only and does not purport to be a complete analysis or listing of all tax considerations that may be applicable, nor does it address the effect of any potentially applicable U.S. state or local tax laws, or the tax laws of any jurisdiction outside Bermuda, Barbados or the United States (except as indicated). The summary of U.S. federal income tax consequences to shareholders deals only with shares of PXRE Delaware common stock that are, and PXRE Group common shares that will be, held as capital assets and does not deal with the tax consequences applicable to all categories of shareholders, some of which (such as broker-dealers, banks, insurance companies, tax-exempt entities and investors who hold common stock, or will hold common shares, as part of hedging or conversion transactions and investors whose functional currency is not the U.S. dollar) may be subject to special rules. In addition, the summary does not discuss the U.S. federal income tax consequences of the reorganization to, or the ownership of PXRE Group common shares by, shareholders that are not "U.S. Holders." A "U.S. Holder" is, for purposes of this section of the proxy statement/prospectus, a beneficial owner of shares of PXRE Delaware common stock (prior to the reorganization) or PXRE Group common shares (thereafter) that is
(i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. Legislative, judicial or administrative changes may be forthcoming that could affect this summary. Opinions of tax counsel are not binding on tax authorities or courts. Neither PXRE Group, PXRE Bermuda nor PXRE Barbados intends to seek a tax ruling with respect to any of the issues described below.

           ALL HOLDERS OF PXRE DELAWARE COMMON STOCK AND PXRE GROUP COMMON SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS TO WHICH THEY MAY BE SUBJECT.

TAX CONSEQUENCES OF THE REORGANIZATION

       Bermuda

       Under current Bermuda law, no income tax, capital gains tax or withholding tax will be payable by PXRE Group, PXRE Bermuda or any U.S. Holders (other than U.S. Holders that are also residents of Bermuda) of PXRE Delaware common stock as a consequence of the reorganization.

       Barbados

       Under current Barbados law, no income tax, capital gains tax or withholding tax will be payable by PXRE Barbados as a consequence of the reorganization.

       United States

       Tax Consequences to PXRE Group and its Subsidiaries. Under current
U.S. federal income tax law, no income, capital gains or withholding tax will be payable by PXRE Group, PXRE Bermuda, PXRE Barbados, PXRE Delaware, or their respective direct or indirect subsidiaries as a consequence of the reorganization transactions.

       Tax Consequences to U.S. Holders of PXRE Delaware Common Stock. It is likely that the reorganization will constitute a "reorganization" within the meaning of Section 368(a) of the Code, in which case U.S. Holders of PXRE Delaware common stock would not recognize gain or loss on the conversion of their shares if PXRE Group were a U.S. corporation. If the reorganization is so treated, however, U.S. Holders will recognize gain, if any (but not loss), on the conversion of their PXRE Delaware common stock for PXRE Group common shares pursuant to Section 367(a) of the Code and the U.S. Treasury Regulations promulgated thereunder, because PXRE Group is not a U.S. corporation. In general, for U.S. federal income tax purposes, a U.S. Holder will recognize gain equal to the excess of the fair market value of its PXRE Group common shares as of the date of the reorganization over the U.S. Holder's aggregate adjusted basis in the PXRE Delaware common stock converted thereinto pursuant to the reorganization. Any such gain will be capital gain and will be long-term if, as of the date of the reorganization, the shares of PXRE Delaware common stock were held for more than one year. A U.S. Holder that recognizes gain on the conversion of its PXRE Delaware common stock for PXRE Group common shares will have a basis in its PXRE Group common shares equal to their fair market value on the date of the reorganization, and the holding period of the PXRE Group common shares will commence on the day after the date of the reorganization. A U.S. Holder that realizes but does not recognize a loss as a result of the reorganization will have a basis in its PXRE Group common shares equal to that of the PXRE Delaware common stock converted thereinto, and the holding period of its PXRE Group common shares will include the period the U.S. Holder held its PXRE Delaware common stock. If a U.S. Holder owns blocks of PXRE Delaware common stock that have different tax bases or holding periods, each block will be subject separately to the tax treatment described in this paragraph (for example, a loss on one block, not recognized under the rules described above, cannot be used to offset a recognized gain of the same U.S. Holder on another block).

       Reporting. Pursuant to Section 6038B of the Code, a U.S. Holder is required to file an information return on Internal Revenue Service ("IRS") Form 926 reporting the conversion along with certain additional information that must be attached thereto. Form 926 and its required attachments must be filed with such holder's U.S. federal income tax return for the taxable year that includes the conversion. The information that must be included with a Form 926 is described in temporary Treasury Regulation Section 1.6038B-1T. PXRE Delaware intends to provide such information to each U.S. Holder so as to enable each such holder to file its Form 926 on a timely basis. A U.S. Holder's failure to provide the information required by Section 6038B of the Code may result in, among other things, such holder being subject to a penalty equal to 10% of the fair value of the PXRE Delaware common stock converted pursuant to the reorganization. In addition, U.S. Treasury Regulations under Section 368 of the Code require that a U.S. Holder file with its U.S. income tax return in the year of the reorganization a complete statement of all facts pertinent to the reorganization, including (i) a statement of the basis of PXRE Delaware common stock converted in the reorganization and (ii) a statement of the amount of PXRE Group common shares received in the conversion, based upon the fair market value of the PXRE Group common shares at the date of the reorganization.

TAXATION OF THE COMPANY AND ITS SUBSIDIARIES

Bermuda

       Under present law, Bermuda will not impose on PXRE Group, PXRE Bermuda or any of their operations or the shares, debentures or other obligations of PXRE Group or PXRE Bermuda any tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax. PXRE Group has received, and PXRE Bermuda expects to receive, from the Minister of Finance of Bermuda an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda, to the effect that in the event of there being enacted in Bermuda any legislation imposing any such tax, then the imposition of such tax shall not be applicable to PXRE Group or PXRE Bermuda or to any of their operations or the shares, debentures or other obligations of PXRE Group or PXRE Bermuda until March 28, 2016. These assurances are subject to the proviso that they are not construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (PXRE Group and PXRE Bermuda are not currently so designated) or to prevent the application of any tax payable in accordance with the provisions of The Land Tax Act 1967 of Bermuda or otherwise payable in relation to the land, if any, leased to PXRE Group or PXRE Bermuda. PXRE Group and PXRE Bermuda are each required to pay certain annual Bermuda government and business fees and PXRE Bermuda, additionally, is required to pay certain insurance registration fees as an insurer under the Insurance Act 1977 of Bermuda. Under current rates, PXRE Group will pay a maximum fixed annual fee of $8,500, and PXRE Bermuda will pay a total of $5,960 per year (which includes the annual Bermuda government fee and the annual insurance business fee). In addition, all entities employing individuals in Bermuda are required to pay an employment tax. Currently there is no Bermuda withholding tax on dividends that may be paid by PXRE Bermuda or PXRE Group.

Barbados

       PXRE Barbados is licensed as an international business company under the International Business Companies Act, 1991-24. As a result, PXRE Barbados is entitled to special tax benefits, including a preferred rate of tax in respect of profits and gains and an exemption from withholding tax in respect of any dividends, interest, royalties, fees or management fees paid or deemed to be paid by PXRE Barbados to another international business company or to a person not resident in Barbados.

       PXRE Barbados will be subject to a Barbados corporation tax, assessed at a rate of 2.5% on profits and gains of up to 10 million Barbados Dollars (approximately U.S. $5 million), and at declining rates on profits and gains exceeding 10 million Barbados Dollars.

       PXRE Barbados may elect to take a credit in respect of taxes paid to a country other than Barbados provided that such an election does not reduce the tax payable in Barbados to a rate less than 1% of the profits and gains of PXRE Barbados in any income year.

       No taxes will be required to be withheld on payments in respect of dividends, interest, royalties, fees or management fees paid or deemed to be paid by PXRE Barbados to PXRE Group or to any other person not resident in Barbados.

       PXRE Barbados will not be subject to tax on capital gains in Barbados. A transfer of securities or assets of PXRE Barbados to a non-resident or to another international business company (other than a transfer of taxable assets) is also exempted from the payment of capital transfer tax or duty. The following assets are deemed to be taxable assets: (i) real property situated in Barbados and held by or on behalf of PXRE Barbados, and (ii) all office equipment, supplies, furnishings and fixtures, machinery, vehicles and equipment used in Barbados in carrying on the business and affairs of PXRE Barbados.


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




United States

       General. Each of PXRE Group, PXRE Bermuda and PXRE Barbados intends to operate its business in a manner that will not cause it to be treated as engaged in a U.S. trade or business. On this basis, none of PXRE Group, PXRE Bermuda or PXRE Barbados expect to be required to pay United States corporate income tax. However, whether a corporation is engaged in a U.S. trade or business is an inherently factual question. Therefore, there can be no assurances that the IRS will not contend successfully that PXRE Group, PXRE Bermuda or PXRE Barbados is engaged in such a trade or business. A foreign corporation deemed to be so engaged, unless exempted from tax by a tax treaty, as discussed below, would be subject to U.S. corporate income tax (currently at a maximum marginal tax rate of 35%) on the portion of its net income that is treated as effectively connected with the conduct of that trade or business, as well as the branch profits tax, as discussed below. Even though each of PXRE Group, PXRE Barbados and PXRE Bermuda intends to take the position that it is not engaged in a U.S. trade or business, each intends to file protective U.S. federal income tax returns in order to avoid having all of its deductions disallowed in the event that it were ultimately held to be so engaged and in order to commence the running of various statutes of limitation.

       Tax Treaties. Tax conventions between the United States and Bermuda or Barbados may provide relief to PXRE Bermuda and PXRE Barbados, respectively, if either such company is deemed to be engaged in the conduct of a U.S. trade or business.

       Under the tax convention between Bermuda and the United States (the "Bermuda Treaty"), a Bermuda company predominantly engaged in the insurance business, such as PXRE Bermuda, is subject to U.S. income tax on its insurance income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the United States. (As a holding company that is not predominantly engaged directly in an insurance business, PXRE Group will not be entitled to the benefits of the Bermuda Treaty.) PXRE Bermuda would not be entitled to the benefits of the Bermuda Treaty, however, if (i) 50% or more of PXRE Bermuda's stock were beneficially owned, directly or indirectly, by persons other than Bermuda residents or U.S. citizens or residents, or (ii) PXRE Bermuda's income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. Although the matter is inherently factual and not free from doubt, it is expected that the above exceptions to the Bermuda Treaty benefits will not apply to PXRE Bermuda, although there can be no assurances because, among other things, (i) there are no regulations promulgated under the Bermuda Treaty providing guidance and (ii) the burden of establishing beneficial ownership in the case of a Bermuda corporation with a publicly-traded Bermuda parent, such as PXRE Group, will fall upon PXRE Bermuda and PXRE Group. Furthermore, the Bermuda Treaty would not exempt PXRE Bermuda from personal holding company tax if it were classified as a personal holding company (see the discussion below under "-- Personal Holding Company Tax").


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



       Similarly, under the tax convention between Barbados and the United States (the "Barbados Treaty"), a corporation that is a Barbados resident will not be subject to U.S. income tax on income that is effectively connected with a U.S. business, unless such business is conducted through a permanent establishment in the United States. The benefits of the Treaty will be available to PXRE Barbados only if it is "managed and controlled" in Barbados and either
(i) it is engaged in the active conduct of a trade or business in Barbados or
(ii) more than 50% of each class of its stock is owned directly or indirectly by citizens or residents of the U.S. and residents of Barbados and it does not use more than 50% of its gross income to meet liabilities to persons who are not residents or citizens of the U.S. or residents of Barbados. Although the matter is inherently factual and not free from doubt, it is expected that PXRE Barbados will be managed and controlled in Barbados within the meaning of the Barbados Treaty and will satisfy one or both of the active conduct or stock ownership/gross income tests for Barbados Treaty benefits set forth above. As is the case under the Bermuda Treaty, there are no regulations promulgated under the Barbados Treaty providing guidance and the burden of establishing beneficial ownership in the case of a Barbados corporation with a publicly-traded Bermuda parent will fall upon PXRE Barbados and PXRE Group. Furthermore, the Barbados Treaty would not exempt PXRE Barbados from personal holding company tax if it were classified as a personal holding company (see the discussion below under "-- Personal Holding Company Tax").

       Each of PXRE Group, PXRE Bermuda and PXRE Barbados will operate under guidelines that are intended to minimize the risk that it will be treated as engaged in a U.S. trade or business, and each of PXRE Bermuda and PXRE Barbados will operate under guidelines that are intended to minimize the risk that it will be found to have a U.S. permanent establishment. Irrespective of such guidelines, there can be no assurance that PXRE Bermuda and PXRE Barbados will qualify for the Bermuda Treaty and the Barbados Treaty, respectively, now or in the future, or that the Bermuda Treaty or the Barbados Treaty will not be terminated or revised in a manner that could adversely affect any protection from U.S. corporate tax that it currently provides. If any of PXRE Group, PXRE Bermuda or PXRE Barbados were considered to be engaged in a U.S. trade or business and, with respect to PXRE Bermuda and PXRE Barbados, were considered not to be entitled to the benefits of the Bermuda Treaty and the Barbados Treaty, respectively, then such company would be subject to U.S. income tax and the results of operations and cash flows of the PXRE Group could be materially adversely affected.

       Branch Profits Tax. If any of PXRE Group, PXRE Bermuda or PXRE Barbados is deemed to be engaged in a U.S. trade or business, then such company also may be subject to a branch profits tax on the portion of its income that is effectively connected with a U.S. trade or business. Generally, the branch profits tax is an additional 30% tax on the earnings of a foreign corporation that are effectively connected with the conduct of a U.S. trade or business and deemed distributed as a dividend. In addition, any interest paid or deemed paid by the U.S. branch of a foreign corporation subject to the branch profits tax would be treated as U.S.-source income and subject to U.S. withholding tax. If PXRE Bermuda or PXRE Barbados is a qualified resident of Bermuda or Barbados, respectively, under the branch profits rules of the Code and the Bermuda Treaty or the Barbados Treaty, respectively, and does not have a permanent establishment in the

U.S., then the branch profits tax would not apply to such company. In addition, if PXRE Barbados were found to be engaged in a U.S. trade or business through a permanent establishment, the Barbados Treaty would reduce the rate of the branch profits tax on deemed dividends and on interest paid or deemed paid to 5%, assuming that PXRE Barbados is a qualified resident under both the branch profits rules of the Code and the Barbados Treaty. As noted above, both PXRE Bermuda and PXRE Barbados are expected to qualify for the benefits of the Bermuda Treaty and the Barbados Treaty, respectively, and neither is expected to have a permanent establishment in the U.S., although there can be no assurances that the companies will so qualify or that either the Bermuda Treaty or the Barbados Treaty will not be terminated or revised to eliminate the benefits of such treaty. If any of the companies is subject to the branch profits tax on deemed dividends for any taxable year, then no withholding tax will be imposed on any dividends actually paid by the company out of its earnings and profits for that taxable year.

       Personal Holding Company Tax. A 39.6% personal holding company tax ("PHCT") is imposed on the undistributed personal holding company income (subject to certain adjustments) of a personal holding company ("PHC"). The PHCT applies to a company that meets both of the following requirements: (i) more than 50% by value of such company's stock is owned, directly, indirectly or constructively, by five or fewer individuals and (ii) 60% or more of such company's adjusted gross income from U.S. sources or effectively connected with a U.S. trade or business is "personal holding company income," which includes various categories of passive income from U.S. sources or effectively connected with a U.S. trade or business, such as interest, dividends and royalties, but does not include insurance or reinsurance premiums. It is not expected that any of the companies will be classified as a PHC. The Bye-Laws of PXRE Group prohibit (subject to waiver by the Board of Directors of PXRE Group) any issuance or transfer of shares of PXRE Group that would result in any person owning, under the relevant attribution rules of the Code, more than 9.9% of the outstanding shares of any class of stock. There can be no assurance, however, that the share issuance and vote restrictions will prevent the ownership test from being met.

       Accumulated Earnings Tax. The accumulated earnings tax is imposed on corporations (including foreign corporations with direct or indirect shareholders subject to U.S. tax) that accumulate earnings in excess of the reasonably anticipated needs of the business (e.g., working capital, long-term debt service and capital surplus needs of the reinsurance business). In general terms, the tax is imposed at the rate of 39.6% on a corporation's excess accumulated earnings. If a foreign corporation files a U.S. tax return, as PXRE Group intends to do, then the tax can only be imposed, if at all, on U.S.-source income reduced by allowable deductions, as well as by dividends paid and a provision for the reasonably anticipated needs of the corporation. While it is not expected that any aspect of the companies' planned operations will subject PXRE Group, PXRE Bermuda or PXRE Barbados to the accumulated earnings tax, no assurance can be given that the IRS will not seek to impose the accumulated earnings tax on one or more of them.

       Withholding and Other Taxes on Investment Income. Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. withholding tax at a rate of 30% on the gross amount of certain "fixed or determinable annual or periodical gains, profits and income" derived from sources within the United States (such as dividends and certain types of interest on investments). Other jurisdictions also may impose withholding taxes on investment income from sources within such jurisdictions. The U.S. withholding tax does not apply to interest earned on bank deposits, including certificates of deposit, or to interest that qualifies as "portfolio interest" under Section 881(c) of the Code.

       In addition, where applicable, the Barbados Treaty limits withholding tax on dividends from U.S. corporations to 5% if the recipient owns at least 10% of the voting stock of the distributing corporation (the withholding tax rate is reduced to 15% otherwise). Consequently, it is anticipated that dividends paid by PXRE Delaware to PXRE Barbados will be subject to U.S. withholding tax at a rate of 5%. As mentioned above, however, there can be no assurance that PXRE Barbados will qualify for the benefits of the Barbados Treaty or that the Barbados Treaty will not be terminated or revised to eliminate these benefits. The Bermuda Treaty does not provide any similar reduction in U.S. withholding tax.

       Transfer Pricing. The Code provides the IRS with the authority to reallocate income, deductions and other tax-related items among commonly controlled entities to prevent the evasion of taxes or to clearly reflect income. Generally, inter-company transactions on the same or similar terms as would govern transactions between unrelated parties, so-called "arm's-length" terms, will be respected by the IRS. With this requirement in mind, PXRE Group will seek to ensure that transactions conducted between PXRE Bermuda and the U.S. subsidiaries of PXRE Delaware are on arm's-length terms, but no assurance can be given that the IRS will not successfully challenge the terms of these transactions and increase the U.S. tax liability of PXRE Delaware and its U.S. subsidiaries. It is important to note that the requirement of conducting transactions between PXRE Bermuda and the U.S. subsidiaries of PXRE Delaware on arm's length terms, subject to IRS audit, may tend to increase the U.S. corporate income tax liabilities of the PXRE Delaware consolidated tax group and generally reduce the tax savings which can be realized from the reorganization.

       Federal Excise Taxes. The United States also imposes an excise tax on insurance and reinsurance (including retrocessional) premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of such tax currently applicable to reinsurance premiums is 1% of gross premiums. Neither the Bermuda Treaty nor the Barbados Treaty currently provide any relief from this excise tax.

       U.S. State and Local Taxes. PXRE Group, PXRE Bermuda and PXRE Barbados each intends to conduct its operations to avoid or minimize its potential liability for state and local taxes. State income or premium taxes could be imposed with respect to activities conducted in a state even if such activities
(i) do not constitute the conduct of a trade or business for federal income tax purposes or (ii) qualify for the benefits of a tax treaty. In addition, state and local tax authorities may challenge the terms of transactions among commonly controlled entities and attempt to increase the state or local tax liabilities of PXRE Delaware and its U.S. subsidiaries, applying principles similar to those discussed above under "-- Transfer Pricing."

       PXRE Group's U.S. Subsidiaries. PXRE Delaware and its U.S. subsidiaries will continue to be subject to the same U.S. federal, state and local corporate income and insurance premium taxes to which they had been subject before the reorganization.

TAXATION OF SHAREHOLDERS

Bermuda

       Under existing Bermuda law, there will be no Bermuda income or withholding tax on dividends paid by PXRE Group to its shareholders. Furthermore, no Bermuda tax or other levy is payable on the sale or other transfer (including by gift or on the death of the shareholder) of PXRE Group common shares (other than by shareholders resident in Bermuda). The undertakings received by PXRE Group regarding the future imposition of taxes, discussed above under "-- Taxation of the Company and its Subsidiaries -- Bermuda," also applies to the possible future imposition of such taxes on PXRE Group shares.

United States

       Dividends. Subject to the discussion below of the controlled foreign corporation, passive foreign investment company or foreign personal holding company rules, distributions with respect to PXRE Group common shares will be treated as ordinary dividend income to the extent of PXRE Group's current or accumulated earnings and profits. Such dividends will not be eligible for the dividends received deduction allowed to United States corporations under the Code. The amount of any distribution in excess of PXRE Group's current and accumulated earnings and profits will first be applied to reduce the holder's tax basis in the PXRE Group common shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of the common shares.

       Foreign Tax Credit. U.S. Holders generally will not be entitled to any foreign tax credits with respect to distributions on the PXRE Group common shares for federal income tax purposes. It is anticipated that a significant portion of the dividends paid by PXRE Group to U.S. Holders may constitute U.S.-source income. Furthermore, it is likely that the dividends and substantially all of the RPII, if any, deemed distributed to U.S. Holders (as described below under "-- Related Person Insurance Income") that are foreign-source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most U.S. Holders of PXRE Group common shares to utilize excess foreign tax credits to reduce U.S. tax on such income.

       Controlled Foreign Corporation Status. A foreign corporation is treated as a controlled foreign corporation ("CFC") if "United States shareholders" collectively own directly, indirectly through foreign persons or constructively (by application of the rules set forth in Code Section 958(b), generally applying to options, family members, partnerships, estates, trusts or controlled corporations) more than 50% of the total combined voting power or total value of the corporation's stock. In addition, a special CFC rule applies to insurance companies, such as PXRE Bermuda: a foreign insurance (or reinsurance) company will be treated as a CFC for the purpose of treating its underwriting profits and associated investment income, if more than 25% of the stock (measured by vote or value) is owned directly or indirectly by "United States shareholders" and if more than 75% of its gross premiums are attributable to insurance or reinsurance policies that would produce "insurance income." "Insurance income" is defined as income attributable to the insuring, or reinsuring, of any risk (other than, under a temporary statutory provision that will not be applicable to PXRE Bermuda, certain insurance or reinsurance relating to risks located outside the United States), and includes the investment income derived from unearned premiums or reserves ordinary and necessary to the conduct of the insurance business. Under Code Section 951(b), any U.S. corporation, citizen, resident or other U.S. person who owns, directly, indirectly through foreign persons, or constructively, 10% or more of the total combined voting power of all classes of stock of the foreign corporation will be considered to be a "United States shareholder." Under Section 951(a) of the Code, each United States shareholder of a CFC must include in its gross income for United States federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. Subpart F income includes, among other things, (i) passive income such as dividends and interest, (ii) certain income earned from related parties and (iii) certain insurance income (as defined above). In addition, gain on the sale of stock of a CFC by a United States shareholder will be recharacterized as a dividend (and taxed as ordinary income, rather than as capital gain) to the extent of the United States shareholder's share of the CFC's earnings and profits.

       It is not anticipated that any of PXRE Group, PXRE Bermuda or PXRE Barbados will be treated as a CFC under the foregoing general rule (but see the discussion below under "--Related Person Insurance Income"). Under the Bye-Laws of PXRE Group, if any person owns or is deemed to own, under the relevant attribution rules of the Code, PXRE Group common shares consisting of more than 9.9% of PXRE Group's outstanding vote, then the voting rights of such common shares generally will be reduced to 9.9% of the outstanding vote of PXRE Group (after adjustment for such reduction in voting power). However, due to the breadth of the CFC constructive ownership rules and for other reasons, there may be practical difficulties in ensuring that none of PXRE Group, PXRE Barbados and PXRE Bermuda will become a CFC. In addition, because of the special insurance corporation CFC rule, it is possible (though not anticipated) for PXRE Bermuda to be treated as a CFC even though PXRE Group is not. However, so long as a shareholder of PXRE Group is not characterized as a United States shareholder, the classification of PXRE Group, PXRE Bermuda or PXRE Barbados as a CFC should have no adverse effect on such shareholder. Each U.S. Holder should consult its own tax advisor to ensure that its ownership interest in PXRE Group will not cause it to become a United States shareholder of PXRE Group or any of its subsidiaries.

       Related Person Insurance Income ("RPII"). Certain special provisions of the Code will apply to PXRE Bermuda if both (A) as is anticipated, 25% or more of the value or voting power of the PXRE Group common shares is held (directly or indirectly through foreign persons) by United States persons, and (B)(i) PXRE Bermuda has gross RPII greater than or equal to 20% of its gross insurance income and (ii) 20% or more of either the voting power or the value of the PXRE Bermuda common shares is owned directly or indirectly (including through PXRE Group) by persons directly or indirectly insured or reinsured by PXRE Bermuda or persons related to such insureds or reinsureds (the "de minimis tests"). RPII is any income (including investment income and premium income) from the direct or indirect insurance or reinsurance of any United States person who is either a shareholder in the foreign corporation receiving the income or a person related to such shareholder. For this purpose, related persons include corporations in which a shareholder owns more than 50% of the stock, by vote or value, partnerships, trusts or estates in which a shareholder owns more than 50% of the beneficial interests and, with respect to insurance policies covering liability arising from services performed as a director, officer or employee of a corporation or a partner or employee of a partnership, the person performing such services and the entity for which the services are performed.

       While there can be no assurance, it is not anticipated that 20% or more of the gross insurance income of PXRE Bermuda for any taxable year will constitute RPII or that 20% or more of the voting power or the value of PXRE Bermuda's common shares will be owned directly or indirectly by insureds or reinsureds or persons related thereto. If, however, both of these two contingencies were to occur, each U.S. Holder would be taxable currently on its allocable share of the RPII, even if such U.S. Holder is not a United States shareholder, as defined above. For this purpose, all of PXRE Bermuda's RPII would be allocated solely to U.S. persons (meaning generally U.S. Holders and other persons (such as U.S. partnerships) generally subject to U.S. federal income tax).

       To the extent information is required, PXRE Group may send a letter to each person who was a PXRE Bermuda policyholder during the year asking the policyholder to represent (i) whether it was a U.S. Holder or related to a U.S. Holder during the year, (ii) the number of PXRE Group common shares, if any, the policyholder owned directly, indirectly or constructively during the year and
(iii) the amount of premiums the policyholder paid for insurance that was issued or reinsured directly or indirectly by PXRE Bermuda. There can be no assurance that this procedure will enable PXRE Group to identify all of PXRE Bermuda's RPII or to determine whether either of the de minimis tests has been satisfied. For any year that PXRE Group determines that neither of the de minimis tests has been satisfied, PXRE Group may also seek information from its shareholders as to whether beneficial owners of the common shares at the end of the year are United States persons so that RPII may be apportioned among such persons. To the extent PXRE Group is unable to determine whether a beneficial owner of shares is a U.S. person, PXRE Group may assume that such is not a U.S. person for purposes of apportioning RPII, thereby increasing the per share RPII amount for all other U.S. persons who are shareholders.

       There is little guidance with respect to the RPII provisions of the Code. Regulations interpreting the RPII provisions of the Code exist only in proposed form, having been proposed on April 17, 1991. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and the application thereof to PXRE Group and PXRE Bermuda are uncertain. Each U.S. Holder should consult its tax advisor as to the effects of these uncertainties.

       Dispositions of Common Shares. Upon a disposition of common shares to a person other than PXRE Group, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's adjusted tax basis in such common shares. Subject to the discussions of the CFC and PFIC rules, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the common shares for more than one year.

       Section 1248 of the Code provides that if a United States shareholder sells or exchanges stock in a CFC, any gain from the sale or exchange of stock of the CFC may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain adjustments). As discussed above, PXRE Delaware does not anticipate that PXRE Group or any of its subsidiaries will be CFCs. Section 953(c)(7) of the Code generally provides that Section 1248 will also apply to the sale or exchange of shares in a foreign corporation that earns RPII if the foreign corporation would be taxed as an insurance company if it were a domestic corporation and the shareholder is a U.S. person, regardless of whether (i) the shareholder is a United States shareholder, (ii) RPII constitutes 20% or more of a corporation's gross insurance income or (iii) 20% or more of either the voting power or the value of the corporation's stock is owned directly or indirectly through foreign entities by persons (directly or indirectly) insured or reinsured by the corporation or persons related to such insureds or reinsureds. It is not clear whether Section 1248 would apply when a foreign corporation is not a CFC but has an insurance company subsidiary that is treated as a CFC under the special RPII rules. PXRE Group believes that Section 1248 should not apply to dispositions of PXRE Group common shares because a disposition of PXRE Group common shares would not constitute a disposition of the shares of PXRE Bermuda, and that proposed Treasury regulations issued on April 17, 1991 should be interpreted in this manner. There can be no assurance, however, that the IRS would interpret the proposed regulations in this manner or that the Treasury will not amend the regulations to provide that Section 1248 will apply to dispositions of PXRE Group common shares.

     Passive Foreign Investment Companies. Sections 1291 through 1298 of the Code contain special and adverse rules applicable with respect to foreign corporations that are "passive foreign investment companies" ("PFICs"). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes "passive income" or 50% or more of its assets produce passive income. If PXRE Group were to be characterized as a PFIC, a U.S. Holder could be subject to a penalty tax at the time of its sale of, or receipt of an "excess distribution" with respect to, the common shares. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that would have been due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions throughout the holder's period of ownership at the highest rate of tax in effect in those years. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

       The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business" and which would be subject to taxation as an insurance company if it were a domestic corporation. This exception is intended to ensure that income derived by a bona fide insurance company from the investment of its insurance reserves is not treated as passive income. The PFIC statutory provisions contain a look-through rule for purposes of determining whether a foreign corporation is a PFIC, which provides that a foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns directly or indirectly at least 25% of the value of such corporation's stock. Under these rules, it is anticipated that income from the insurance operations of PXRE Bermuda and other direct or indirect subsidiaries of PXRE Group actively engaged in the insurance business, as well as nonpassive income of PXRE Group's other subsidiaries, and the assets used to produce such income, will be nonpassive income and assets, respectively, and that such nonpassive income and assets will be deemed to be received and owned, respectively, by PXRE Group so that PXRE Group will not be characterized as a PFIC. It is believed that this interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies and holding companies from the application of PFIC provisions; there can, of course, be no assurances as to what positions the IRS or a court might take in the future.

         In some circumstances, a U.S. Holder may avoid certain of the unfavorable consequences of the PFIC rules by making a qualified electing fund ("QEF") election in respect of PXRE Group. A QEF election effectively would require an electing U.S. Holder to include in income currently its pro rata share of the ordinary earnings and net capital gain of PXRE Group. However, a U.S. Holder cannot elect QEF status with respect to PXRE Group unless PXRE Group complies with certain reporting requirements and there can be no assurances that PXRE Group will provide the required information.

       No regulations interpreting the insurance income exception or the look-through rule have yet been issued. Therefore, substantial uncertainty exists with respect to the application or the possible retroactivity of such regulations when they are issued. In addition, recently proposed regulations regarding similar PFIC requirements for banks would require that a bank seeking to qualify as an active business be licensed to conduct business in the jurisdiction in which it is incorporated and, in its ordinary course of business, accept deposits from customers who are residents of the country in which it is licensed. Were such a rule adopted for the determination of the active conduct of an insurance business, PXRE Bermuda would fail to qualify as an active


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business, and as a result PXRE Bermuda and PXRE Group might be classified as
PFICs. Each U.S. Holder should consult its tax advisor as to the effects of the PFIC rules.

       FPHC Status. A foreign corporation is treated as a foreign personal holding company ("FPHC") if (i) more than 50% of its stock, by vote or value, is owned directly, indirectly or constructively by five or fewer U.S. individuals and (ii) at least 60% (reduced to 50% in some circumstances where the corporation has previously been an FPHC) of its gross income for the taxable year is "foreign personal holding company income" ("FPHC income"). Shareholders (both direct and indirect through foreign persons) in an FPHC are required to include in their gross income their pro rata share of the FPHC's undistributed taxable income (subject to certain adjustments). The determination of gross income for purposes of testing FPHC status requires that all income be taken into account, regardless of whether the income is from U.S. sources or effectively connected with a U.S. trade or business, and generally includes, as a deemed dividend, the income of a subsidiary corporation that is an FPHC. FPHC income includes interest, dividends and other specified categories of passive income (excluding interest and dividends paid by certain subsidiaries that are not themselves FPHCs, but only to the extent the interest or dividend is not attributable to FPHC income of the subsidiaries), but does not include insurance or reinsurance premium income.

       It is not expected that any of PXRE Group, PXRE Bermuda or PXRE Barbados will be classified as an FPHC. The Bye-Laws of PXRE Group prohibit (subject to waiver by the Board of Directors of PXRE Group) any issuance or transfer of shares of PXRE Group that would result in any person owning, under the relevant attribution rules of the Code, more than 9.9% of the outstanding shares of any class of stock. There can be no assurance, however, that the share issuance and transfer restrictions will prevent the ownership test from being met.

       Information Reporting. Any U.S. Holder who at any time owns directly or indirectly (including, in the case of an individual, stock owned by members of his family) 10% or more of the vote or value of all of the outstanding stock of PXRE Group may be required to file IRS Form 5471 or other informational returns. In addition, any U.S. Holder that is treated as a United States shareholder under the RPII rules may be required to file IRS Form 5471 or other informational returns.

                 DESCRIPTION OF AUTHORIZED SHARES OF PXRE GROUP

GENERAL

       The authorized share capital of PXRE Group consists of 50,000,000 common shares, par value $1.00 per share, of which approximately 11,742,581 shares are expected to be issued and outstanding immediately after the reorganization, and 10,000,000 preferred shares, par value $1.00 per share, none of which will be issued and outstanding immediately after the reorganization. See however
"-- Proposed Financing."

COMMON SHARES

       Holders of the common shares have no pre-emptive, redemption, conversion or sinking fund rights. Subject to the voting restrictions set forth below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. In the event of a liquidation, dissolution, or winding-up of PXRE Group, the holders of common shares are entitled to share equally and ratably in the assets of PXRE Group, if any, remaining after the payment of all debts and liabilities of PXRE Group and the liquidation preference of any outstanding preference shares. Upon completion of the reorganization, all outstanding common shares will be fully paid and nonassessable. Additional authorized but unissued common shares may be issued by the Board of Directors of PXRE Group without the approval of the shareholders.

       Each common share has one vote, except that if, and so long as, the Controlled Shares (as defined below) of any person constitute more than 9.9% of the voting power of the outstanding shares, including common shares, of PXRE Group (a "Ten-percent Shareholder"), the voting rights with respect to the Controlled Shares owned by such person will be limited, in the aggregate, to a voting power of 9.9%, pursuant to a formula specified in PXRE Group's Bye-Laws. Notwithstanding the foregoing, these restrictions on voting do not apply to any person who owned or controlled more than 9.9% of the outstanding shares of common stock of PXRE Delaware on August 9, 1999 but only with respect to PXRE Group common shares into which shares of PXRE Delaware common stock owned on August 9, 1999 are converted in the reorganization. Moreover, PXRE Group's board of directors may in its discretion waive the 9.9% limitation on a case by case basis. The share votes that could be cast by Ten-percent Shareholders but for the restrictions on voting rights described above will be allocated to the other holders of shares, pro rata based on the number of shares held by all other holders of shares, subject only to the further limitation that no shareholder allocated any such voting rights may exceed the 9.9% limitation as a result of such allocation. "Controlled Shares" includes, among other things, (i) all common shares that a person owns within the meaning of
Section 958(a) of the Code, or is considered as owning by applying the rules of
Section 958(b) of the Code, (ii) all common shares that a person owns by applying the rules of Sections 544 or 554 of the Code, and (iii) all common shares that a person owns directly, indirectly or beneficially as a result of the possession of sole or shared voting power within the meaning of
Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder. These voting reallocation provisions could make it difficult or impossible for any person or group of persons acting in concert to acquire control of PXRE Group without agreement by PXRE Group's Board of Directors.

       The Bye-Laws of PXRE Group provide that the quorum required for a general meeting of shareholders is a majority of the outstanding shares entitled to vote at such meeting. Generally, actions by shareholders of PXRE Group are decided by a simple majority of votes cast at a meeting at which a quorum is present. See "Comparison of Stockholders' Rights."

       The holders of common shares will receive such dividends, if any, as may be declared by the board of directors of PXRE Group out of funds legally available for such purposes. Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) the company is, or after the payment would be, unable to pay its liabilities as they fall due, or (ii) the realizable value of the company's assets after such payment or distribution would be less than the aggregate amount of its liabilities and its issued share capital and share premium accounts. See "--Dividend Policy."

DIVIDEND POLICY

       PXRE Group intends to declare and pay quarterly cash dividends of $0.06 per common share following completion of the reorganization. The declaration and payment of dividends will be at the discretion of the board of directors of PXRE Group and will depend upon PXRE Group's results of operation and cash flows, the financial position and capital requirements of PXRE Group's reinsurance and insurance subsidiaries, general business conditions, legal, contractual, tax and regulatory restrictions on the payment of dividends and other factors the board of directors of PXRE Group deems relevant.

       PXRE Group, like PXRE Delaware, will be a holding company with no operations or significant assets other than through its ownership of the capital stock of its subsidiaries. Future dividends and other permitted payments from such subsidiaries are expected to be PXRE Group's principal source of funds to pay expenses and dividends.

       PXRE Delaware's ability to pay dividends is subject to Connecticut regulatory constraints and is restricted by covenants in indentures, credit agreements and other documents described in PXRE Delaware's Annual and Quarterly Reports incorporated herein by reference. See "Where You Can Find More Information." See also "-- Credit Agreement" below for a description of PXRE Delaware's revolving credit facility and certain proposed amendments to it.

       PXRE Bermuda will be subject to Bermuda regulatory constraints which will affect its ability to pay dividends to PXRE Group. See "Regulation of PXRE Bermuda."

       The payment of dividends by PXRE Group will also be subject to the dividend rights contained in any series of PXRE Group's preferred shares. See "--Preferred Shares" and "--Proposed Financing."

       Accordingly, there is no requirement or assurance that dividends in respect of PXRE Group's common shares will be declared or paid in the future.

CREDIT AGREEMENT

       In order to consummate the merger, PXRE Delaware is required to obtain the consent of the lenders under its Credit Agreement dated as of December 30, 1998 as amended (the "Credit Agreement") with First Union National Bank ("First Union") as Agent and First Union, Fleet National Bank, Credit Lyonnais New York Branch and The First National Bank of Chicago as lenders (collectively, the "Lenders"). Pursuant to the Credit Agreement, the Lenders have agreed


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





to make available to PXRE Delaware a $75,000,000 revolving credit facility, and $50,000,000 of borrowings were outstanding thereunder at the date of this proxy statement/prospectus.

       The parties are currently negotiating amendments to this facility which, among other things, would join PXRE Group and PXRE Barbados as parties and guarantors; extend representations, warranties, covenants and events of default to PXRE Group, PXRE Bermuda and PXRE Barbados; regulate transactions between PXRE Delaware and its subsidiaries on the one hand and PXRE Group and its subsidiaries other than PXRE Delaware and its subsidiaries on the other hand; and substitute PXRE Group for PXRE Delaware in respect of public company and related matters, all as more fully described in the draft Restated Credit Agreement filed with this proxy statement/prospectus and incorporated herein by reference. We cannot predict whether a Restated Credit Agreement will be agreed in a timely manner or, if agreed, whether it will include conditions that would be detrimental to PXRE.

       Currently, loans under the Credit Agreement bear interest at an annual rate equal to First Union's base rate, as in effect from time to time, for base rate loans or at a margin (1.00% as of June 30, 1999) over First Union's Eurodollar rate for periods of 30, 60, 90 or 180 days for LIBOR loans. In connection with the Credit Agreement, PXRE Delaware and First Union entered into an interest rate swap which, effective December 31, 1998, has the intended effect of converting the initial $50 million borrowings by PXRE Delaware into a fixed rate borrowing at an annual interest of 6.34%. Commitments under the Credit Agreement terminate on March 31, 2005 and are subject to annual reductions of 13 1/3% commencing March 31, 2000 and 33 1/3% on March 31, 2005, and, unless due or paid sooner, the aggregate principal of the loans are due and payable in full on March 31, 2005.

       At the date of this proxy statement/prospectus, the Credit Agreement contains covenants which, among other things, limit the ability of PXRE Delaware and its subsidiaries (including PXRE Reinsurance, Transnational Insurance and PXRE Limited): (a) to incur additional Indebtedness (other than certain permitted Indebtedness); (b) to create Liens upon their properties or assets (other than Permitted Liens); (c) to sell, transfer or otherwise dispose of their assets, business or properties (other than certain permitted dispositions); (d) to make additional Investments (other than certain permitted Investments, including Permitted Acquisitions and other Investments in compliance with, among other things, applicable law and the limitations set forth in the investment policy of PXRE Reinsurance and not exceeding specified limits); (e) to pay dividends or repurchase stock if after giving effect thereto a Default or Event of Default exists or the Fixed Charge Coverage Ratio would be less than 1.5 to 1.0 as defined in the Credit Agreement; (f) to enter into certain transactions with Affiliates; (g) to engage in any business other than
(1) the businesses engaged in on December 30, 1998 and businesses and activities reasonably related thereto or (2) in the case of any Insurance Subsidiary, the sale of any property and casualty insurance or reinsurance products; (h) to enter into or remain a party to certain ceded reinsurance agreements (1) with certain reinsurers that are neither rated "A-" or better by A.M. Best nor have financial strength ratings of "A-" or better by Standard & Poor's or Moody's Investors Service Inc. unless such reinsurers are Lloyd's syndicates and Lloyd's maintains a rating of "A-" or better by A.M. Best or Standard & Poor's or such reinsurers have provided appropriate collateral in respect of their obligations, or (2) which constitute Surplus Relief Agreements and which increase Combined Statutory Capital and Surplus by more than 5% as of the most recent fiscal year end; or
(i) to consolidate, merge or otherwise combine (or agree to do any of the foregoing) unless, among other things, (1) PXRE is the surviving entity in such merger or consolidation, (2) such merger or consolidation constitutes a Permitted Acquisition and the conditions and requirements of the Credit Agreement are complied with and (3) immediately thereafter no Default or Event of Default exists. The Credit Agreement also requires PXRE Delaware and PXRE Reinsurance where applicable to meet Leverage Ratio, Fixed Charge Coverage Ratio, Risk-Based Capital Ratio and Combined Statutory Surplus requirements.

       At the date of this proxy statement/prospectus, the Credit Agreement enumerates various Events of Default, including but not limited to, if: (1) any Person or group becomes the "beneficial owner" of securities of PXRE Delaware representing 20% or more of the combined voting power of the then outstanding securities of PXRE Delaware ordinarily having the right to vote in the election of directors; or (2) the board of directors of PXRE Delaware ceases to consist of a majority of the individuals who constituted the board as of December 30, 1998 or who subsequently become members after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the board as of December 30, 1998 (or their approved replacements). A copy of the Credit Agreement is filed as Exhibit 4.8 to PXRE's 1998 10-K and is incorporated herein by reference. Copies of various Joinder Agreements, dated May 18, 1999, Assignment and Acceptance Agreements, dated May 18, 1999, the First Amendment and Waiver to Credit Agreement, dated May 18, 1999, and the Second Amendment and Waiver to Credit Agreement, dated June 25, 1999, are filed as Exhibit 4.9 to PXRE Delaware's 10-Q for the quarterly period ended June 30, 1999 and are incorporated herein by reference.

PREFERRED SHARES

       Pursuant to PXRE Group's Bye-Laws, PXRE Group's board of directors may, without any vote or action of the holders of common shares, issue preferred shares in one or more series with such voting rights, preferences, qualifications, privileges, limitations, options, conversion rights, redemption features, restrictions and other special or relative rights as PXRE Group's board of directors may determine, including, without limitation, consideration, dividend rights, conversion rights, voting rights (full or limited or no voting power), terms and manner of redemption (including, without limitation, sinking fund provisions), redemption dates, redemption price, and liquidation preferences. Such rights, preferences, powers and limitations as may be established could also have the effect of impeding or discouraging the acquisition of control of PXRE Group.

PROPOSED FINANCING

       Following the completion of the reorganization, PXRE Group intends to capitalize PXRE


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





Bermuda with an initial capital of at least $35 million. Such additional capital may be raised in either the public or private markets. Although the terms of such financing are not presently ascertainable, it is expected that the financing will involve an offering of either PXRE Group preferred shares or common shares or rights or warrants to acquire preferred or common shares, or a combination of such securities.

       The PXRE Group common shares offered hereby will be subject to the limitations and prior rights associated with any PXRE Group preferred shares, including dividend rights, redemption rights, conversion rights and liquidation rights. An offering involving PXRE Group common shares (including PXRE Group preferred shares convertible into PXRE Group common shares) or rights or warrants to acquire such shares at less than net tangible book value (which was $26.43 per share at June 30, 1999 based on net book value plus negative goodwill) would cause you to incur dilution.

       In determining the terms of such financing, the board of directors of PXRE Group intends to consider, among other things, the historic and then current market prices of PXRE Group common shares, the book value of PXRE Group common shares as compared to its market price, PXRE Group's earnings and prospects, PXRE Group's actual and pro forma ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends, ratings of rating agencies, insurance and reinsurance business and regulatory considerations, market conditions, shareholder interests, and PXRE Group's need for capital.

       As an alternative to, or in conjunction with, such financing, PXRE Group may obtain such funds, or a portion thereof, from internal sources. Any such transaction may require insurance regulatory approval. We cannot predict whether any required approval will be obtained or whether the required approval will include conditions that would be detrimental to PXRE Group.

THE BYE-LAWS

       The Bye-Laws provide for the corporate governance of PXRE Group, including the establishment of share rights, modification of such rights, issuance of share certificates, imposition of a lien over shares in respect of unpaid amounts on those shares, calls on shares which are not fully paid, forfeiture of shares, the transfer of shares, alterations to capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and powers of directors, dividends, the appointment of an auditor and the winding-up of PXRE Group.

       The Bye-Laws provide that the board of directors of PXRE Group shall be divided into three classes that are elected for staggered three-year terms. As a consequence, shareholders will not vote for the election of a majority of directors in any single year. Shareholders may only remove a director for cause prior to the expiration of such director's term at a special meeting of shareholders at which a majority of the holders of shares entitled to vote thereon vote in favor of such action.


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





       The Bye-Laws contain various provisions affecting the transferability of the common shares. Under the Bye-Laws, no transfer of common shares is permitted if such transfer would result in a shareholder owning (directly, indirectly, beneficially or constructively) more than 9.9% of the voting power of the outstanding shares, including common shares, of PXRE Group or more than 9.9% of the outstanding shares of any class of PXRE Group's stock. Notwithstanding the foregoing, the restrictions on transferability do not apply to any person who owned or controlled more than 9.9% of the outstanding shares of common stock of PXRE Delaware on August 9, 1999 but only with respect to PXRE Group common shares into which shares of PXRE Delaware common stock owned on August 9, 1999 are converted in the reorganization. Moreover, the PXRE Group board of directors may in its discretion waive the 9.9% limitation on a case by case basis. The restrictions on transferability and the restrictions on voting described under "-- Common Shares" could have the effect of discouraging an attempt to obtain control of PXRE Group through certain actions.

TRANSFER AGENT

       The transfer agent and registrar of PXRE Group's common shares will be American Stock Transfer & Trust Company, New York, New York.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

COMPARISON OF STOCKHOLDERS' RIGHTS

       The rights of the stockholders of PXRE Delaware are governed by the Delaware General Corporation Law (the "DGCL") and PXRE Delaware's Restated Certificate of Incorporation, as amended, and Bylaws (collectively, the "PXRE Delaware Charter Documents"). Upon completion of the merger, the rights of PXRE Group's shareholders will be governed by (a) the Bermuda Companies Act of 1981, as amended (the "Companies Act"), (b) certain statutes governing Bermuda companies generally and (c) PXRE Group's Memorandum of Association and Bye-Laws (collectively, the "PXRE Group Charter Documents"). The companies law of Bermuda differs in certain respects from corporate laws generally applicable to Delaware corporations and their stockholders.

       The following is a summary of certain changes in the rights of stockholders resulting from the merger described in this proxy statement/prospectus, and does not purport to be complete or to cover all of the respects in which Bermuda companies law or the PXRE Group Charter Documents may differ from Delaware corporate laws and the PXRE Delaware Charter Documents. Certain of these changes, discussed below, will be effected automatically as a result of the merger. This comparison is qualified in its entirety by reference to the PXRE Delaware Charter Documents and the PXRE Group Charter Documents, which you should review carefully. Copies of the respective Charter Documents are available for inspection at the respective offices of each company and will be sent to you upon request.

VOTING RIGHTS AND QUORUM REQUIREMENTS

       PXRE Group. Under Bermuda law, the voting rights of shareholders are regulated by PXRE Group's Bye-Laws and, in certain circumstances, the Companies Act. The Bye-Laws specify that shareholders, present in person or by proxy, representing a majority of the total outstanding voting shares of PXRE Group are required to form a quorum for the transaction of business. Generally, any action or resolution requiring approval of the shareholders may be passed by a simple majority of the votes cast by the shareholders at a general meeting at which a quorum is present.

       Any shareholder of PXRE Group who is present at a meeting may vote in person, as may any corporation which is present by a duly authorized representative. PXRE Group's Bye-Laws also permit votes by proxy, provided the instrument appointing the proxy, together with evidence of its due execution satisfactory to PXRE Group's board of directors, is delivered to

PXRE Group's registered office not less than 48 hours before the time of the meeting. In general, no proxy may be voted or acted upon after 1 year from its date.

       Under PXRE Group's Bye-Laws, each shareholder of PXRE Group is normally entitled to one vote per PXRE Group common share held by such shareholder. However, if, and so long as, the Controlled Shares (as defined above in "Description of Authorized Shares of PXRE Group -- Common Shares") of any person constitute more than 9.9% of the voting power of the issued shares, including common shares, of PXRE Group, the voting rights with respect to the Controlled Shares owned by such person will be limited, in the aggregate, to a voting power of 9.9%, pursuant to a formula specified in the Bye-Laws. Notwithstanding the foregoing, these restrictions on voting do not apply to any person who owned or controlled more than 9.9% of the outstanding shares of common stock of PXRE Delaware on August 9, 1999 but only with respect to PXRE Group common shares into which shares of PXRE Delaware common stock owned on August 9, 1999 are converted in the reorganization. Moreover, the PXRE Group board of directors may in its discretion waive the 9.9% limitation on a case by case basis. The votes that could be cast by such person but for the restrictions on voting rights described above will be allocated to the other holders of shares, pro rata based on the number of shares held by such shareholders, subject only to the further limitation that no shareholder allocated any such voting rights may exceed the 9.9% limitation as a result of such allocation. These voting reallocation provisions could make it difficult or impossible for any person or group of persons acting in concert to acquire control of PXRE Group without agreement by PXRE Group's board of directors.

       PXRE Delaware. Under the DGCL and PXRE Delaware's Bylaws, each holder of record of PXRE Delaware common stock is entitled to one vote per share. Except as otherwise provided under Delaware law or the Charter Documents, the presence, in person or by proxy, of the holders of record of shares representing a majority of the outstanding shares of PXRE Delaware entitled to vote at the meeting constitutes a quorum. At all meetings of the stockholders, a quorum being present, all matters are decided by the affirmative vote of a majority of the shares of stock entitled to vote held by stockholders present in person or by proxy, except as otherwise required by PXRE Delaware's Certificate or by the laws of Delaware.

       Under the DGCL, any stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy. Unless the proxy provides for a longer period, no proxy may be voted or acted upon after three years from its date. Proxies may be transmitted by telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that such proxy either sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder.

VOTING RIGHTS WITH RESPECT TO EXTRAORDINARY CORPORATE TRANSACTIONS

       PXRE Group. Bermuda law permits amalgamation between two or more Bermuda companies (or between a Bermuda company and one or more Bermuda or foreign companies). PXRE Group's Bye-Laws require that such amalgamations be approved by the affirmative vote of shareholders holding a majority of the voting power of the then outstanding shares entitled to vote.

       PXRE Delaware. Under Delaware law, mergers and consolidations and sales, leases or exchanges of all or substantially all of the property or assets of a company, require the approval of the holders of a majority of the outstanding shares entitled to vote, except that no vote of stockholders of the corporation surviving a merger is necessary if (i) the merger does not amend the certificate of incorporation of the corporation, (ii) each outstanding share immediately prior to the effective date of the merger is to be an identical share after the merger, and (iii) either no common shares of the corporation and no securities or obligations convertible into common shares are to be issued in the merger, or the common shares to be issued in the merger plus common shares initially issuable on conversion of other securities issued in the merger does not exceed 20% of the common shares of the corporation immediately before the effective date of the merger.

       PXRE Delaware's Certificate contains special voting provisions which apply to certain business combination transactions involving PXRE Delaware or PXRE Reinsurance with, or proposed by or on behalf of, an interested stockholder or certain related parties. In general, such a transaction must be approved by at least 66 2/3% of the total voting power of PXRE Delaware's capital stock entitled to vote generally in the election of directors (including the affirmative vote of an Independent Majority (as defined in the Certificate) of PXRE Delaware stockholders); provided, however, that if the terms of such transaction clearly satisfy certain "fair price" requirements and such transaction is recommended to stockholders by the favorable vote of not less than a majority of the entire PXRE Delaware board and a majority (but in any event not less than four) of the Continuing Directors (as defined in the Certificate), then only the vote, if any, prescribed by the DGCL is required.

RESTRICTIONS ON CERTAIN TRANSFERS

       PXRE Group. Under PXRE Group's Bye-Laws no transfer of PXRE Group shares is permitted if such transfer would result in a shareholder owning or controlling, directly, indirectly, beneficially or constructively, more than 9.9% of the voting power of the outstanding shares, including common shares, of PXRE Group or more than 9.9% of the outstanding shares of any class of PXRE Group's stock. PXRE Group may refuse to register any such transfer on PXRE Group's share transfer records. A transferee will be permitted to promptly dispose of any PXRE Group shares purchased which violate the restriction and as to the transfer of which registration is refused. The transferor of such PXRE Group shares will be deemed to own such shares for dividend, voting and reporting purposes until a transfer of such shares has been so registered.

       In the event that PXRE Group becomes aware of a shareholder owning more than 9.9% of the voting power of PXRE Group's outstanding shares after a transfer of shares has been so registered, PXRE Group's Bye-Laws provide that the voting rights with respect to PXRE Group shares owned by such shareholder will be limited to a voting power of 9.9% as discussed more fully above.

       These restrictions do not apply to any person who owned or controlled more than 9.9% of the outstanding shares of PXRE Delaware common stock on August 9, 1999 but only with respect to PXRE Group common shares into which shares of PXRE Delaware common stock owned on August 9, 1999 are converted in the reorganization. Moreover, PXRE Group's board of directors may in its discretion waive the 9.9% limitation on a case by case basis.

       PXRE Delaware. PXRE Delaware's Charter Documents do not contain transfer and voting restrictions similar to those contained in PXRE Group's Bye-Laws.

DISSENTERS' RIGHTS

       PXRE Group. Under Bermuda law, a dissenting shareholder of a company participating in certain transactions may, under varying circumstances, apply to a Bermuda court for a proper valuation of such shareholder's shares and receive cash in the amount of the fair market value of his shares (as determined by a court), in lieu of the consideration he or she would otherwise receive in any such transactions. The court would ordinarily not set aside the transaction on that ground absent evidence of fraud or bad faith. Bermuda law, in general, provides for dissenters' rights in an amalgamation between non-affiliated companies, a scheme of arrangement, a reconstruction and certain other transactions.

       PXRE Delaware. Stockholders are entitled to demand appraisal of their shares in the case of mergers or consolidations, except where (i) they are stockholders of the surviving company and the merger did not require their approval under the DGCL, or (ii) the corporation's shares are either listed on a national securities exchange or on the NASDAQ National Market System or held of record by more than 2,000 stockholders. Appraisal rights are available in either
(i) or (ii) above, however, if the stockholders are required by the terms of the merger or consolidation to accept any consideration other than (a) shares of the corporation surviving or resulting from the merger or consolidation, (b) shares of another company which are either listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) any combination of the foregoing. Appraisal rights are not available in the case of a sale, lease, exchange or other disposition by a company of all or substantially all of its property and assets.

       Under Delaware law, PXRE Delaware stockholders will not have dissenters' appraisal rights in connection with the reorganization.

SPECIAL MEETINGS OF SHAREHOLDERS

       PXRE Group. Under Bermuda law and PXRE Group's Bye-Laws, a special general meeting of shareholders may be convened by the board of directors at any time and must be convened at the request of shareholders holding not less than 10% of the paid-in capital of PXRE Group carrying the right to vote at general meetings.

       PXRE Delaware. PXRE Delaware's Bylaws provide that the President or Secretary of PXRE Delaware may call a special meeting of stockholders. The President and Secretary of PXRE Delaware are also required to call a special meeting of stockholders upon the written


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request of stockholders holding of record at least 20% of the shares entitled to vote at such meeting. In addition, under Delaware law, if a company fails to hold its annual meeting within a period of 30 days after the date designated therefor, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a stockholder or director.

NUMBER AND QUALIFICATIONS OF DIRECTORS; SIZE OF BOARD

       PXRE Group. Under Bermuda law, the minimum number of directors of a company is two, although the minimum number may be set higher and the maximum number may also be set in accordance with the bye-laws of such company. The exact number of directors is usually fixed by the shareholders in general meeting. Only the shareholders may increase or decrease the number of director seats last approved by the shareholders. PXRE Group's Bye-Laws provide that the number of directors which constitute PXRE Group's board of directors shall not be less than 3 nor more than 12, and that the specific number of directors constituting the board shall be determined from time to time by the shareholders in general meeting. The size of PXRE Group's board is currently fixed at 9 directors. PXRE Group's board is divided into three classes, Classes I, II and III and directors are elected to serve staggered 3 year terms. As a result, approximately 1/3 of the board is elected each year. The shareholders may increase the number of directors to more than 12 and change the classification of PXRE Group's board by the affirmative vote of shareholders holding at least 66 2/3% of the voting power of the then outstanding shares entitled to vote.

       PXRE Delaware. Pursuant to PXRE Delaware's Certificate, PXRE Delaware's board is divided into three classes, and directors are elected to serve staggered 3 year terms. The number of directors may be increased or decreased by up to 2 members within any 12 month period by a resolution adopted by a majority of the PXRE Delaware board, with any further increases or decreases in such period requiring a resolution adopted by at least 66 2/3% of the whole PXRE Delaware board and a majority (but in any event not less than 6) of the Continuing Directors or by the affirmative vote of holders of at least 66 2/3% of the total voting power of PXRE Delaware's capital stock entitled to vote in the election of directors, including the affirmative vote of an Independent Majority of PXRE Delaware stockholders; provided, that the number of directors may not be less than 5 nor more than 11.

SHAREHOLDER NOMINATIONS

       PXRE Group. Nominations of persons for election as directors of PXRE Group may be made at a meeting of shareholders called for the election of directors by any PXRE Group shareholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in PXRE Group' Bye-Laws. To be timely, notice must be delivered to or mailed and received at PXRE Group's registered office not less than 60 days prior to such meeting. Such notice must set forth (a) as to each nominee (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of PXRE Group common shares beneficially owned


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by the nominee, (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A of the Exchange Act, and (v) the consent of the nominee to serve as a director, if so elected; and (b) as to the shareholder giving the notice (i) the shareholder's name and address and (ii) the class and number of shares of PXRE Group capital stock beneficially owned by the shareholder. The chairman of the meeting, if the facts warrant, has the authority to determine that a nomination was not made in accordance with the foregoing procedure, and, if he should so determine, any defective nomination will be disregarded.

       PXRE Delaware. PXRE Delaware's Certificate establishes procedures that must be followed for stockholders to nominate individuals for election to PXRE Delaware's board of directors. A stockholder entitled to vote for the election of directors may make nominations for the election of directors to the PXRE Delaware board, provided that (i) advance notice of the nomination is given to the PXRE Delaware board within a specified time period, (ii) such notice sets forth, among other things, the nominee's name, age, address and occupation and the number of shares of PXRE Delaware common stock owned by the nominee, (iii) the nomination can only be made at a stockholder meeting called for the election of directors and (iv) the chairman of the meeting has the discretion to determine whether the nominating stockholder has complied with the requirements of (i) through (iii) above and, if the chairman determines that the stockholders did not so comply, to disregard the nomination.

REMOVAL OF DIRECTORS; FILLING OF VACANCIES ON THE BOARD

       PXRE Group. Bermuda law provides that unless a corporation's bye-laws provide otherwise, the shareholders of a Bermuda company may, at a special general meeting called for the purpose, remove any director or the entire board of directors provided proper notice of the meeting is served on the director. PXRE Group's Bye-Laws provide that a director may only be removed by the shareholders for cause pursuant to the affirmative vote of shareholders holding a majority of the voting power of the then outstanding shares entitled to vote at a general meeting convened for the purpose of removing such director; provided, the subject director(s) has been served with at least 14 days prior notice of such meeting and is given the opportunity to be heard at the meeting.

       A vacancy on the board created by the removal of a director may be filled by the election or appointment by the shareholders at the meeting at which such director is removed. Any director so selected shall hold office for the term that coincides with the term of the class to which such director has been selected. Subject to any resolution of the shareholders to the contrary, PXRE Group's board may fill any vacancy caused by removal and left unfilled by the shareholders. PXRE Group's board also has the power (subject to any resolution of the shareholders to the contrary) to fill any casual vacancies on the board that may arise from time to time. Any director so appointed by the board shall hold office for the term that coincides with the term of the class to which such director has been selected.


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





       PXRE Delaware. The DGCL provides that unless a corporation's certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, the holders of a majority of the shares entitled to vote in an election of directors may remove any director or the entire board of directors only for cause. PXRE Delaware's Charter Documents provide that any director or the entire board of directors may be removed at any time, with or without cause, by the affirmative vote, at a meeting of stockholders called for that purpose, of the holders of 2/3 or more of voting shares that elected the director.

       Any vacancies in PXRE Delaware's board and any newly created directorships resulting from an increase in the number of directors may be filled only by the PXRE Delaware board acting by vote of 2/3 of the directors then in office, even though less than a quorum. Under Delaware law, any director elected to fill a vacancy will hold office for the term that coincides with the term of the class to which such director has been selected. No decrease in the number of directors may shorten the term of an incumbent director.

AMENDMENTS TO CHARTER DOCUMENTS

       PXRE Group. Following approval of its board of directors, amendments to the memorandum of association and bye-laws of a Bermuda company must be submitted to a general meeting of the shareholders and shall be effective only to the extent a quorum is present and the amendments are approved by a majority of the votes cast by the shareholders present at such meeting, unless the company's bye-laws provide otherwise. Under PXRE Group's Bye-laws, any change to PXRE Group's authorized share capital must be approved by a majority of the votes cast by the shareholders present at a general meeting for which notice has been duly given, and a quorum is present. However, under PXRE Group's Bye-Laws, the affirmative vote of shareholders holding at least 66 2/3% of the voting power of the then outstanding shares of PXRE Group is required to amend the Bye-law provisions relating to (i) changes to 9.9% voting limitation and related provisions limiting the voting rights and number of shares that can be owned and controlled by any shareholder, (ii) nomination and election of directors, and (iii) indemnification of officers and directors.

       PXRE Delaware. Amendments to PXRE Delaware's Certificate require approval by each of the following: (i) 2/3 of the whole board of directors of PXRE Delaware and a majority of the Continuing Directors (as defined in the Certificate), and (ii) holders of more than 66 2/3% of the voting power of the then outstanding shares entitled to vote and an Independent Majority of Shareholders (as defined in the Certificate).

       Amendments to PXRE Delaware's By-Laws require the approval of (i) 2/3 of the whole Board of Directors of PXRE Delaware and a majority of the Continuing Directors; or (ii) 66 2/3% of the voting power of the then outstanding shares entitled to vote and an Independent Majority of Shareholders.


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ANTI-TAKEOVER STATUTES

       PXRE Group. Bermuda does not currently have a tender offer statute. The Companies Act, however, provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of not less than 90% in value of the shares that are the subject of such offer accept it, the offeror may by notice, given within two months after the expiration of the four months, require that dissenting shareholders transfer their shares under the terms of the offer. Dissenting shareholders may apply to a court within one month of the notice objecting to the transfer, and the court may give such order as it thinks fit. The Companies Act also provides that the holders of not less than 95% of the shares of any class of shares in a company may give notice to the remaining shareholders or class of shareholders of the intention to acquire their shares on the terms set out in the notice. Recipients of the notice have a right to apply to the Bermuda courts for an appraisal.

       PXRE Delaware. Generally, the DGCL prohibits a publicly-held Delaware company, such as PXRE Delaware, from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or
(iii) at or after such time the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting shares that are not owned by the interested stockholder. An "interested stockholder" is a person who, together with affiliates or associates, owns (or within three years, did own) 15% or more of corporation's voting stock.

DERIVATIVE SUITS

       PXRE Group. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. In certain very limited circumstances an action can be brought by minority shareholders, on behalf of the Bermuda company, seeking to enforce a right of action vested in or derived from the Bermuda company. However, such a derivative action will not be permitted where there is an alternative action available which would provide an adequate remedy. Any property or damages recovered by derivative action go to the Bermuda company, not to the plaintiff shareholders.

       The Companies Act enables a shareholder who complains that the affairs of a company are being or have been conducted in a manner oppressive or prejudicial to some part of the shareholders, including himself, to petition the court, which may, if it is of the opinion that to wind up a company would unfairly prejudice those shareholders, but that otherwise the facts would justify a winding up order on just and equitable grounds, make such order as it thinks fit. The Companies Act also provides that a company may be wound up by the court if the court is of


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the opinion that it is just and equitable to do so. The latter provision is also available to minority shareholders seeking relief from the oppressive conduct of the majority, and the court has wide discretion to make such order as it may think fit. Except as mentioned above, claims against a Bermuda company by its shareholders must be based on the general law of contract or tort of Bermuda.

       A statutory right of action is conferred on subscribers to shares of a Bermuda company against persons (including directors and officers) responsible for the issue of a prospectus in respect of damage suffered by reason of an untrue statement therein, but this statutory provision confers no right of action against the Bermuda company itself. In addition, the Bermuda company itself (as opposed to its shareholders) may take action against the officers (including directors) of a Bermuda company for breach of their statutory and fiduciary duty to act honestly and in good faith with a view to the best interests of the Bermuda company.

       PXRE Delaware. Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. The DGCL provides that a stockholder must state in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile. No suit may be brought against any officer, director, or stockholder for any debt of a corporation for which he or she is an officer, director, or stockholder, until judgment is obtained therefor against the corporation and execution thereon returned unsatisfied. The complaint in such an action must state the claim against the corporation and the ground on which the plaintiff expects to charge defendants personally.

LIMITATIONS ON DIRECTOR LIABILITY

       PXRE Group. Under Bermuda law, a director must observe the statutory duty of care which requires such director to act honestly and in good faith with a view to the best interests of PXRE Group and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Bermuda law renders void any provision in the bye-laws or any contract between a company and any such director exempting him or her from or indemnifying him or her against any liability in respect of fraud or dishonesty of which he or she may be guilty in relation to PXRE Group.

       Under PXRE Group's Bye-Laws, each shareholder and PXRE Group agree to waive any claim against a director or officer of PXRE Group for any action or failure to act in the performance of his or her duties, but such waiver does not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

       PXRE Delaware. Under Delaware law, a company may include in its certificate of incorporation, a provision eliminating or limiting the liability of a director to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that a


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company may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain acts concerning unlawful payments of dividends or stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transactions from which a director derived an improper personal benefit. PXRE Delaware's Certificate contains provisions limiting the personal liability of directors to PXRE Delaware and its stockholders for monetary damages for a breach of fiduciary duty as directors to the full extent permitted under the DGCL.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

       PXRE Group. Under Bermuda law, a company is permitted to indemnify its officers and directors, out of the funds of the company, against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is given in their favor, or in which they are acquitted, or where, under relevant Bermuda legislation, relief from liability is granted to them by the court. PXRE Group's Bye-laws generally provide that the officers and directors of PXRE Group and their heirs shall be indemnified and held harmless out of the assets and profits of PXRE Group from and against all actions, costs, charges, losses, damages and expenses which they or their heirs may incur by reason of any act done or omitted in the execution of their duty in their respective offices; provided, that PXRE Group shall not be obligated to extend such indemnity to any matter in respect of any fraud or dishonesty which may attach to any of such persons. As noted above, the Bye-Laws also contain a waiver of action against the directors and officers by PXRE Group and each shareholder which does not extend to any matter in respect of any fraud or dishonesty which may attach to any such director or officer.

       PXRE Delaware. Under Delaware law, a company is permitted to indemnify its officers, directors and certain other persons against any liability incurred in any civil, criminal, administrative or investigative proceeding if such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, under Delaware law, to the extent that a director, officer, employee or agent of a company has been successful on the merits or otherwise in defense of any proceeding referred to above or in defense of any claim, issue or matter therein, he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. PXRE Delaware's Certificate provides for indemnification of officers and directors of PXRE Delaware against liability that they may incur in their capacities as such to the fullest extent permitted by Delaware law. In addition, pursuant to certain letter agreements between PXRE Delaware and its directors, PXRE Delaware has undertaken to indemnify its directors to the fullest extent permitted by its Certificate and applicable Delaware law.

PREEMPTIVE RIGHTS


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       PXRE Group. Under Bermuda law, no shareholder has a preemptive right to subscribe for additional issues of a company's shares unless, and to the extent that, such right is expressly granted to such shareholder under the bye-laws of a company or under any contract between such shareholder and the company. PXRE Group's Bye-Laws do not provide for preemptive rights and PXRE Group is not a party to any contract with any holder of PXRE Group common shares providing such rights.

       PXRE Delaware. Under Delaware law, no stockholder has a preemptive right to subscribe to additional issues of a corporation's stock unless, and to the extent that, such right is expressly granted to such stockholder in the corporation's certificate of incorporation. PXRE Delaware's Certificate does not provide for preemptive rights.

DIVIDENDS

       PXRE Group. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation.

       PXRE Delaware. Delaware law generally allows dividends to be paid out of surplus of the corporation or out of the net profit of the corporation for the current fiscal year and/or the prior fiscal year. No dividends may be paid if they would result in the capital of the corporation being less than the capital represented by the preferred shares of the corporation.

INSPECTION OF BOOKS AND RECORDS; SHAREHOLDER LISTS

       PXRE Group. Bermuda law provides the general public with a right of inspection of a Bermuda company's public documents at the office of the Registrar of Companies in Bermuda, and provides a Bermuda company's shareholders with a right of inspection of such company's bye-laws, minutes of general (shareholder) meetings, and audited financial statements. The register of shareholders is also open to inspection by shareholders free of charge and, upon payment of a small fee, by any other person. A Bermuda company is required to maintain its share register in Bermuda. A Bermuda company is required to keep at its registered office a register of its directors and officers which is open for inspection by shareholders or the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

       PXRE Delaware. Any stockholder of record, in person or by attorney or other agents, upon written demand under oath stating the purpose thereof, has the right during PXRE Delaware's


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usual hours for business to inspect, for any proper purpose, PXRE Delaware's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom.

                            MANAGEMENT OF PXRE GROUP

       The board of directors of PXRE Group, upon the effectiveness of the reorganization, will consist of those persons who, at the effective time, are serving as directors of PXRE Delaware, each to have the term of office for which he or she was elected or appointed. PXRE Group intends to establish committees of the board of directors which committees will have identical members and functions similar to those of the committees of the board of directors of PXRE Delaware immediately prior to the effective time.

       Bermuda law requires that all Bermuda exempted companies shall have (a) a minimum of two directors, other than alternate directors, ordinarily resident in Bermuda; or (b) a secretary who is ordinarily resident in Bermuda and a director, other than an alternate director, who is ordinarily resident in Bermuda; or (c) a secretary who is ordinarily resident in Bermuda and a resident representative; or (d) in the case of a company the shares of which are listed on an "appointed stock exchange," a resident representative. In order to satisfy these Bermuda law requirements, PXRE Group has appointed David J. Doyle as Secretary and James M. Macdonald as resident representative.

       PXRE Group's officers, upon the effectiveness of the reorganization, are expected to be the following persons:



                  Name                                        Position
                  ----                                        --------

       Gerald L. Radke                               Chairman, President and Chief Executive Officer

       James F. Dore                                 Executive Vice President and Chief Financial
                                                     Officer

       F. Sedgwick Browne                            Vice President

       David J. Doyle                                Secretary

       I.S. Outerbridge                              Assistant Secretary



     Messrs. Radke and Dore are presently employed as executive officers of PXRE Delaware. Mr. Browne is a partner in the law firm, Morgan, Lewis & Bockius LLP, New York, New York and is a director and secretary of PXRE Delaware. Mr. Doyle is an attorney in the law firm, Conyers Dill & Pearman, Hamilton, Bermuda and Mr. Outerbridge is an employee of Codan Services Limited, Hamilton, Bermuda, a company affiliated with Conyers Dill & Pearman.


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       PXRE Group has not paid compensation to any of the above-named executives before the date of this proxy statement/prospectus and is not expected to do so prior to the effective time of the merger.

       PXRE Group intends to hire a chief underwriting officer, an accounting officer and an office manager to be resident in Bermuda, none of whom have been identified at the date of this proxy statement/prospectus.

                           REGULATION OF PXRE BERMUDA

       The Insurance Act 1978 and Related Regulations. The Insurance Act and related regulations, which will regulate the business of PXRE Bermuda, provides that no person shall carry on an insurance business in or from within Bermuda unless registered as an insurer under the Act by the Minister of Finance. The Minister, in deciding whether to grant registration, has broad discretion to act as he thinks fit in the public interest. The Minister is required by the Act to determine whether the applicant is a fit and proper body to be engaged in insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. In connection with registration, the Minister may impose conditions relating to the writing of certain types of insurance.

       An Insurance Advisory Committee appointed by the Minister advises him on matters connected with the discharge of his functions and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

       The Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Minister powers to supervise, investigate and intervene in the affairs of insurance companies. Significant aspects of the Bermuda insurance regulatory framework are set forth below.

       Cancellation of Insurer's Registration. An insurer's registration may be canceled by the Minister on certain grounds specified in the Act, including failure of the insurer to comply with its obligations under the Act or, if in the opinion of the Minister after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

       Independent Approved Auditor. Every registered insurer must appoint an independent auditor who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, the latter of which is required to be filed annually with the Registrar of Companies, who is the chief administrative officer under the Act. The auditor must be approved by the Minister as the independent auditor of the insurer. The approved auditor may be the same person or firm which audits the insurer's financial statements and reports for presentation to its shareholders.


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       Statutory Financial Statements. An insurer must prepare annual statutory financial statements. The Act prescribes rules for the preparation and substance of such statutory financial statements (which include, in statutory form, a balance sheet, income statement, and a statement of capital and surplus, and detailed notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under The Companies Act 1981 of Bermuda, which financial statements may be prepared in accordance with U.S. GAAP. The insurer, within a specified time, must have a copy of its statutory financial statements available at its principal office for production to the Registrar upon request and the Registrar must be notified not later than 21 days after the date on which such financial statements become available; in addition, the Minister may at any time call for inspection of the statutory financial statements. The statutory financial statements must be maintained at the principal office of the insurer for a period of five years.

       Minimum Solvency Margin. The Insurance Act provides that the value of the long-term business assets of an insurer carrying on long-term business must exceed the amount of its long-term business liabilities by at least $250,000. The Insurance Act also provides that the value of the general business assets of a Class 3 insurer must exceed the amount of its general business liabilities by at least the prescribed minimum solvency margin.

       PXRE Reinsurance, as a Class 3 insurer, will be required to maintain a minimum solvency margin equal to the greatest of: (A) $1,000,000, (B) 20% of net premiums written up to $6,000,000 plus 15% of net premiums written over $6,000,000, and (C) 15% of loss reserves. In addition, PXRE Reinsurance will be prohibited from declaring or paying any dividends during any financial year it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (if it fails to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, the insurer will be prohibited, without the approval of the Minister, from declaring or paying any dividends during the next financial year).

       As a Class 3 insurer, PXRE Reinsurance also will be prohibited, without the approval of the Minister, from reducing by 15% or more its total statutory capital, as set out in its previous year's financial statements, and if it appears to the Minister that there is a risk of the insurer becoming insolvent or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the Minister may, in addition to the restrictions specified above, direct the insurer not to declare or pay any dividends or any other distributions or may restrict it from making such payments to such extent as the Minister may think fit.

       Minimum Liquidity Ratio. The Act provides a minimum liquidity ratio for general business. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the Minister, do not automatically qualify as relevant assets such as unquoted equity securities, investments in and advances to affiliates, real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

       Annual Financial Return. An insurer is required to file with the Registrar a statutory financial return within 21 days of the statutory financial statements becoming available but, in any event, no later than six months from the insurer's financial year end (unless specifically extended). The statutory financial return includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer; a declaration of the statutory ratios; and a solvency certificate.

       Supervision, Investigation and Intervention. The Minister may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Minister believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to him, the Minister may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

       If it appears to the Minister that there is a risk of an insurer becoming insolvent, the Minister may direct the insurer not to take on any new insurance business; not to vary any insurance contract if the effect would be to increase the insurer's liabilities; not to make certain investments; to realize certain investments; to maintain in Bermuda, or transfer to the custody of a Bermuda bank, certain assets; and to limit its premium income.

       An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. Without a reason acceptable to the Minister, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless thirty days' notice in writing to the Minister is given of the intention to do so. It is the duty of the principal representative, within thirty days of his reaching the view that there is a likelihood of the insurer for which he acts becoming insolvent or its coming to his knowledge, or his having reason to believe, that an "event" has occurred, to make a report in writing to the Minister setting out all the particulars of the case that are available to him. Examples of such an "event" include failure by the insurer to comply substantially with a condition imposed upon the insurer by the Minister relating to a solvency margin or a liquidity or other ratio.

       Dividends. Under Bermuda law, PXRE Bermuda may not lawfully declare or pay a dividend unless there are reasonable grounds for believing that it is, or will after payment of the dividend be, able to pay its liabilities as they become due, and that the realizable value of its assets will, after payment of the dividend, be greater than the aggregate value of its liabilities, issued share capital and share premium accounts. PXRE Bermuda will also be required to maintain statutory assets in an amount that permits it to meet the prescribed minimum solvency margin for the net premium income level of its business from time to time. In addition, the directors of PXRE Bermuda will, as a matter of prudence, be required to ensure that any dividend declared or paid is not of an amount that will reduce the reserves of PXRE Bermuda to a level that is not sufficient to meet the reserve requirements of its business.

                       CERTAIN FOREIGN LAW CONSIDERATIONS

BERMUDA

       PXRE Group has been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority, Foreign Exchange Control, whose permission for the issue of PXRE Group common shares has been obtained. This proxy statement/prospectus has been filed with the Registrar of Companies in Bermuda in accordance with Bermuda law.

       IN GRANTING SUCH PERMISSION AND UPON ACCEPTING THIS PROXY
STATEMENT/PROSPECTUS FOR FILING, THE BERMUDA MONETARY AUTHORITY AND THE REGISTRAR OF COMPANIES IN BERMUDA WILL ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY SCHEMES OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED WITH REGARD TO THEM.

       The transfer of PXRE Group common shares between persons regarded as non-resident in Bermuda for exchange control purposes and the issue of shares after the completion of the reorganization to such persons may be effected without specific consent under the Exchange Control Act of 1972 and regulations thereunder. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act of 1972.

       There are no limitations on the rights of persons regarded as non-resident of Bermuda for foreign exchange control purposes owning PXRE Group common shares to hold or vote their PXRE Group common shares, subject to the provisions of PXRE Group's Bye-Laws. Because PXRE Group has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to U.S. residents who are holders of PXRE Group common shares, other than in respect of local Bermuda currency.

       In accordance with Bermuda law, shares certificates are issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, PXRE

Group is not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust.

       PXRE Group will take no notice of any trust applicable to any of its common shares whether or not it had notice of such trust.

       As an "exempted company," PXRE Group is exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but as an exempted company PXRE Group may not participate in certain business transactions, including: (i) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 50 years) without the express authorization of the Bermuda legislature; (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; (iii) the acquisition of securities created or issued by, or any interest in, any local company or business, other than certain types of Bermuda government securities or securities of another "exempted" company, partnership or other corporation resident in Bermuda but incorporated abroad; or (iv) the carrying on of business of any kind in Bermuda, except in furtherance of the business of PXRE Group carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

       The Bermuda government actively encourages foreign investment in "exempted" entities like PXRE Group that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, PXRE Group is subject neither to taxes on its income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and profits can be accumulated by PXRE Group, as required, without limitation.

BARBADOS

       The Exchange Control Act (Barbados) does not apply to companies licensed as international business companies, and as such PXRE Barbados will not be subject to currency controls or restrictions in respect of its international business.

                                  LEGAL MATTERS

       Certain legal matters in connection with the common shares of PXRE Group to be issued in the reorganization have been passed upon for PXRE Group by Conyers Dill & Pearman, Hamilton, Bermuda. Conyers Dill & Pearman has also rendered an opinion regarding Bermuda tax consequences of the reorganization referred to in "Certain Tax Considerations." Chancery Chambers, Attorneys-at-Law has rendered an opinion regarding Barbados tax consequences of the reorganization referred to in "Certain Tax Considerations." The opinions regarding the United States federal tax consequences of the reorganization referred to in "Certain Tax Considerations" were rendered by Morgan, Lewis & Bockius LLP, New York, New York. Mr. F. Sedgwick Browne, a partner of Morgan, Lewis & Bockius LLP, is a director and secretary of

PXRE Delaware and owns beneficially 16,512 shares (including currently exercisable options to purchase 5,369 shares) of PXRE Delaware common stock. Mr. Browne is also a director and officer of PXRE Group and Messrs. David J. Doyle and James M. MacDonald of Conyers Dill & Pearman serve as Secretary and resident-representative, respectively, of PXRE Group.

                                     EXPERTS

       PXRE Corporation consolidated financial statements incorporated in this proxy statement/prospectus by reference to PXRE Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

       PXRE Group Ltd. financial statement as of June 1, 1999 included in this proxy statement/prospectus has been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       2000 ANNUAL MEETING OF STOCKHOLDERS

       PXRE Delaware will hold a 2000 annual meeting of stockholders only if the merger is not consummated before the time of such meeting. If a stockholder desires to present a proposal for inclusion in any year 2000 proxy materials of PXRE Delaware, such stockholder must submit such proposal in writing to PXRE Delaware for receipt not later than December 31, 1999. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in any year 2000 proxy materials of PXRE Delaware. Stockholders who wish to submit a proposal for consideration at PXRE Delaware's year 2000 annual meeting of stockholders, but who do not wish to submit a proposal for inclusion in the PXRE Delaware's proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver a copy of their proposal no later than 45 days prior to the day and month of the notice of meeting pertaining to the 1999 annual meeting of stockholders during the year 2000. If a stockholder fails to provide such 45 day notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority when the proposal is raised at the annual meeting. In either case, proposals should be delivered to PXRE Corporation, 399 Thornall Street, Edison, New Jersey 08837, Attention: Treasurer.

                       ENFORCEABILITY OF CIVIL LIABILITIES
                             AGAINST FOREIGN PERSONS

       PXRE Group is a Bermuda company. In addition, certain of the directors and officers of PXRE Group, as well as certain of the experts named in this proxy statement/prospectus, reside outside the United States. Also, all or a substantial portion of their assets, and certain of the assets of PXRE Group, are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon such persons or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities laws. PXRE Group has appointed CT Corporation System, New York, New York, as its agent to receive service of process in actions against it based on violations of the U.S. federal securities laws in connection with the transactions covered by this proxy statement/prospectus.

       PXRE Group is advised by its Bermuda counsel, Conyers Dill & Pearman, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by a court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. PXRE Group is also advised by Conyers Dill & Pearman that a final and conclusive judgment obtained in a court in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as: (i) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda; and (ii) the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law. A Bermuda court may impose civil liability on PXRE Group or its directors or officers in a suit brought in the Supreme Court of Bermuda against PXRE Group or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

                       WHERE YOU CAN FIND MORE INFORMATION

       PXRE Delaware files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by PXRE Delaware at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. PXRE Delaware's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Following the reorganization, PXRE Group will file such reports, statements and other information with the SEC.

       PXRE Group filed a Registration Statement on Form S-4 to register with the SEC the PXRE Group common shares to be issued to PXRE Delaware stockholders in the merger. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of PXRE Group in addition to being a proxy statement of PXRE Delaware for its stockholders' meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

       Upon completion of the reorganization, PXRE Group's common shares will be listed on the NYSE. At the time of such listing, PXRE Delaware's common stock will be delisted and will no longer be registered pursuant to the Exchange Act.

       The SEC allows PXRE Delaware and PXRE Group to "incorporate by reference" information into this proxy statement/prospectus, which means that PXRE Delaware can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that PXRE Delaware has previously filed with the SEC (File No. 0-15428). These documents contain important information about PXRE Delaware, including information concerning such company's financial performance.

       PXRE Delaware's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (which incorporates by reference certain information from PXRE Delaware's proxy statement relating to its 1999 Annual Meeting of Stockholders).

       PXRE Delaware's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

       PXRE Delaware is also incorporating by reference any additional documents that PXRE Delaware files with the SEC between the date of this proxy statement/prospectus and the date the reorganization is consummated. However, PXRE Delaware is not incorporating by reference the information referred to in
Item 402(a)(8) of Regulation S-K.

       YOU MAY OBTAIN A COPY OF PXRE DELAWARE'S FILINGS AT NO COST BY WRITING TO PXRE DELAWARE AT PXRE CORPORATION, 399 THORNALL STREET, EDISON, NEW JERSEY 08837, ATTENTION: INVESTOR RELATIONS OR TREASURER, OR BY TELEPHONING PXRE DELAWARE AT 732-906-6785. If you would like to request documents from PXRE Group, please do so by September 28, 1999 to receive them before the PXRE Delaware stockholders' meeting. PXRE Delaware will send such documents by first-class mail within one business day of receiving any such request.

       You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger proposal. Neither PXRE Delaware nor PXRE Group has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated August 19, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of PXRE Group common shares in the merger shall create any implication to the contrary.

       For North Carolina residents: PXRE Group common shares have not been approved or disapproved by the North Carolina Commissioner of Insurance, nor has the Commissioner of Insurance ruled upon the accuracy or adequacy of this document.

                             INDEX TO BALANCE SHEET


                                                                                        Page
                                                                                        ----
REPORT OF INDEPENDENT ACCOUNTANTS........................................................F-2

PXRE GROUP LTD. BALANCE SHEET AS OF JUNE 1, 1999 (date of inception).....................F-3

PXRE GROUP LTD. NOTES TO FINANCIAL STATEMENT.............................................F-4


                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and
Shareholder of PXRE Group Ltd.

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of PXRE Group Ltd. at June 1, 1999 (date of inception) in conformity with generally accepted accounting principles in the United States. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS

Hamilton, Bermuda
August 10, 1999

                                 PXRE GROUP LTD.
                                  BALANCE SHEET
                        June 1, 1999 (date of inception)
                      (Expressed in United States Dollars)

ASSETS

       Cash                                                                     $12,000
                                                                              -----------
              TOTAL ASSETS                                                      $12,000
                                                                              -----------
                                                                              -----------

STOCKHOLDER'S EQUITY

       Common stock, $1.00 par value, 12,000 shares authorized,
          issued and outstanding                                                $12,000

                                                                              -----------
             TOTAL STOCKHOLDER'S EQUITY                                         $12,000
                                                                              -----------
                                                                              -----------


    The accompanying notes are an integral part of this financial statement.

                                 PXRE GROUP LTD.
                          NOTES TO FINANCIAL STATEMENT
                        June 1, 1999 (date of inception)

1.     ORGANIZATION AND PROPOSED REORGANIZATION

       PXRE Group Ltd. (the "Company") was incorporated on June 1, 1999 as a holding company under the laws of Bermuda. The Company is a wholly owned subsidiary of PXRE Purpose Trust, a purpose trust established under the laws of Bermuda.

       The board of directors of PXRE Corporation, a publicly held Delaware holding company, has unanimously approved a proposed corporate reorganization pursuant to which the Company will become the parent holding company of PXRE Corporation. PXRE Corporation and its subsidiaries provide property and casualty reinsurance and insurance products to a national and international market place.

       In connection with the reorganization, the Company will repurchase for $1.00 per share 100% of the common shares owned by PXRE Purpose Trust. Pending the approval of the holders of a majority of the outstanding common stock of PXRE Corporation, each outstanding share of PXRE Corporation common stock other than shares held by PXRE Corporation and its subsidiaries will be converted into one common share of the Company.

       After the consummation of the reorganization, the Company will continue to carry on the holding company functions currently conducted by PXRE Corporation. The Company intends to commence underwriting and service operations in Bermuda and Barbados. To facilitate these operations, the Company intends to form and capitalize PXRE (Barbados) Ltd., a Barbados domiciled company and PXRE Reinsurance Ltd., a Bermuda domiciled company. PXRE (Barbados) Ltd. and PXRE Reinsurance Ltd. will be wholly-owned subsidiaries of the Company.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       a) All cash balances are held in escrow on behalf of the Company by Conyers Dill & Pearman, the Company's attorneys.

       b) All amounts are reported in US dollars.

3.     COMMON STOCK RESTRICTION

       The Company's bye-laws generally restrict the ownership and voting rights of any shareholder who directly or indirectly would own more than 9.9% of the outstanding common stock of the Company. The restriction requires the prompt disposition of any shares held in violation of the provision and limits the voting power of a shareholder with more than 9.9% of the outstanding shares to the voting power of a shareholder with 9.9% or less of the outstanding common shares.

4.     SUBSEQUENT EVENT

       On August 9, 1999, the Company's board of directors and shareholder approved a resolution to increase the number of authorized shares from 12,000 to 60,000,000 consisting of 50,000,000 common shares and 10,000,000 preferred shares.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of July 7, 1999 among PXRE CORPORATION, a Delaware corporation ("PXRE Delaware"), PXRE GROUP LTD., a Bermuda company ("PXRE Group") and wholly-owned by the PXRE Purpose Trust, a purpose trust established under the laws of Bermuda (the "PXRE Trust"), and PXRE MERGER CORP., a Delaware corporation ("Sub") and a newly formed, indirect wholly-owned subsidiary of PXRE Group.

WHEREAS, the respective Boards of Directors of PXRE Delaware, PXRE Group and Sub deem it advisable and in the best interests of their respective stockholders to reorganize (the "Reorganization") so that PXRE Group becomes the parent holding company for PXRE Delaware;

WHEREAS, the respective Boards of Directors of PXRE Delaware, Sub and PXRE Group have approved the merger of Sub with and into PXRE Delaware (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each outstanding share of common stock, par value $.01 per share ("PXRE Delaware Common Stock"), of PXRE Delaware (other than those shares held by PXRE Delaware or any direct or indirect wholly-owned subsidiary of PXRE Delaware), will be automatically converted into one common share, par value $1.00 per share ("PXRE Group Common Share"), of PXRE Group and each outstanding share of common stock, par value $.01 per share ("Sub Common Stock"), of Sub, will be automatically converted into one share of PXRE Delaware Common Stock;

WHEREAS, PXRE (Barbados) Ltd., a Barbados company ("PXRE Barbados") and wholly-owned subsidiary of PXRE Group has, as sole stockholder of Sub, approved the Merger and the PXRE Trust has, as sole stockholder of PXRE Group, approved the Merger; and

WHEREAS, the Merger requires the approval of the holders of a majority of the outstanding shares of PXRE Delaware Common Stock entitled to vote thereon at the meeting of holders of PXRE Delaware Common Stock to be called therefor (the "PXRE Delaware Stockholder Approval");

NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I

                                     MERGER

1.1    MERGER

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into PXRE Delaware at the Effective Time of the Merger (as defined in Section 1.2). Following the Effective Time of the Merger, the separate corporate existence of Sub shall cease and PXRE Delaware shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

1.2    EFFECTIVE TIME

Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 5.1, the parties shall file a certificate of merger or other appropriate documents (in any case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the close of business on the date that an appropriate Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Sub and PXRE Delaware shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time of the Merger").

1.3    EFFECTS OF THE MERGER

The Merger shall have the effects set forth in Section 259 of the DGCL.

                                   ARTICLE II

                  NAME, CERTIFICATE OF INCORPORATION, BY-LAWS,
               DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

2.1    NAME OF SURVIVING CORPORATION

The name of the surviving corporation shall be "PXRE Corporation."

2.2    CERTIFICATE OF INCORPORATION

The Restated Certificate of Incorporation of PXRE Delaware (the "PXRE Charter"), as in effect immediately prior to the Effective Time of the Merger, shall, from and after the Effective Time of the Merger, be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.3    BY-LAWS

The by-laws of PXRE Delaware (the "PXRE By-laws") as in effect immediately prior to the Effective Time of the Merger shall, from and after the Effective Time of the Merger, be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.4    DIRECTORS

The directors of PXRE Delaware immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal in accordance with the PXRE Charter and the PXRE By-laws, or as otherwise provided by applicable law.

2.5    OFFICERS

The officers of PXRE Delaware immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal in accordance with the PXRE Charter and the PXRE By-laws, or as otherwise provided by applicable law.

                                   ARTICLE III

                        CONVERSION AND EXCHANGE OF STOCK

3.1    CONVERSION

At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares:

(a) Sub Common Stock. Each issued and outstanding share of Sub Common Stock shall be converted into and become one fully paid and nonassessable share of PXRE Delaware Common Stock.

(b) Cancellation of PXRE Trust and PXRE Delaware-Owned Stock. Each outstanding PXRE Group Common Share that is owned by the PXRE Trust prior to the Effective Time of the Merger shall immediately after the Effective Time of the Merger be repurchased by PXRE Group for $1.00 per share, or $12,000 in the aggregate, and shall upon such repurchase be canceled and retired and shall cease to exist. Each outstanding share of PXRE Delaware Common Stock that is owned by PXRE Delaware or by any direct or indirect wholly-owned subsidiary of PXRE Delaware prior to the Effective Time of the Merger shall automatically be canceled and retired and shall cease to exist, and no PXRE Group Common Shares or other consideration shall be delivered or deliverable in exchange for such shares of PXRE Delaware Common Stock.

(c) Conversion of PXRE Delaware Common Stock. Each issued and outstanding share of PXRE Delaware Common Stock (other than shares to be canceled in accordance with Section 3.1(b)) shall be automatically converted into and shall become one validly issued, fully paid and non-assessable PXRE Group Common Share.

(d) Stock Option Plans. PXRE Group shall assume all the rights and obligations of PXRE Delaware under the 1988 Stock Option Plan, Restated Employee Annual Incentive Bonus Plan, 1992 Officer Incentive Plan, Employee Stock Purchase Plan, non-employee Director Stock Option Plan and non-employee director compensation arrangements allowing directors to convert their retainer fees to options, as each such plan has been or may be amended to the Effective Time of the Merger (collectively, the "Plans"). The outstanding options assumed by PXRE Group shall be exercisable upon the same terms and conditions as under the Plans and the agreements relating thereto immediately prior to the Effective Time of the Merger, except that upon the exercise of such options PXRE Group Common Shares shall be issuable in lieu of shares of PXRE Delaware Common Stock. The number of PXRE Group Common Shares issuable upon the exercise of an option immediately after the Effective Time of the Merger and the option price of each such option shall be the number of shares and option price in effect immediately prior to the Effective Time of the Merger. All options issued pursuant to the Plans after the Effective Time of the Merger shall entitle the holder thereof to purchase PXRE Group Common Shares in accordance with the terms of the Plans.

3.2    EXCHANGE OF STOCK

(a) Exchange Procedures. Following the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofore representing shares of PXRE Delaware Common Stock may, but shall not be required to, surrender the same to PXRE Group for cancellation or transfer, and each such holder or transferee will be entitled to receive certificates representing the same number of PXRE Group Common Shares as the shares of PXRE Delaware Common Stock previously represented by the stock certificates surrendered. If any certificate representing PXRE Group Common Shares is to be issued in a name other than that in which the certificate theretofore representing PXRE Delaware Common Stock surrendered is registered, it shall be a condition to such issuance that the certificate surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such issuance shall either: (i) pay PXRE Group or its agents any taxes or other governmental charges required by reason of the issuance of certificates representing PXRE Group Common Shares in a name other than that of the registered holder of the certificate so surrendered; or (ii) establish to the satisfaction of PXRE Group or its agents that such taxes or governmental charges have been paid. Until so surrendered or presented for transfer each outstanding certificate which, prior to the Effective Time of the Merger, represented PXRE Delaware Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of PXRE Group Common Shares as though such surrender or transfer and exchange had taken place.

(b) No Further Ownership Rights in PXRE Delaware Common Stock. All PXRE Group Common Shares issued upon the surrender for exchange of certificates in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of PXRE Delaware Common Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time of the Merger which may have been declared or made by PXRE Delaware on such shares of PXRE Delaware Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time of the Merger, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of PXRE Delaware Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates are presented to the Surviving Corporation they shall be canceled and exchanged as provided in this
Article III, except as otherwise provided by law.

                                   ARTICLE IV

                     EMPLOYEE BENEFIT AND COMPENSATION PLANS

At the Effective Time of the Merger, each employee benefit plan and incentive compensation plan to which PXRE Delaware is then a party shall be assumed by, and continue to be the plan of, the Surviving Corporation. To the extent any employee benefit or incentive compensation plan of PXRE Delaware provides for the issuance or purchase of, or otherwise relates to, PXRE Delaware Common Stock, after the Effective Time of the Merger, such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, PXRE Group Common Shares.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

5.1    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:

(a) Stockholder Approval. The PXRE Delaware Stockholder Approval shall have been obtained.

(b) Form S-4. The registration statement on Form S-4 filed with the Securities and Exchange Commission by PXRE Group in connection with the issuance of the PXRE Group Common Shares in the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceedings seeking a stop order.

(c) Governmental, Regulatory and Other Consents. All filings required to be made prior to the Effective Time of the Merger with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time of the Merger from, any court or governmental or regulatory authority or agency, domestic or foreign, or other person, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have been made or obtained (as the case may be).

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

6.1    TERMINATION

This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval by the stockholders of PXRE Delaware of matters presented in connection with the Merger, by action of the Board of Directors of PXRE Delaware or of PXRE Group.

6.2    EFFECT OF TERMINATION

In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of PXRE Delaware, Sub or PXRE Group, other than the provisions of this Article VI and Article VII.

6.3    AMENDMENT

This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of PXRE Delaware provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

6.4    WAIVER

At any time prior to the Effective Time of the Merger, the parties may waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

6.5    PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER.

A termination of this Agreement pursuant to Section 6.1, an amendment of this Agreement pursuant to Section 6.3 or a waiver pursuant to Section 6.4 shall, in order to be effective, require in the case of PXRE Delaware, Sub or PXRE Group, action by its Board of Directors.

                                   ARTICLE VII

                               GENERAL PROVISIONS

7.1    NOTICES

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to PXRE Delaware:

       PXRE Corporation
       399 Thornall Street
       Edison, NJ  08837

(b) if to PXRE Group:

       PXRE Group Ltd.
       c/o Conyers Dill & Pearman
       Clarendon House
       Church Street
       P.O. Box HM666
       Hamilton HM CX, Bermuda

(c)    if to Sub:

       PXRE Merger Corp.
       c/o PXRE Corporation
       399 Thornall Street
       Edison, NJ  08837

7.2    ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES

This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article III, are not intended to confer upon any person other than the parties any rights or remedies.

7.3    GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

IN WITNESS WHEREOF, PXRE Delaware and Sub have caused this Agreement to be signed in Edison, New Jersey, and PXRE Group has caused this Agreement to be signed in Hamilton, Bermuda, by their respective officers thereunto duly authorized, all as of the date first written above.

PXRE CORPORATION


By:           /s/ Gerald L. Radke
     -----------------------------------
     Name: Gerald L. Radke
     Title:   Chairman, CEO & President



PXRE MERGER CORP.


By:           /s/ Gerald L. Radke
     -----------------------------------
     Name: Gerald L. Radke
     Title:   President



PXRE GROUP LTD.


By:            /s/ David J. Doyle
     -----------------------------------
     Name:  David J. Doyle
     Title:    Secretary

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (i) PXRE Group is a Bermuda company. Section 98 of the Companies Act 1981 of Bermuda (the "Act") provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermudian company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

         The Company has adopted provisions in its Bye-Laws that provide that the Company shall indemnify its officers and directors to the maximum extent permitted under the Act.

         (ii) PXRE Delaware is a Delaware company. Section 102(b)(7) of the DGCL provides that a Delaware corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends, or for any transaction from which the director derived an improper personal benefit. The PXRE Delaware Certificate contains a provision limiting the personal liability of a director to PXRE Delaware and its stockholders for monetary damages for a breach of fiduciary duty as a director to the full extent permitted by law.

         Additionally, Section 145, "Indemnification of Officers, Directors, Employees and Agents; Insurance", of the DGCL provides as follows:

                  (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

                  (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,
         (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

                  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

                  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

                  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation such person would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         (iii) Article VI of the PXRE Delaware Certificate provides for indemnification of directors and officers of PXRE Delaware against liability they may incur in their capacities as such to the full extent permitted under Delaware law. In addition, pursuant to certain letter agreements between PXRE Delaware and its directors, PXRE Delaware has undertaken to indemnify its directors to the fullest extent permitted by Article VI of the PXRE Delaware Certificate and applicable Delaware law.

         (iv) There is in effect Directors and Officers Liability and Corporation Reimbursement Insurance Policies with Reliance Insurance Company and Great American Insurance Company. The policy insures the directors and officers of PXRE Group and PXRE Delaware against loss arising from any claim or claims made against such directors or officers, individually or collectively, by reason of certain wrongful acts such as any actual or alleged error or misstatement or misleading statement or act, omission, neglect or breach of duty by the officers and directors in the discharge of their duties. The policy also insures PXRE Group and PXRE Delaware against loss for which PXRE Group or PXRE Delaware is required to indemnify or for which PXRE Group or PXRE Delaware, to the extent permitted by law, has indemnified the officers or directors arising from any claim against any of the directors or officers of PXRE Group and PXRE Delaware by reason of the wrongful acts described above. The policy does not insure directors and officers of PXRE Group and PXRE Delaware against loss in connection with any claim relating to any deliberately dishonest or fraudulent act or omission, any criminal or malicious act or omission, any willful violation of law or any accounting for profits for the purchase or sale of securities of PXRE Group and PXRE Delaware within the meaning of Section 16(b) of the Exchange Act. The combined limit of liability is $25,000,000 per policy year for both directors' and officers' liability and corporate reimbursement coverage.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
  NO.                                              DESCRIPTION
  ---                                              -----------
2        Agreement and Plan of Merger, dated as of July 7, 1999, among PXRE
         Delaware, PXRE Group and PXRE Merger Corp. (included as Annex A to the proxy statement/prospectus).
3.1      Memorandum of Association of PXRE Group.
3.2      Bye-Laws of PXRE Group.
4.1      Form of Specimen Common Share certificate, par value $1.00 per share, of PXRE Group.
4.2      Credit Agreement dated as of December 30, 1998 among PXRE Delaware, the banks and financial institutions listed on the signature pages thereto or that subsequently become parties thereto (collectively, the
         "Lenders") and First Union National Bank ("First Union") as agent for the Lenders (Exhibit 4.8 to PXRE Delaware's Form 8-K dated January 8,
         1999 (File No. 0-15428), and incorporated herein by reference).
4.3      First Amendment and Waiver to Credit Agreement dated as of May 18, 1999 among PXRE Delaware, the Lenders and First Union, Joinder Agreements
         dated May 18, 1999 by Fleet National Bank and Credit Lyonnais New York
         Branch, Assignments and Acceptances dated May 18, 1999 between First
         Union and Fleet National Bank and between First Union and The First
         National Bank of Chicago, respectively (Exhibit 4.9 to PXRE Delaware's
         Form 10-Q for the quarterly period ended June 30, 1999 (File No. 0-15428), and incorporated herein by reference).
4.4      Second Amendment and Waiver to Credit Agreement dated as of June 25,
         1999 among PXRE Delaware, the Lenders and First Union, (Exhibit 4.9 to
         PXRE Delaware's Form 10- Q for the quarterly period ended June 30, 1999
         (File No. 0-15428), and incorporated herein by reference).
4.5      First Amended and Restated Credit Agreement among PXRE Delaware, as borrower, PXRE Group and PXRE Barbados, as guarantors, the Lenders named therein and First Union as agent. (draft)
4.6      Indenture, dated as of January 29, 1997, between PXRE Delaware and
         First Union National Bank, as Trustee (Exhibit 4.3 to PXRE Delaware's
         Annual Report on Form 10-K for the fiscal year ended December 31, 1996
         (File No. 0-15428), and incorporated herein by reference).
4.7      First Supplemental Indenture, dated as of January 29, 1997, between
         PXRE Delaware and First Union National Bank, as Trustee, in respect of
         PXRE Delaware's 8.85% Junior Subordinated Deferrable Interest
         Debentures due 2027 (Exhibit 4.4 to the Annual Report on Form 10-K of
         PXRE Delaware for the fiscal year ended December 31, 1996 (File No.
         0-15428), and incorporated herein by reference).
4.8      Amended and Restated Declaration of Trust of PXRE Capital Trust I,
         dated as of January 29, 1997, among PXRE Delaware, as sponsor, the
         Administrators thereof, First Union Bank of Delaware, as Delaware
         Trustee, First Union National Bank, as Institutional Trustee, and the
         holders from time to time of undivided interests in the assets of PXRE
         Capital Trust I (Exhibit 4.5 to the Annual Report on Form 10-K of PXRE
         Delaware for the fiscal year ended December 31, 1996 (File No.
         0-15428), and incorporated herein by reference).




4.9 Capital Securities Guarantee Agreement, dated as of January 29, 1997, between PXRE Delaware and First Union National Bank, as Guarantee
         Trustee (Exhibit 4.6 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1996 (File No.0-15428), and incorporated herein by reference).
4.10 Common Securities Guarantee Agreement, dated as of January 29, 1997, executed by PXRE Delaware (Exhibit 4.7 to the Annual Report on Form
         10-K of PXRE Delaware for the fiscal year ended December 31, 1996 (File
         No. 0-15428), and incorporated herein by reference).
4.11     Registration Rights Agreement, dated January 29, 1997, among PXRE
         Delaware, PXRE Capital Trust I and Salomon Brothers Inc, as
         Representative of the Initial Purchasers (Exhibit 10.1 to the Annual
         Report on Form 10-K of PXRE Delaware for the fiscal year ended December
         31, 1996 (File No. 0-15428), and incorporated herein by reference).
4.12     Purchase Agreement among PXRE Delaware, PXRE Capital Trust I and
         Salomon Brothers Inc, as Representative of the Initial Purchasers, dated January 24, 1997 (Exhibit 10.2 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1996 (File No.
         0-15428), and incorporated herein by reference).
5 Opinion of Conyers Dill & Pearman regarding the legality of the securities being registered.
8.1      Opinion of Conyers Dill & Pearman as to certain tax matters.
8.2      Opinion of Chancery Chambers as to certain tax matters.
8.3      Opinion of Morgan, Lewis & Bockius LLP as to certain tax matters.
10.1     PXRE Reinsurance Company Management Agreement among PXRE Reinsurance
         Company and, among others, Merrimack Mutual Fire Insurance Company
         ("Merrimack"), Pennsylvania Lumbermens Mutual Insurance Company
         ("Pennsylvania Lumbermens"), and NRMA Insurance Limited ("NRMA")
         (Exhibit 10.1 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1991 (File No. 0-15428), and incorporated herein by reference); letter dated November 28, 1990 from Pennsylvania Lumbermens confirming reduced participation (Exhibit 10.7 to PXRE Delaware's Form S-2 Registration Statement dated February 21,
         1992, as amended by Amendment No. 1 thereto dated April 1, 1992 and by Amendment No. 2 thereto dated April 13, 1992 and by Amendment No. 3 thereto dated April 23, 1992 (File No. 33-45893), and incorporated herein by reference); cover notes respecting January 1997 renewals by Merrimack, Pennsylvania Lumbermens and NRMA and cover note respecting participation commencing January 1, 1997 by Auto-Owners Insurance
         Company ("Auto-Owners") (Exhibit 10.3 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1996 (File No.
         0-15428), and incorporated herein by reference); cover notes respecting
         January 1999 renewals by NRMA, Pennsylvania Lumbermens, Auto-Owners and
         The Andover Companies (a Merrimack company) (Exhibit 10.3 to the Annual
         Report on Form 10-K of PXRE Delaware for the fiscal year ended December
         31, 1998 (File No. 0-15428), and incorporated herein by reference).


10.2 Quota Share Retrocessional Agreement between PXRE Reinsurance Company and Trenwick America Reinsurance Corporation ("Trenwick Group")
         (Exhibit 10.21 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1993 (File No. 0-15428), and incorporated herein by reference); cover note respecting January 1999 renewal by Trenwick Group (Exhibit 10.17 to the Annual Report on Form
         10-K of PXRE Delaware for the fiscal year ended December 31, 1998 (File
         No. 0-15428), and incorporated herein by reference).
10.3 Undertaking dated September 1, 1998 between PXRE Reinsurance Company and Select Reinsurance Ltd., Amended and Restated Facultative
         Obligatory Quota Share Retrocessional Agreement between PXRE
         Reinsurance Company and Select Reinsurance Ltd. and Variable Quota
         Share Retrocessional Agreement between PXRE Reinsurance Company and
         Select Reinsurance Ltd. (Exhibit 10.36 to the Annual Report on Form
         10-K of PXRE Delaware for the fiscal year ended December 31, 1998 (File
         No. 0-15428), and incorporated herein by reference).
10.4     Tax Settlement Agreement dated June 21, 1991 between PXRE Delaware,
         PXRE Reinsurance Company and PM Holdings, Inc. (Exhibit 10.2 to the
         Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended
         December 31, 1991 (File No. 0-15428), and incorporated herein by reference).
10.5     Investment Advisory Agreement between PXRE Reinsurance Company and
         Phoenix Investment Counsel, Inc., dated February 25, 1987 and effective as of January 1, 1987 (Exhibit 10.10 to Amendment No. 1 dated February
         19, 1987 to PXRE Delaware's Form S-1 Registration Statement dated
         August 29, 1986, as subsequently amended by Amendment No. 2 thereto dated March 25, 1987 (File No. 33-8406), and incorporated herein by reference); Amendment to Investment Advisory Agreement between PXRE
         Reinsurance Company and Phoenix Investment Counsel, Inc., effective retroactively as of January 1, 1987 (Exhibit 10.3 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1991 (File No. 0-15428), and incorporated herein by reference);
         Amendment No. 2 to Investment Advisory Agreement between PXRE
         Reinsurance Company and Phoenix Investment Counsel, Inc., effective as of November 1, 1989 (Exhibit 10.4 to the Annual Report on Form 10-K of
         PXRE Delaware for the fiscal year ended December 31, 1991 (File No.
         0-15428), and incorporated herein by reference); Amendment No. 3 to Investment Advisory Agreement between PXRE Reinsurance Company and
         Phoenix Investment Counsel, Inc. effective June 1, 1995 (Exhibit 10.26 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1995 (File No. 0-15428), and incorporated herein by reference).
10.6     Investment Management Agreement, effective January 29, 1997 between
         PXRE Delaware and Phoenix Investment Counsel, Inc. (Exhibit 10.29 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1996 (File No. 0-15428), and incorporated herein by reference).
10.7     Amended and Restated Investment Advisory Agreement between
         Transnational Reinsurance Company and Phoenix Investment Counsel, Inc., dated November 8, 1993 (Exhibit 10.4 to Transnational Re Corporation's
         Annual Report on Form 10-K for the


         fiscal year ended December 31, 1993 (File No. 0-22376) and incorporated herein by reference), as amended by the Amendment thereto, effective
         June 1, 1995 (Exhibit 10.11 to Transnational Re Corporation's Annual
         Report on Form 10-K for the fiscal year ended December 31, 1995 (File
         No. 0-22376) and incorporated herein by reference).
10.8     Amended and Restated Agreement Concerning Filing of Consolidated
         Federal Income Tax Returns dated as of August 23, 1993 between PXRE
         Delaware and PXRE Reinsurance Company (Exhibit 10.8 to the Annual
         Report on Form 10-K of PXRE Delaware for the fiscal year ended December
         31, 1993 (File No. 0-15428), and incorporated herein by reference);
         Addendum No. 2 dated November 10, 1994 to the PXRE Delaware Amended and
         Restated Agreement Concerning Filing of Consolidated Federal Income Tax
         Returns (Exhibit 10.22 to the Annual Report on Form 10-K of PXRE
         Delaware for the fiscal year ended December 31, 1994 (File No.
         0-15428), and incorporated herein by reference); and Addendum No. 3 dated as of December 11, 1996 to the PXRE Delaware Amended and Restated
         Agreement Concerning Filing of Consolidated Federal Income Tax Returns
         (Exhibit 10.22 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1996 (File No. 0-15428), and incorporated herein by reference).
10.9     Employee Stock Purchase Plan, as amended (Appendix A to PXRE Delaware's
         Proxy Statement dated April 23, 1993, and incorporated herein by reference). (M)
10.10    Executive Severance Plan. (M)
10.11 1988 Stock Option Plan, as amended (Exhibit A to the first Prospectus forming part of PXRE Delaware's Form S-8 and S-3 Registration Statement dated June 21, 1990 (File No. 33-35521), and incorporated herein by reference). (M)
10.12 Restated Employee Annual Incentive Bonus Plan, as amended (Appendix A to PXRE Delaware's Proxy Statement dated April 27, 1999, and incorporated herein by reference).(M)
10.13    1992 Officer Incentive Plan, as amended (Appendix B to PXRE Delaware's
         Proxy Statement dated April 27, 1999 and incorporated herein by reference).(M)
10.14    Director Stock Option Plan (Appendix A to PXRE Delaware's Proxy
         Statement dated May 3, 1995, and incorporated herein by reference) and Amendment thereto made as of April 17, 1997 (Exhibit 10.25 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended
         December 31, 1997 (File No. 0-15428), and incorporated herein by reference).(M)
10.15    Director Equity and Deferred Compensation Plan (Appendix C to PXRE
         Delaware's Proxy Statement dated April 30, 1997, and incorporated herein by reference).(M)
10.16    Non-Employee Director Deferred Stock Plan (Appendix A to PXRE
         Delaware's Proxy Statement dated April 12, 1991, and incorporated herein by reference).(M)

--------

(M) INDICATES A MANAGEMENT CONTRACT OR COMPENSATORY PLAN OR ARRANGEMENT IN WHICH THE DIRECTORS AND/OR EXECUTIVE OFFICERS OF PXRE PARTICIPATE.

10.17    Management Agreement dated as of November 8, 1993 among PXRE
         Reinsurance Company, Transnational Re Corporation and Transnational
         Reinsurance Company (Exhibit 10.22 to the Annual Report on Form 10-K of
         PXRE Delaware for the fiscal year ended December 31, 1993 (File No.
         0-15428), and incorporated herein by reference), as amended by Amendment No. 1 thereto, dated December 1, 1994 (Exhibit 10.21 to the
         Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended
         December 31, 1994 (File No. 0-15428), and incorporated herein by reference).
10.18    Aggregate Excess of Loss Reinsurance Agreement dated as of November 8,
         1993 between PXRE Reinsurance Company, as reinsurer, and Transnational
         Reinsurance Company, as reinsured (Exhibit 10.23 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1993 (File No. 0-15428), and incorporated herein by reference).
10.19    Agreement and Plan of Merger dated as of August 22, 1996 between PXRE
         Delaware and Transnational Re Corporation, as amended by Amendment No.
         1 dated as of September 27, 1996 and Amendment No. 2 dated as of October 24, 1996 (Annex A to PXRE Delaware's Form S-4 Registration
         Statement dated October 30, 1996 (File No. 333-15087), and incorporated herein by reference).
10.20    Services Agreement dated as of December 11, 1996 between PXRE
         Reinsurance Company and Transnational Reinsurance Company (Exhibit
         10.20 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1996 (File No. 0-15428), and incorporated herein by reference).
10.21    Reinsurance Pooling Agreement, effective as of January 1, 1999, between
         PXRE Reinsurance Company and Transnational Insurance Company.
10.22    Lease dated May 9, 1994 between Thornall Associates and PXRE Delaware
         (Exhibit 10.24 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1994 (File No. 0-15428), and incorporated herein by reference).
10.23    Lloyd's Deposit Trust Deed (Third Party Deposit) dated November 29,
         1996 between PXRE Limited and PXRE Reinsurance Company (Exhibit 10.32 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1997 (File No. 0-15428), and incorporated herein by reference).
10.24    Letter of Credit dated November 22, 1996 issued by The Chase Manhattan
         Bank by order of PXRE Reinsurance Company for the benefit of Lloyds
         (Exhibit 10.33 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1997 (File No. 0-15428), and incorporated herein by reference).
10.25    Lloyd's Security Trust Deed (Letter of Credit and Bank Guarantee) dated
         November 29, 1997 between PXRE Limited and Lloyds' (Exhibit 10.34 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1997 (File No. 0-15428), and incorporated herein by reference).
10.26 Operating Agreement of Cat Bond Investors, effective as of June 9, 1997 among Cat Bond Investors, Phoenix Home Life and PXRE Delaware (Exhibit
         10.35 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1997 (File No. 0-15428), and incorporated herein by reference).



10.27    Employment Agreement dated July 16, 1998 between PXRE Managing Agency
         Limited and Peter G. Butler (Exhibit 10.37 to the Annual Report on Form
         10-K of PXRE Delaware for the fiscal year ended December 31, 1998 (File
         No. 0-15428) and incorporated herein by reference). (M)
10.28    Employment Agreement dated June 8, 1998 between PXRE Delaware and
         Michael J. Toman (Exhibit 10.38 to the Annual Report on Form 10-K of
         PXRE Delaware for the fiscal year ended December 31, 1998 (File No.
         0-15428) and incorporated herein by reference). (M)
10.29    Employment Agreement dated April 14, 1999 between PXRE Reinsurance Company and Jeffrey Mayer (Exhibit 10.39 to PXRE Delaware's Form 10-Q for the
         quarterly period ended June 30, 1999 (File No. 0-15428) and incorporated herein by reference). (M)
11       Statement re: computation of earnings per share: (the information required by this exhibit is presented in the financial statements and notes thereto included in the Annual Report on Form 10-K of PXRE
         Delaware for the fiscal year ended December 31, 1998 (File No.
         0-15428), and incorporated herein by reference, and Quarterly Report on
         Form 10-Q of PXRE Delaware for the quarterly period ended June 30, 1999
         (File No. 0-15428), and incorporated herein by reference).
12       Statement re: computation of ratios: (attached hereto as Exhibit 12).
21       Subsidiaries of the Registrant. Upon the effectiveness of the reorganization, PXRE Group will have the following subsidiaries: PXRE
         (Barbados) Ltd., a Barbados company; PXRE Reinsurance Ltd., a Bermuda insurance company; PXRE Delaware, a Delaware corporation; PXRE
         Reinsurance Company, a Connecticut insurance company; Transnational
         Insurance Company, a Connecticut insurance company; PXRE Capital Trust
         I, a Delaware statutory business trust; PXRE Limited., an English company (the sole member of PG Butler Syndicate 1224 at Lloyd's); PXRE
         Managing Agency Limited (the managing agency for PG Butler Syndicate
         1224 at Lloyd's); PXRE Trading Corporation, a Delaware corporation;
         TREX Trading Corporation, a Delaware corporation; PX/TX Associates, a
         Delaware general partnership (of which PXRE Trading and TREX Trading are the only partners); CAT Fund, L.P., a Delaware limited partnership
         (of which PX/TX Associates is the sole general partner and PXRE Trading and TREX Trading are the only limited partners); Cat Bond Investors
         L.L.C. (of which PXRE Delaware and Phoenix Home Life are the only members); PXRE Solutions Inc., a Connecticut corporation; PXRE Direct
         Underwriting Managers, Inc., a Connecticut corporation; and PXRE
         Underwriting Managers, Inc., a Virginia corporation.
23.1     Consent of PricewaterhouseCoopers as to financial statements of PXRE
         Group.
23.2     Consent of PricewaterhouseCoopers LLP as to financial statements of
         PXRE Delaware.
23.3     Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.3).
23.4     Consent of Conyers Dill & Pearman (included in Exhibit 5 and Exhibit
         8.1).
23.5     Consent of Chancery Chambers (included in Exhibit 8.2).
27       Financial Data Schedule. (Exhibit 27 included in electronic filing only).
99.1     Form of proxy for the Special Meeting of Stockholders of PXRE Delaware.


ITEM 22.  UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to information called for by the other items of the applicable form.

         (2) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on August 17, 1999.

                                       PXRE GROUP LTD.
                                       (Registrant)

                                       By:       /s/ Gerald L. Radke
                                          --------------------------------------
                                                    Gerald L. Radke
                                             Chairman of the Board, President
                                               and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                  Name                                        Title                              Date
                  ----                                        -----                              ----


            /s/ Gerald L. Radke                     Chairman of the Board, President           August 17, 1999
___________________________________________         and Chief Executive Officer
                Gerald L. Radke                     (Principal Executive Officer)



           /s/ James F. Dore                        Executive Vice President and Chief         August 17, 1999
___________________________________________         Financial Officer (Principal
                 James F. Dore                      Financial Officer and Principal
                                                    Accounting Officer)



           /s/ F. Sedgwick Browne                   Director                                   August 17, 1999
___________________________________________
             F. Sedgwick Browne



___________________________________________         Director                                  _________, 1999
            Robert W. Fiondella



           /s/ Franklin D. Haftl                    Director                                   August 17, 1999
___________________________________________
            Franklin D. Haftl





___________________________________________         Director                                  _________, 1999
                Bernard Kelly



           /s/ Wendy Luscombe                       Director                                   August 17, 1999
___________________________________________
              Wendy Luscombe



           /s/ Philip R. McLoughlin                 Director                                   August 17, 1999
___________________________________________
            Philip R. McLoughlin



___________________________________________         Director                                  _________, 1999
               David W. Searfoss



____________________________________________        Director                                  _________, 1999
                  Wilson Wilde



CT CORPORATION SYSTEM                                                                          August 17, 1999





By: /s/ Stephania Rocco
   ___________________________
         Stephania Rocco
       Customer Specialist


                                  EXHIBIT INDEX

Exhibit
Number                                Description                                   Page
------                                -----------                                   ----
2        Agreement and Plan of Merger, dated as of July 7, 1999, among PXRE
         Delaware, PXRE Group and PXRE Merger Corp. (included as Annex A to the proxy statement/prospectus).
3.1      Memorandum of Association of PXRE Group.*
3.2      Bye-Laws of PXRE Group.*
4.1      Form of Specimen Common Share certificate, par value $1.00 per share, of PXRE Group.*
4.2      Credit Agreement dated as of December 30, 1998 among PXRE Delaware, the banks and financial institutions listed on the signature pages thereto or that subsequently become parties thereto (collectively, the
         "Lenders") and First Union National Bank ("First Union") as agent for the Lenders (Exhibit 4.8 to PXRE Delaware's Form 8-K dated January 8,
         1999 (File No. 0-15428), and incorporated herein by reference).
4.3      First Amendment and Waiver to Credit Agreement dated as of May 18, 1999 among PXRE Delaware, the Lenders and First Union, Joinder Agreements
         dated May 18, 1999 by Fleet National Bank and Credit Lyonnais New York
         Branch, Assignments and Acceptances dated May 18, 1999 between First
         Union and Fleet National Bank and between First Union and The First
         National Bank of Chicago, respectively (Exhibit 4.9 to PXRE Delaware's
         Form 10-Q for the quarterly period ended June 30, 1999 (File No.
         0-15428), and incorporated herein by reference).
4.4      Second Amendment and Waiver to Credit Agreement dated as of June 25,
         1999 among PXRE Delaware, the Lenders and First Union, (Exhibit 4.9 to
         PXRE Delaware's Form 10-Q for the quarterly period ended June 30, 1999
         (File No. 0-15428), and incorporated herein by reference).
4.5      First Amended and Restated Credit Agreement among PXRE Delaware, as borrower, PXRE Group and PXRE Barbados, as guarantors, the Lenders named therein and First Union as agent. (draft)*
4.6      Indenture, dated as of January 29, 1997, between PXRE Delaware and
         First Union National Bank, as Trustee (Exhibit 4.3 to PXRE Delaware's
         Annual Report on Form 10-K for the fiscal year ended December 31, 1996
         (File No. 0-15428), and incorporated herein by reference).
4.7      First Supplemental Indenture, dated as of January 29, 1997, between
         PXRE Delaware and First Union National Bank, as Trustee, in respect of
         PXRE Delaware's 8.85% Junior Subordinated Deferrable Interest
         Debentures due 2027 (Exhibit 4.4 to the Annual Report on Form 10-K of
         PXRE Delaware for the fiscal year ended December 31, 1996 (File No.
         0-15428), and incorporated herein by reference).
4.8      Amended and Restated Declaration of Trust of PXRE Capital Trust I,
         dated as of January 29, 1997, among PXRE Delaware, as sponsor, the
         Administrators thereof, First Union Bank of Delaware, as Delaware
         Trustee, First Union National Bank, as Institutional Trustee, and the
         holders from time to time of undivided interests in the assets of PXRE
         Capital Trust I (Exhibit 4.5 to the Annual Report on Form 10-K of PXRE
         Delaware for the fiscal year ended December 31, 1996 (File No.
         0-15428), and incorporated herein by reference).


Exhibit
Number                                Description                                   Page
------                                -----------                                   ----
4.9      Capital Securities Guarantee Agreement, dated as of January 29, 1997, between PXRE Delaware and First Union National Bank, as Guarantee
         Trustee (Exhibit 4.6 to the Annual Report on Form 10-K of PXRE Delaware
         for the fiscal year ended December 31, 1996 (File No.0-15428), and incorporated herein by reference).
4.10     Common Securities Guarantee Agreement, dated as of January 29, 1997, executed by PXRE Delaware (Exhibit 4.7 to the Annual Report on Form
         10-K of PXRE Delaware for the fiscal year ended December 31, 1996 (File
         No. 0-15428), and incorporated herein by reference).
4.11     Registration Rights Agreement, dated January 29, 1997, among PXRE
         Delaware, PXRE Capital Trust I and Salomon Brothers Inc, as
         Representative of the Initial Purchasers (Exhibit 10.1 to the Annual
         Report on Form 10-K of PXRE Delaware for the fiscal year ended December
         31, 1996 (File No. 0-15428), and incorporated herein by reference).
4.12     Purchase Agreement among PXRE Delaware, PXRE Capital Trust I and
         Salomon Brothers Inc, as Representative of the Initial Purchasers,
         dated January 24, 1997 (Exhibit 10.2 to the Annual Report on Form 10-K
         of PXRE Delaware for the fiscal year ended December 31, 1996 (File No.
         0-15428), and incorporated herein by reference).
5        Opinion of Conyers Dill & Pearman regarding the legality of the securities being registered.*
8.1      Opinion of Conyers Dill & Pearman as to certain tax matters.*

8.2      Opinion of Chancery Chambers as to certain tax matters.*

8.3      Opinion of Morgan, Lewis & Bockius LLP as to certain tax matters.*

10.1     PXRE Reinsurance Company Management Agreement among PXRE Reinsurance
         Company and, among others, Merrimack Mutual Fire Insurance Company
         ("Merrimack"), Pennsylvania Lumbermens Mutual Insurance Company
         ("Pennsylvania Lumbermens"), and NRMA Insurance Limited ("NRMA")
         (Exhibit 10.1 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1991 (File No. 0-15428), and incorporated herein by reference); letter dated November 28, 1990 from Pennsylvania Lumbermens confirming reduced participation (Exhibit 10.7 to PXRE Delaware's Form S-2 Registration Statement dated February 21,
         1992, as amended by Amendment No. 1 thereto dated April 1, 1992 and by Amendment No. 2 thereto dated April 13, 1992 and by Amendment No. 3 thereto dated April 23, 1992 (File No. 33- 45893), and incorporated herein by reference); cover notes respecting January 1997 renewals by Merrimack, Pennsylvania Lumbermens and NRMA and cover note respecting participation commencing January 1, 1997 by Auto-Owners Insurance
         Company ("Auto-Owners") (Exhibit 10.3 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1996 (File No.
         0-15428), and incorporated herein by reference); cover notes respecting
         January 1999 renewals by NRMA, Pennsylvania Lumbermens, Auto-Owners and
         The Andover Companies (a Merrimack company) (Exhibit 10.3 to the Annual
         Report on Form 10-K of PXRE


Exhibit
Number                                Description                                   Page
------                                -----------                                   ----
         Delaware for the fiscal year ended December 31, 1998 (File No.
         0-15428), and incorporated herein by reference).
10.2     Quota Share Retrocessional Agreement between PXRE Reinsurance Company and Trenwick America Reinsurance Corporation ("Trenwick Group")
         (Exhibit 10.21 to the Annual Report on Form 10-K of PXRE Delaware for
         the fiscal year ended December 31, 1993 (File No. 0-15428), and incorporated herein by reference); cover note respecting January 1999 renewal by Trenwick Group (Exhibit 10.17 to the Annual Report on Form
         10-K of PXRE Delaware for the fiscal year ended December 31, 1998 (File
         No. 0-15428), and incorporated herein by reference).
10.3     Undertaking dated September 1, 1998 between PXRE Reinsurance Company and Select Reinsurance Ltd., Amended and Restated Facultative
         Obligatory Quota Share Retrocessional Agreement between PXRE
         Reinsurance Company and Select Reinsurance Ltd. and Variable Quota
         Share Retrocessional Agreement between PXRE Reinsurance Company and
         Select Reinsurance Ltd. (Exhibit 10.36 to the Annual Report on Form
         10-K of PXRE Delaware for the fiscal year ended December 31, 1998 (File
         No. 0-15428), and incorporated herein by reference).
10.4     Tax Settlement Agreement dated June 21, 1991 between PXRE Delaware,
         PXRE Reinsurance Company and PM Holdings, Inc. (Exhibit 10.2 to the
         Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended
         December 31, 1991 (File No. 0-15428), and incorporated herein by reference).
10.5     Investment Advisory Agreement between PXRE Reinsurance Company and
         Phoenix Investment Counsel, Inc., dated February 25, 1987 and effective as of January 1, 1987 (Exhibit 10.10 to Amendment No. 1 dated February
         19, 1987 to PXRE Delaware's Form S-1 Registration Statement dated
         August 29, 1986, as subsequently amended by Amendment No. 2 thereto dated March 25, 1987 (File No. 33-8406), and incorporated herein by reference); Amendment to Investment Advisory Agreement between PXRE
         Reinsurance Company and Phoenix Investment Counsel, Inc., effective retroactively as of January 1, 1987 (Exhibit 10.3 to the Annual Report
         on Form 10-K of PXRE Delaware for the fiscal year ended December 31,
         1991 (File No. 0-15428), and incorporated herein by reference);
         Amendment No. 2 to Investment Advisory Agreement between PXRE
         Reinsurance Company and Phoenix Investment Counsel, Inc., effective as of November 1, 1989 (Exhibit 10.4 to the Annual Report on Form 10-K of
         PXRE Delaware for the fiscal year ended December 31, 1991 (File No.
         0-15428), and incorporated herein by reference); Amendment No. 3 to
         Investment Advisory Agreement between PXRE Reinsurance Company and
         Phoenix Investment Counsel, Inc. effective June 1, 1995 (Exhibit 10.26 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1995 (File No. 0-15428), and incorporated herein by reference).
10.6     Investment Management Agreement, effective January 29, 1997 between
         PXRE Delaware and Phoenix Investment Counsel, Inc. (Exhibit 10.29 to
         the Annual Report on


Exhibit
Number                                Description                                   Page
------                                -----------                                   ----
         Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1996
         (File No. 0-15428), and incorporated herein by reference).
10.7     Amended and Restated Investment Advisory Agreement between
         Transnational Reinsurance Company and Phoenix Investment Counsel, Inc.,
         dated November 8, 1993 (Exhibit 10.4 to Transnational Re Corporation's
         Annual Report on Form 10-K for the fiscal year ended December 31, 1993
         (File No. 0-22376) and incorporated herein by reference), as amended by the Amendment thereto, effective June 1, 1995 (Exhibit 10.11 to
         Transnational Re Corporation's Annual Report on Form 10-K for the
         fiscal year ended December 31, 1995 (File No. 0-22376) and incorporated herein by reference).
10.8     Amended and Restated Agreement Concerning Filing of Consolidated
         Federal Income Tax Returns dated as of August 23, 1993 between PXRE
         Delaware and PXRE Reinsurance Company (Exhibit 10.8 to the Annual
         Report on Form 10-K of PXRE Delaware for the fiscal year ended December
         31, 1993 (File No. 0-15428), and incorporated herein by reference);
         Addendum No. 2 dated November 10, 1994 to the PXRE Delaware Amended and
         Restated Agreement Concerning Filing of Consolidated Federal Income Tax
         Returns (Exhibit 10.22 to the Annual Report on Form 10-K of PXRE
         Delaware for the fiscal year ended December 31, 1994 (File No.
         0-15428), and incorporated herein by reference); and Addendum No. 3 dated as of December 11, 1996 to the PXRE Delaware Amended and Restated
         Agreement Concerning Filing of Consolidated Federal Income Tax Returns
         (Exhibit 10.22 to the Annual Report on Form 10-K of PXRE Delaware for
         the fiscal year ended December 31, 1996 (File No. 0-15428), and incorporated herein by reference).
10.9     Employee Stock Purchase Plan, as amended (Appendix A to PXRE Delaware's
         Proxy Statement dated April 23, 1993, and incorporated herein by reference). (M)
10.10    Executive Severance Plan. (M) *
10.11    1988 Stock Option Plan, as amended (Exhibit A to the first Prospectus forming part of PXRE Delaware's Form S-8 and S-3 Registration Statement
         dated June 21, 1990 (File No. 33-35521), and incorporated herein by reference). (M)
10.12    Restated Employee Annual Incentive Bonus Plan, as amended (Appendix A to PXRE Delaware's Proxy Statement dated April 27, 1999, and incorporated herein by reference).(M)
10.13    1992 Officer Incentive Plan, as amended (Appendix B to PXRE Delaware's
         Proxy Statement dated April 27, 1999 and incorporated herein by reference).(M)
10.14    Director Stock Option Plan (Appendix A to PXRE Delaware's Proxy
         Statement dated May 3, 1995, and incorporated herein by reference) and
         Amendment thereto made as of





--------

(M) indicates a management contract or compensatory plan or arrangement in which the directors and/or executive officers of PXRE participate.

Exhibit
Number                                Description                                   Page
------                                -----------                                   ----
         April 17, 1997 (Exhibit 10.25 to the Annual Report on Form 10-K of PXRE
         Delaware for the fiscal year ended December 31, 1997 (File No.
         0-15428), and incorporated herein by reference).(M)
10.15    Director Equity and Deferred Compensation Plan (Appendix C to PXRE
         Delaware's Proxy Statement dated April 30, 1997, and incorporated herein by reference).(M)
10.16    Non-Employee Director Deferred Stock Plan (Appendix A to PXRE
         Delaware's Proxy Statement dated April 12, 1991, and incorporated herein by reference).(M)
10.17    Management Agreement dated as of November 8, 1993 among PXRE
         Reinsurance Company, Transnational Re Corporation and Transnational
         Reinsurance Company (Exhibit 10.22 to the Annual Report on Form 10-K of
         PXRE Delaware for the fiscal year ended December 31, 1993 (File No.
         0-15428), and incorporated herein by reference), as amended by
         Amendment No. 1 thereto, dated December 1, 1994 (Exhibit 10.21 to the
         Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended
         December 31, 1994 (File No. 0-15428), and incorporated herein by reference).
10.18    Aggregate Excess of Loss Reinsurance Agreement dated as of November 8,
         1993 between PXRE Reinsurance Company, as reinsurer, and Transnational
         Reinsurance Company, as reinsured (Exhibit 10.23 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31,
         1993 (File No. 0-15428), and incorporated herein by reference).
10.19    Agreement and Plan of Merger dated as of August 22, 1996 between PXRE
         Delaware and Transnational Re Corporation, as amended by Amendment No.
         1 dated as of September 27, 1996 and Amendment No. 2 dated as of
         October 24, 1996 (Annex A to PXRE Delaware's Form S-4 Registration
         Statement dated October 30, 1996 (File No. 333-15087), and incorporated herein by reference).
10.20    Services Agreement dated as of December 11, 1996 between PXRE
         Reinsurance Company and Transnational Reinsurance Company (Exhibit
         10.20 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1996 (File No. 0-15428), and incorporated herein by reference).
10.21    Reinsurance Pooling Agreement, effective as of January 1, 1999, between
         PXRE Reinsurance Company and Transnational Insurance Company.*
10.22    Lease dated May 9, 1994 between Thornall Associates and PXRE Delaware
         (Exhibit 10.24 to the Annual Report on Form 10-K of PXRE Delaware for
         the fiscal year ended December 31, 1994 (File No. 0-15428), and incorporated herein by reference).
10.23    Lloyd's Deposit Trust Deed (Third Party Deposit) dated November 29,
         1996 between PXRE Limited and PXRE Reinsurance Company (Exhibit 10.32
         to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1997 (File No. 0-15428), and incorporated herein by reference).


Exhibit
Number                                Description                                   Page
------                                -----------                                   ----

10.24    Letter of Credit dated November 22, 1996 issued by The Chase Manhattan
         Bank by order of PXRE Reinsurance Company for the benefit of Lloyds
         (Exhibit 10.33 to the Annual Report on Form 10-K of PXRE Delaware for
         the fiscal year ended December 31, 1997 (File No. 0-15428), and incorporated herein by reference).
10.25    Lloyd's Security Trust Deed (Letter of Credit and Bank Guarantee) dated
         November 29, 1997 between PXRE Limited and Lloyds' (Exhibit 10.34 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1997 (File No. 0-15428), and incorporated herein by reference).
10.26    Operating Agreement of Cat Bond Investors, effective as of June 9, 1997 among Cat Bond Investors, Phoenix Home Life and PXRE Delaware (Exhibit
         10.35 to the Annual Report on Form 10-K of PXRE Delaware for the fiscal year ended December 31, 1997 (File No. 0-15428), and incorporated herein by reference).
10.27    Employment Agreement dated July 16, 1998 between PXRE Managing Agency
         Limited and Peter G. Butler (Exhibit 10.37 to the Annual Report on Form
         10-K of PXRE Delaware for the fiscal year ended December 31, 1998 (File
         No. 0-15428) and incorporated herein by reference). (M)
10.28    Employment Agreement dated June 8, 1998 between PXRE Delaware and
         Michael J. Toman (Exhibit 10.38 to the Annual Report on Form 10-K of
         PXRE Delaware for the fiscal year ended December 31, 1998 (File No.
         0-15428) and incorporated herein by reference). (M)
10.29    Employment Agreement dated April 14, 1999 between PXRE Reinsurance
         Company and Jeffrey Mayer (Exhibit 10.39 to PXRE Delaware's Form 10-Q
         for the quarterly period ended June 30, 1999 (File No. 0-15428) and incorporated herein by reference). (M)
11       Statement re: computation of earnings per share: (the information required by this exhibit is presented in the financial statements and notes thereto included in the Annual Report on Form 10-K of PXRE
         Delaware for the fiscal year ended December 31, 1998 (File No.
         0-15428), and incorporated herein by reference, and Quarterly Report on
         Form 10-Q of PXRE Delaware for the quarterly period ended June 30, 1999
         (File No. 0-15428), and incorporated herein by reference).
12       Statement re: computation of ratios: (attached hereto as Exhibit 12). *
21       Subsidiaries of the Registrant. Upon the effectiveness of the reorganization, PXRE Group will have the following subsidiaries: PXRE
         (Barbados) Ltd., a Barbados company; PXRE Reinsurance Ltd., a Bermuda insurance company; PXRE Delaware, a Delaware corporation; PXRE
         Reinsurance Company, a Connecticut insurance company; Transnational
         Insurance Company, a Connecticut insurance company; PXRE Capital Trust
         I, a Delaware statutory business trust; PXRE Limited., an English company (the sole member of PG Butler Syndicate 1224 at Lloyd's); PXRE
         Managing Agency Limited (the managing agency for PG Butler Syndicate
         1224 at Lloyd's); PXRE Trading Corporation, a Delaware corporation;
         TREX Trading Corporation, a Delaware corporation; PX/TX Associates, a
         Delaware general partnership (of which PXRE Trading and TREX Trading are the only partners); CAT Fund, L.P., a Delaware limited


Exhibit
Number                                Description                                   Page
------                                -----------                                   ----
         partnership (of which PX/TX Associates is the sole general partner and
         PXRE Trading and TREX Trading are the only limited partners); Cat Bond
         Investors L.L.C. (of which PXRE Delaware and Phoenix Home Life are the only members); PXRE Solutions Inc., a Connecticut corporation; PXRE
         Direct Underwriting Managers, Inc., a Connecticut corporation; and PXRE
         Underwriting Managers, Inc., a Virginia corporation.
23.1     Consent of PricewaterhouseCoopers as to financial statements of PXRE
         Group. *
23.2     Consent of PricewaterhouseCoopers LLP as to financial statements of
         PXRE Delaware. *
23.3     Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.3). *
23.4     Consent of Conyers Dill & Pearman (included in Exhibit 5 and Exhibit
         8.1). *
23.5     Consent of Chancery Chambers (included in Exhibit 8.2). *
27       Financial Data Schedule. (Exhibit 27 included in electronic filing only).*
99.1     Form of proxy for the Special Meeting of Stockholders of PXRE
         Delaware.*


--------

*  Filed herewith





                       STATEMENT OF DIFFERENCES

The section symbol shall be expressed as...................................'SS'